NO-QUOTE / NON-PRECEDENTIAL

DATE: As of March 20, 2006
SUBJECT: STAN LEE /
PRODUCER / OVERALL DEAL

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (“Agreement”), dated as of March 20, 2006, sets for the terms and conditions of the agreement between SILVER CREEK PICTURES, INC. (“Silver Creek”) and POW! ENTERTAINMENT, INC. (“Lender”) for (a) submission by Stan Lee (“Artist”), on an exclusive “first look” basis, of any and all ideas, materials and/or properties (“Property[ies]”, as defined in Paragraph I.E.1. below) owned or controlled by Lender or Artist that Artist is interested in developing in any medium or media, as more particularly described below; and (b) the producing services of Artist in connection with the development, production and distribution of such Properties in any medium or media, including but not limited to by means of live action and/or animated theatrical motion pictures, direct-to-video (“DTV”) motion pictures (each individually and/or collectively, as the context may require, a “Picture”), television motion pictures, stage play project(s), internet project(s), theme park project(s), video and/or computer game project(s), wireless and/or mobile projects and/or any and all other projects to be designated hereunder (“Non-Picture Projects”).

I.           OVERALL

A.           CONDITION PRECEDENT

Silver Creek shall have no obligation to perform hereunder unless and until Silver Creek receives an executed original of this Agreement (including all Exhibits attached hereto) (in form and substance acceptable to Silver Creek).

B.           PARTIES

The services of Artist are being furnished to Silver Creek by Lender.  Consequently, all services and obligations to be performed hereunder by Artist shall be deemed to be performed by Artist at the direction of Lender and all compensation and other payments for the performance of such services and obligations shall be paid by Silver Creek to Lender.  All warranties and representations made by either Lender and/or Artist shall be deemed made in addition by the other, and at the election of Silver Creek a breach of this Agreement by Lender and/or Artist shall be deemed a breach by both.

C.           TERM

1.           Initial Term.  The term of this Agreement shall commence as of the date hereof and shall continue for a period of one (1) year (“Initial Term”) following satisfaction of the Conditions Precedent set forth in Paragraph I.A. above, subject to suspension and extension as provided in Paragraph G. of Silver Creek's Producer or Director/Loan-Out Standard Terms and Conditions (the "Standard Terms") (which is attached hereto and incorporated herein by this reference).

NO-QUOTE / NON-PRECEDENTIAL

2.           Optional Term.  Silver Creek shall have an exclusive and irrevocable option (“Option”), exercisable by written notice to Lender not later than thirty (30) days prior to the end of the Initial Term, to extend the Initial Term for an additional one (1) year period (the “Optional Term”) commencing upon expiration of the Initial Term, subject in all respects to Silver Creek’s right to suspend and extend the Optional Term as provided in the Standard Terms.

3.           “Term” Defined.  The Initial Term and the Optional Term may each be individually and/or collectively (as applicable) referred to as the “Term.”

D.           PRODUCING SERVICES/EXCLUSIVITY

Subject to Paragraph III.F., below, Lender shall provide the producing services of Artist to personally render all services customarily rendered by individual producers in the motion picture industry or other applicable entertainment industry in connection with the development, pre-production, production and post-production of each Picture or Non-Picture Project hereunder, and as otherwise required by Silver Creek, which services shall be on a non-exclusive basis to Silver Creek during the Term, provided that Artist’s services on behalf of any third party, on behalf of Lender or on Artist’s own account, shall not materially interfere with the timely performance of Lender’s and Artist’s services and obligations hereunder.

E.           EXCLUSIVE FIRST LOOK

1.           General.  During the Term, Lender and Artist shall submit to Silver Creek on a sole and exclusive “first look” basis, any and all ideas, materials and/or properties as to which Lender and/or Artist (or any company substantially owned or controlled by Lender and/or Artist) owns or controls or has any title or interest (by option, turnaround right or otherwise) and/or any property which Lender and/or Artist is interested in developing as the basis for a Picture or Non-Picture Project hereunder (“Property” or “Properties”); provided, however, that Lender and Artist shall use reasonable best efforts to submit to Silver Creek any Property that is jointly controlled by Lender and/or Artist, on the one hand, and a third party, on the other hand (a “Jointly Controlled Property”); provided, however, that Lender or Artist’s failure to submit a Jointly Controlled Property to Silver Creek shall not be deemed a breach of this Agreement so long as Lender or Artist used such reasonable best efforts to submit such Jointly Controlled Property to Silver Creek.  “First Look” shall mean that any and all Properties shall be submitted solely and exclusively to Silver Creek before such Properties are submitted to any other person or entity.  It is of the essence of this Agreement that Artist shall not submit any Property to any person or entity other than Silver Creek during the Term without first submitting such Property to Silver Creek.  The term “Property” (or “Properties” as the context may require) shall mean and include ideas, concepts, storyboards, artwork, illustrations, outlines, stories, articles, treatments, screenplays, teleplays, stageplays, books and/or other dramatic, literary or musical materials, characters or projects of any kind or nature and in any form.

NO-QUOTE / NON-PRECEDENTIAL

2.           Submissions.  All Property(ies) shall be submitted to a designated Silver Creek Creative Executive in written form; provided, however, that Artist (at Artist’s election) may orally “pitch” a Property to Silver Creek, provided Artist follows up such oral “pitch” with a written memorialization detailing the contents of such “pitch,” including a clear delineation of storyline and characters, and the date Silver Creek receives such written memorialization shall be deemed the date of such submission.  A Property submitted by Artist may hereinafter be referred to as an “Artist-Submitted Property.”  At the time any Property is submitted to Silver Creek, Artist shall advise Silver Creek in writing of any and all terms of which Artist is aware pertaining to the acquisition or option of such Property and the identity of third parties who may possess rights in the Property (e.g., producers, actors, directors attached to such Property, etc.), if any, and unless specifically disclosed to Silver Creek in such written submissions, Lender and Artist represent and warrant to Silver Creek that any Property submitted hereunder shall be unencumbered by any obligation whatsoever to any third party (including any turnaround, right or lien).  If Silver Creek accepts any Artist-Submitted Property for development, then (a) Lender and Artist shall assign to Silver Creek, in documents acceptable in form and substance to Silver Creek, all right, title and interest in such Property (including without limitation any and all written and/or other material [e.g., outlines, written memorializations of “pitches”, storyboards, artwork, illustrations and any other material] that constitute such Property) (subject only to any third party rights or obligations that Lender and/or Artist disclosed to Silver Creek in writing at the time of submission of the Artist-Submitted Property to Silver Creek, and to which Silver Creek agrees), in all media now known or hereafter devised throughout the universe in perpetuity, in consideration of the sum of Ten Thousand Dollars ($10,000) (the “Rights Payment”), the sufficiency of which is hereby acknowledged by Lender and Artist (provided, however, in the event that Silver Creek desires to accept a Jointly Controlled Property hereunder, the following shall apply: [i] if the Jointly Controlled Property is based upon a previously existing written work (i.e., a completed written work, as opposed to a mere outline, notes or the like), then Silver Creek shall negotiate with the applicable third party[ies] [within Silver Creek’s standard parameters] for its/their rights in and to such Jointly Controlled Property; [ii] if the Jointly Controlled Property is based upon an idea [for which there is no pre-existing written material other than an outline, notes or the like], then Lender and Artist agree that the Rights Payment set forth above is sufficient consideration for all rights in and to such Jointly Controlled Property [including all third party rights], and Lender and Artist are and shall be solely responsible and liable for any payments to which the applicable third party[ies] jointly controlling such Joint Controlled Property may be entitled; and [iii] no Rights Payment shall become due and payable hereunder unless and until Silver Creek has entered into an agreement with the applicable third party[ies] for its/their rights in and to such Jointly Controlled Property [in form and substance acceptable to Silver Creek]).  Any and all Rights Payment(s) shall be fully applicable against and deducted from the Overhead Allowance payable pursuant to Paragraph III.G. below, and the Overhead Allowance shall be applicable against any such Rights Payment(s), such that any Rights Payment(s) shall accrue and become payable as the Overhead Allowance accrues and becomes payable, according to the terms of Paragraph III.G. below; and (b) Lender shall provide the services of Artist to render such services in connection with such Property as designated by Silver Creek in accordance with the terms of this Agreement and Lender will be entitled to the compensation set forth below, as applicable.

NO-QUOTE / NON-PRECEDENTIAL

3.           Completed Scripts.  Properties to be submitted exclusively to Silver Creek during the Term shall include, without limitation, any completed screenplays , stageplays and/or teleplays written in whole or in part by or on behalf of Artist (“Completed Scripts”).  Lender and Artist represent and warrant that all Completed Scripts are set forth on Exhibit “A” attached hereto and incorporated by this reference.  Lender shall submit any Completed Script to Silver Creek within ten (10) business days of Lender’s and Artist’s signature hereof.  If Silver Creek desires to option, license and/or acquire any right, title or interest in or to any such Completed Script, then Silver Creek shall negotiate in good faith (within Silver Creek’s standard parameters) with respect thereto, and Silver Creek shall also have the Right of Last Refusal (as set forth and defined below) in connection therewith.  The term “Right of Last Refusal” means that if Lender and Silver Creek fail to reach an agreement after good faith negotiations and thereafter Lender (when permitted after the expiration of the Term) makes and/or receives any bona fide offer in connection with the applicable Completed Script, or any interest therein, and Lender proposes to accept such offer, Lender shall notify Silver Creek, by registered mail or telegram, of such offer, the name of the offerer, the proposed financial terms and other material terms of such offer.  During the period of ten (10) business days following Silver Creek’s receipt of such notice, Silver Creek shall have the exclusive option to option, license and/or acquire the applicable Completed Script and/or engage Artist’s services in connection therewith, as the case may be, on the same financial terms and such other terms as are set forth in such notice.  If Silver Creek elects to exercise said option, Silver Creek shall notify Lender and/or Artist of the exercise thereof within said ten (10) business day period, otherwise Lender shall be free to accept said bona fide offer; provided, that if any such proposed exercise or disposition is not consummated within sixty (60) calendar days following the expiration of said ten (10) business day period, Silver Creek’s option shall revive and shall apply to each and every further offer or offers at any time received by Lender and relating to the applicable Completed Script; provided, further, that Silver Creek’s option shall continue in full force and effect, upon all the terms and conditions of this Paragraph I.E., so long as Lender and/or Artist retain any right, title or interest in or to the applicable Completed Script and provided, further, that Silver Creek’s option shall inure to the benefit of Silver Creek, its successors and assigns, and shall bind Lender and Artist and their respective successors and assigns.

NO-QUOTE / NON-PRECEDENTIAL

4.           Rejected Property(ies)/Third Party Picture(s).  A Property shall be deemed rejected by Silver Creek if by the end of the twenty (20) business day period (as may be reducible to not less than ten [10] business days for a “Hot Property”, as defined in Paragraph I.E.6. below) following Artist’s submission of a Property to Silver Creek (provided that the applicable  period set forth immediately above shall be extended as reasonably required for Silver Creek to examine, clarify, negotiate or prepare documents in connection with either the chain-of-title for the underlying rights or any unusual problems relating to such Property), it has not been accepted for development by Silver Creek (“Rejected Property”).  After rejection of a Rejected Property, Artist may submit such Rejected Property to third parties; provided, however, that if at any time there are any changes or additions to the elements (“Changed Elements”) to the applicable Rejected Property after it has been rejected by Silver Creek (e.g., a material change in storyline, or a change in a writer, actor, producer or director tied to such Rejected Property when same was rejected by Silver Creek, any addition of any writer, actor, producer or director, a change in the medium in which the Property is being developed, or any change in financial terms in connection with such Property) and prior to such Rejected Property being set up for development, production or otherwise with a third party, then Artist shall resubmit such Rejected Property to Silver Creek prior to submission to any third party, and Silver Creek shall have the time periods set forth in this Paragraph I.E. to accept the same for development.

5.           Silver Creek-Submitted Properties.  Silver Creek shall have the right, but not the obligation, to submit Properties (“Silver Creek-Submitted Properties”) to Lender hereunder for Artist to produce during the Term.

6.           Acceptance of Properties.  Silver Creek shall have twenty (20) business days following the date of submission of any Artist-Submitted Property (provided, however, that the foregoing twenty [20] business day period shall be reduced to not less than ten [10] business days for an Artist-Submitted Property upon Silver Creek’s receipt from Artist of written notice stating that such twenty [20] business day period must be reduced as aforesaid due to particular time exigencies with respect to such Artist-Submitted Property, which time exigencies shall be specifically set forth in such notice [a “Hot Property”]) to advise Artist whether or not Silver Creek elects to accept same for development, and Artist shall have ten (10) business days following the date of the submission of a Silver Creek-Submitted Property to advise Silver Creek whether or not Artist accepts same for development.  The “date of submission” of an oral submission/“pitch” will be deemed to be the date Silver Creek receives the written submission referred to in Paragraph I.E.2., above.  If Silver Creek considers accepting an Artist-Submitted Property, such twenty (20) business day period, as applicable, shall be extended as reasonably required for Silver Creek to examine, clarify, negotiate or prepare documents in connection with either the chain of title for the underlying rights (including without limitation any documents with respect to third party rights in any Jointly Controlled Property, as referenced in Paragraph I.E.2. above) or any usual problems relating to any such Property and such extension shall in no way obligate Silver Creek to actually accept such Artist-Submitted Property.

NO-QUOTE / NON-PRECEDENTIAL

7.           Rejected Properties; Ownership.  Artist shall retain all right, title, and interest in any Artist-Submitted Property submitted to Silver Creek by Artist hereunder which is rejected by Silver Creek (as opposed to a Property submitted by Artist to Silver Creek which is accepted for development by Silver Creek and later abandoned, or a Property submitted by Silver Creek to Artist, whether or not said Property is accepted for development, all of which shall remain the property of Silver Creek).

8.           Rejected Properties; Services to Third Parties.  If a property is deemed a Rejected Property under Paragraph I.E.4. above, and provided there are no Changed Elements, then Artist shall be allowed to provide services on such Rejected Property to a third party on a non-exclusive basis, provided that Artist’s services on behalf of such third party, on behalf of Lender or on Artist’s own account, shall not materially interfere with the timely performance of Artist’s services and obligations hereunder.

9.           Excluded Projects.  Inasmuch as Lender and Artist represent that the projects listed in Exhibit “B” (the “Excluded Projects”) (attached hereto and incorporated herein by reference) are properties that were “set up” for development and/or production elsewhere prior to the date of this Agreement; then such Excluded Projects shall be excluded from Artist’s exclusive First Look obligations under Paragraph I.E.1. above.

10.           Cartoonists Local #839.  If and to the extent Artist's services hereunder are performed under the jurisdiction of Motion Picture Screen Cartoonists Local #839, I.A.T.S.E., then (a) all applicable provisions of that Collective Bargaining Agreement with said Local #839 (the "Cartoonists Agreement"), including but not limited to the provisions therein relating to probation periods, shall be deemed by this reference to be incorporated and made a part of this Agreement and shall supersede any conflicting provisions contained herein; (b) the compensation payable hereunder is inclusive of any required sums payable to Artist or on Artist's behalf under the Cartoonists Agreement; and (c) to the extent the following requirement shall be lawful, Artist agrees that Artist is or shall become a member in good standing of said Local #839 if and as required by the Cartoonists Agreement, and if Artist fails or refuses to meet such requirements, Silver Creek shall have the right at any time thereafter to terminate Silver Creek’s obligations under this Agreement.

NO-QUOTE / NON-PRECEDENTIAL

F.           THIRD PARTY PRODUCERS

Lender acknowledges that if Artist involves a third party in a producing capacity (e.g., as a co-producer, co-executive producer, associate producer, producer or executive producer, etc.) on a Property or submits a Property which has such a third party attached, then (unless otherwise agreed to in writing by a Silver Creek Business Affairs Executive) all cash and contingent sums payable to such third party including, without limitation, development fees, if any, shall be the sole responsibility of Lender and shall be borne by Lender from amounts otherwise payable to Lender hereunder.  In the event that Artist renders producing services hereunder in connection with a Picture or Non-Picture Project based on a Silver Creek-Submitted Property to which another producer or executive producer is already attached, Artist’s assignment to such Picture or Non-Picture Project (as applicable) shall be subject to the parties negotiating the appropriate modifications to such third party producer’s applicable pre-existing agreement and/or this Agreement.

G.           POST-TERM SERVICES

If after expiration of the Term, Silver Creek elects to proceed with the development and/or production of a Picture or Non-Picture Project on which Artist’s development services were commenced during the Term, Lender shall cause Artist to continue to render services hereunder until such project is either abandoned or Artist’s services are completed in accordance with the terms and conditions of this Agreement.  Artist’s post-Term executive producing services shall commence as set forth in Paragraph II.B.2.a. through II.B.2.e. below for the applicable services, and continuing until Delivery (as defined in Paragraph III.D., below) of such completed Picture (including required television coverage as required by Silver Creek) to Silver Creek, or delivery of such Non-Picture Project to Silver Creek in accordance with the delivery terms applicable thereto as set forth herein below.

II.           MOTION PICTURE AND OTHER MEDIA PRODUCING SERVICES

A.           ABANDONMENT / TURNAROUND / PROGRESS TO PRODUCTION

1.           Abandonment. Silver Creek may (at its sole discretion) abandon a Picture or Non-Picture Project at any time.

2.           Live-Action, Theatrical Pictures – Turnaround.  If Silver Creek elects to abandon a Picture based on an Artist-Submitted Property that has been accepted for development hereunder as a live-action, theatrical motion picture, then Silver Creek shall grant to Lender an eighteen (18)-month turnaround commencing upon Silver Creek’s written notice to Lender of such abandonment in accordance with Silver Creek’s Exhibit “T,” which is attached hereto and incorporated by this reference.  Neither Lender nor Artist shall have any turnaround rights in (a) any Artist-Submitted Property that has been accepted for development other than as a live-action, theatrical motion picture (e.g., Artist shall not have any turnaround right in an Artist-Submitted Property developed as an animated motion picture, whether for theatrical or DTV release or for television), or (b) any Picture or Non-Picture Project based on a Silver Creek-Submitted Property, and any such Picture(s) or Non-Picture Project(s) may be abandoned without further obligation to Lender and/or Artist except for the payment when due of any compensation already earned, accrued and payable pursuant to the terms hereof.

NO-QUOTE / NON-PRECEDENTIAL

3.           Progress to Production – Live-Action Theatrical Motion Pictures.  With respect to an Artist-Submitted Property accepted for development as a live-action theatrical Picture only, and provided that Silver Creek has not elected (in its sole discretion) to proceed with production of such Picture, if for a consecutive nine (9) month period (which nine [9] month period shall be tolled for and during the time of any and all event[s] of force majeure), there is no active development of the Picture (e.g., no writing services requested, and Silver Creek is not engaged in negotiations with respect to further writing services, principal casting, or budgeting, taking location surveys, scheduling, planning, or other activity similar to any of the foregoing with respect to the Picture), then, upon written notice from Lender or Artist to Silver Creek, Silver Creek shall have ninety (90) days thereafter (which ninety [90] day period shall be tolled for and during the time of any and all event[s] of force majeure) to resume active development of the Picture or to elect to proceed with production of the Picture, or the Picture shall be deemed abandoned pursuant to Paragraph II.A.1. above.  This Paragraph II.A.3. shall not apply if any such inactivity (as described herein) is the result of a dispute or disagreement between Artist (or Lender) and Silver Creek.

B.           THEATRICAL, DIRECT-TO-VIDEO AND TELEVISION DEVELOPMENT / PRODUCTION SERVICES

1.           Development Services.  For good and valuable consideration, including without limitation the Overhead Allowance payable pursuant to the terms and condition of Paragraph III.G. below, the receipt and sufficiency of which is hereby acknowledged, if Silver Creek accepts an Artist-Submitted Property for development as a theatrical motion picture, DTV motion picture, television productions (e.g., a pilot, a series, a telefilm [i.e., any motion picture intended for initial exhibition on television, such as a movie-of-the-week] or a mini-series [collectively, "Television Production(s)"]), stage project, internet or wireless project, theme park project, video game project, or project in any other medium or media, whether live-action, animated or otherwise hereunder, or if a Silver Creek-Submitted Property is accepted by Artist for development as a Picture in any of the foregoing media hereunder, then, subject to Paragraph III.F. below, Lender shall cause Artist to personally supervise the writing services of all screenwriters employed by Silver Creek in connection with the development of the Picture(s) or Non-Picture Project, as applicable, and render all development and pre-production services customarily rendered by a producer in the motion picture, television, direct-to-video or other entertainment medium (as applicable), as required by Silver Creek, provided that such services shall consist principally of: character generation and design; development of concept, story and treatment; collaboration with other producers, the director, actors and any other persons engaged by Silver Creek; and the storyboarding of a Picture.  Artist's development and pre-production services shall be non-exclusive, in connection with the development of the Picture(s) or Non-Picture Project(s); provided that Artist's services to third parties or on Lender’s or Artist's own account shall not materially interfere with Artist's services hereunder.  For any Artist-Submitted Property accepted for development hereunder, Silver Creek shall determine (in its sole discretion) whether to develop, produce and/or release any Picture based on such Property as a “Walt Disney” release, a “Touchstone” (or “Hollywood”) release or a “Miramax” or another release.

NO-QUOTE / NON-PRECEDENTIAL

2.           Producing Services.  If Silver Creek (in its sole discretion) elects to proceed with production of a Picture as a live-action theatrical motion picture, a live-action DTV motion picture, or a live-action Television Production, or if Silver Creek (in its sole discretion) elects to commence element production of sequences of a Picture as an animated theatrical motion picture, an animated DTV motion picture or an animated Television Production, then, subject to Paragraph III.F. below, Lender shall furnish the services of Artist to personally render all services outlined in Paragraph II.B.1. above, in connection with the pre-production, production and post-production of such Picture, and as otherwise required by Silver Creek.  The services of Artist shall commence as set forth in Paragraphs II.B.2.a. through II.B.2.e. below and shall continue on an as-needed basis through production of the Picture or Non-Picture Project; thereafter, Artist shall render publicity services as set forth below in connection with Silver Creek’s marketing efforts in connection with the release (“Release”) of the applicable Picture or Non-Picture Project.  Artist’s services during production shall at all times be on a non-exclusive basis to Silver Creek (or its assignee or designee), provided, however, that any services which Artist may render for Lender, on Artist's own behalf or for third parties shall not materially interfere with the timely performance of Artist's services and obligations hereunder.  If Silver Creek so requests, Lender shall cause Artist to render all services in connection with publicity concerning the applicable Picture or Non-Picture Project as, when, and where requested by Silver Creek, subject only to Artist’s unavailability due to then-prior conflicting contractual professional commitments in the entertainment industry, provided that Artist will use best efforts to be available to render such services according to the schedule proposed by Silver Creek.  Time is of the essence in connection with all producing services hereunder.

a.           Live-Action Theatrical Motion Picture(s).  With respect to live-action, theatrical motion pictures, the services of Artist shall commence eight (8) weeks prior to the commencement of principal photography of such Picture and continue through Release (as defined in Paragraph II.B.2. above) of such Picture.

b.           Animated Theatrical Motion Picture(s).  With respect to animated theatrical motion pictures, the services of Artist shall commence upon pre-production of such Picture and continue through Release (as defined in Paragraph II.B.2. above) of such Picture.

NO-QUOTE / NON-PRECEDENTIAL

c.           Live Action DTV Motion Picture(s).  With respect to live-action, DTV motion pictures, the services of Artist shall commence four (4) weeks prior to the commencement of principal photography of the Picture and continue through Release (as defined in Paragraph II.B.2. above) by Artist of the Picture.

d.           Animation DTV Motion Picture(s).  With respect to animated DTV motion pictures, the services of Artist shall commence upon pre-production of such Picture and continue through Release (as defined in Paragraph II.B.2. above) of such Picture.

e.           Telefilms.

(i)           Live Action.  With respect to live-action telefilms, the producing services of Artist shall commence four (4) weeks prior to the start of principal photography and continue through Release  of the telefilm on the applicable television network.

(ii)           Animation.  With respect to animated telefilms, the producing services of Artist shall commence upon Silver Creek’s receipt and acceptance of a non-contingent written order for production of the telefilm and continue through Release of the telefilm on the applicable television network.

f.           Original Television Pilot/Series.

(i)           Live Action.  With respect to live action series television, Lender shall furnish Artist to render non-exclusive services (provided, however, that any services which Artist may render for Lender, on Artist's own behalf or for third parties shall not materially interfere with the timely performance of Lender’s and Artist's services and obligations hereunder) as a producer in connection with an original live action pilot(s) and/or original live action series project as follows:

(A)          Pilot Services.  Subject to Paragraph III.F. below, Lender shall cause Artist to fully perform all producing services and material obligations required hereunder in connection with any pilot(s) (each an “Original Pilot”).  If Silver Creek commences Artist’s services on said Original Pilot during the Term but the Term expires prior to Artist’s completion of such services, then notwithstanding such expiration, Artist will complete such services hereunder.

(B)           Series Services.  Subject to Paragraph III.F. below, Lender shall cause Artist to fully perform all producing services and material obligations required hereunder in connection with any original series based on an Original Pilot (each an “Original Series”).  If Silver Creek commences Artist’s services on said Original Series during the Term but the Term expires prior to Artist’s completion of such services, then notwithstanding such expiration, Artist shall continue to render services as required by Silver Creek hereunder for up to one (1) additional year.

NO-QUOTE / NON-PRECEDENTIAL

(ii)           Animation.  With respect to animated television series, subject to Paragraph III.F. below, Lender shall furnish the services of Artist to render non-exclusive (provided, however, that any services which Artist may render for Lender, on Artist's own behalf or for third parties shall not materially interfere with the timely performance of Lender’s and Artist's services and obligations hereunder) producing services in animated television series production as required hereunder. Artist shall render said producing services as follows:

(A)           Pilot Services.  Subject to Paragraph III.F. below, Lender shall cause Artist to fully perform all producing services and material obligations required hereunder in connection with an Original Pilot.  If Silver Creek commences Artist’s services on said Original Pilot during the Term but the Term expires prior to Artist’s completion of such services, then notwithstanding such expiration, Artist will complete such services hereunder.

(B)           Series Services.  Subject to Paragraph III.F. below, Lender shall cause Artist to fully perform all producing services and material obligations as required hereunder in connection with any Original Series based on an Original Pilot.  If Silver Creek commences Artist’s services on said Original Series during the Term but the Term expires prior to Artist’s completion of such services, then notwithstanding such expiration, Artist shall continue to render services as required by Silver Creek hereunder for up to one (1) additional year.

C.           PRODUCING COMPENSATION - ARTIST SUBMITTED PROPERTIES

1.           Theatrical Motion Picture(s).  If a Picture based on an Artist-Submitted Property is produced and released as a feature-length theatrical motion picture, either live-action or animated (as applicable), then, subject to Artist’s full performance of all producing services and material obligations hereunder, and provided the Condition Precedent set forth in Paragraph I.A. above has been satisfied, and neither Lender nor Artist is in breach or default of a material term or condition hereunder, Lender shall be entitled to receive the applicable fixed compensation and the applicable contingent payments and/or box office bonus(es) (“Box Office Bonus[es]”) set forth below:

NO-QUOTE / NON-PRECEDENTIAL

a.           Live-Action Picture(s).

i.            Fixed Compensation.  The flat sum of $450,000 (the “Live-Action Theatrical Fixed Compensation”), less an amount equal to one-half (1/2) of the aggregate Overhead Allowance paid or payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), which Live-Action Theatrical Fixed Compensation shall not be payable hereunder unless and until the applicable amount of the Overhead Allowance is recouped pursuant to Paragraph III.H.1. below.  The Live-Action Theatrical Fixed Compensation shall accrue and become payable to Lender as follows:

(A)          20% in equal weekly installments during the eight (8) weeks prior to the start of principal photography of the applicable Picture, if ever;

(B)           60% in equal weekly installments over the scheduled period of principal photography of the applicable Picture;

(C)           10% upon completion of dubbing and scoring; and

(D)           10% on Delivery of the completed applicable Picture to Silver Creek (including coverage for television as set forth in Paragraph III.D. below).

Said Live-Action Theatrical Fixed Compensation is an all-inclusive flat fee and no additional compensation shall be payable by reason of overtime, weekend work, holidays, etc.  Lender shall become “pay-or-play” for the Live-Action Theatrical Fixed Compensation set forth in this Paragraph II.C.1.a.i. for the applicable Picture upon the last to occur of:  (A) satisfaction of the Condition Precedent set forth in Paragraph I.A. above; (B) written notice to Lender or Artist from a Silver Creek Business Affairs Executive that Silver Creek has elected to proceed with production of the applicable Picture; (C) written designation to Lender or Artist from a Silver Creek Business Affairs Executive of the start date for the applicable Picture; (D) Silver Creek’s validation and approval of an “all-in” final budget for the applicable Picture; and (E) such time that the two (2) principal actors on the Picture become unconditionally “pay-or-play” for their respective fixed compensation in connection with the Picture.

NO-QUOTE / NON-PRECEDENTIAL

ii.           Live-Action Theatrical Box Office Bonuses.

(A)          The flat sum of $150,000 at such time, if ever, that the domestic (i.e., U.S. and Canada) theatrical box office gross receipts of the Picture, as reported in Daily Variety (“DBO Receipts”) equal or exceed an amount equal to two and one-half (2-1/2) times the “Negative Cost” of the Picture (as defined in Paragraph II.C.1.a.iv.(E) below) (the “Theatrical DBOR Trigger Point”);Silver Creek

(B)           The additional flat sum of $250,000 at such time, if ever, that the DBO Receipts (as defined in Paragraph II.C.1.a.ii.(A) above) of the Picture equal or exceed an amount equal to the combined total of: (A) the Theatrical DBOR Trigger Point (as defined in Paragraph II.C.1.a.ii.(A) above); plus (B) $25,000,000;

(C)           The additional flat sum of $250,000 at such time, if ever, that the DBO Receipts (as defined in Paragraph II.C.1.a.ii.(A) above) of the Picture equal or exceed an amount equal to the combined total of: (A) the Theatrical DBOR Trigger Point (as defined in Paragraph II.C.1.a.ii.(A) above); plus (B) $50,000,000;

(D)           The additional flat sum of $250,000 at such time, if ever, that the DBO Receipts (as defined in Paragraph II.C.1.a.ii.(A) above) of the Picture equal or exceed an amount equal to the combined total of: (A) the Theatrical DBOR Trigger Point (as defined in Paragraph II.C.1.a.ii.(A) above); plus (B) $100,000,000;

(E)           The additional flat sum of $250,000 at each time, if ever, that DBO Receipts (as defined in Paragraph II.C.1.a.ii.(A) above) of the Picture equal or exceed an amount equal to the combined total of: (A) the Theatrical DBOR Trigger Point (as defined in Paragraph II.C.1.a.ii.(A) above); plus (B) an additional $25,000,000 (i.e., at Theatrical DBOR Trigger Point plus $125,000,000; at Theatrical DBOR Trigger Point plus $150,000,000 in DBO Receipts; at Theatrical DBOR Trigger Point plus $175,000,000, and so on).

iii.           Live-Action Theatrical Merchandising Royalty.  If a Picture is produced and released hereunder as a live-action theatrical motion picture, and subject to Lender’s and Artist’s full performance of all services and material obligations hereunder, and provided neither Lender nor Artist is in breach or default of a material term or condition hereunder, then Lender shall be entitled to receive the following merchandising royalty (“Live-Action Theatrical Merchandising Royalty”) with respect to merchandising based upon the applicable Picture; provided, however, Silver Creek shall first be entitled to recoup from the following Merchandising Royalty one-half (1/2) of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraphs II.C.1.a.i. and/or II.C.1.a.ii. above and/or Paragraph III.H. below), and the set forth herein below shall not be payable unless and until such unrecouped Overhead Allowance is first recouped hereunder:

NO-QUOTE / NON-PRECEDENTIAL

(A)           Live-Action Theatrical Merchandising Royalty.  An amount equal to 2-1/2% of 100% of WDP’s “Net Merchandising Income” (as defined in Paragraph II.C.1.a.iv.(H) below), if any, of the Picture, from “first dollar” of Net Merchandising Income, if any.

(B)           Lender’s contingent ancillary payment shall be inclusive of any amounts payable to Lender for the services of Artist (other than as a producer) in connection therewith pursuant to any applicable guild agreements (which shall be deemed paid at the minimum applicable payment required).

iv.           Definitions.  The following definitions shall apply:

(A)           “Contingent Proceeds” as referenced herein shall be defined, computed, accounted for and paid in accordance with Silver Creek’s Exhibit “CB.”

(B)           “Defined Receipts” as referenced herein shall be defined, computed and accounted for in accordance with Silver Creek’s Exhibit “DRCB.”

(C)           “Adjusted Defined Receipts” as referenced herein shall be defined, computed, accounted for and paid in accordance with Silver Creek’s Exhibit “DRCB,” and is defined as the Defined Receipts specified in Paragraph 1.1.A. of Schedule 1 thereof (subject to the exclusions set forth in Paragraph 1.1.B. of Schedule 1 thereof), less the deductions set forth in Paragraph 1.1.C. of Schedule 1 thereof, but substituting theatrical reissue costs in place of the theatre level advertising expenses set forth in Paragraph 1.1.C.1. of Schedule 1 thereof (i.e., costs incurred in connection with conversions, checking, collections, residuals, trade dues, licenses, taxes and theatrical reissue costs).

(D)           Intentionally omitted.

NO-QUOTE / NON-PRECEDENTIAL

(E)           “Negative Cost” shall be defined as the sum of: (i) the “Cost of Production” as defined in Paragraph 1.5 of Schedule 1 of Exhibit “CB,” attached hereto and incorporated herein by this reference, of the Picture; (ii) the funding charge (“Funding Charge”) as set forth in Paragraph C of Exhibit “CB,” and (iii) an additional fifteen percent (15%) of the Cost of Production (the “15% Charge”) as set forth in Paragraph D of Exhibit “CB”; provided, however, with respect to any reference to a multiple of Negative Cost (i.e., as set forth in Paragraph II.C.1.a.ii.[A], the Theatrical DBOR Trigger Point, defined as an amount equal to two and one-half [2-1/2] times Negative Cost), the multiplier shall be applied only to the Cost of Production and not to the Funding Charge or the 15% Charge, each of which shall be included only once.  Accordingly, “two and one-half (2-1/2) times the Negative Cost” shall be calculated as an amount equal to the sum of the following: (X) two and one-half (2-1/2) times the Cost of Production; (Y) an amount equal to the Funding Charge; and (Z) an amount equal to the 15% Charge.

(F)           Intentionally omitted.

(G)           Intentionally omitted.

(H)           “Net Merchandising Income”.  With respect to items of merchandising (including Interactive Product, as defined in Paragraph II.F.1.c.ii below [except in the event Lender is entitled to an Interactive Product Royalty pursuant to the terms of Paragraph III.F. below, in which event no Interactive Product shall be included hereunder for purposes of calculating Net Merchandising Income] and other products and services) and book publication (including children’s storytelling recordings, as distinguished from soundtrack records, but excluding souvenir programs and similar publications) based on the applicable Picture, “Net Merchandising Income” as used herein shall mean as follows:

(i)           For items sold by a licensee of WDP, the royalties WDP receives from such licensee that are remaining after WDP first deducts (a) a percentage deduction of thirty-five percent (35%) (inclusive of subdistributor fees); and fifteen percent (15%) plus any subdistributor’s fees for any book novel; and (b) any out-of-pocket costs and royalties to third parties (including any royalty granted to Lender for the services of Artist in any capacity other than as producer); or

(ii)           For items sold by WDP at the wholesale or retail level, at WDP’s discretion, an amount equal to either (a) seven percent (7%) of the wholesale price of such items sold by WDP at the wholesale level (less a reasonable allowance for returns); or (b) seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by WDP at the retail level (less a reasonable allowance for returns) after WDP first deducts (i) a percentage deduction of thirty-five percent (35%); and fifteen percent (15%) with respect to any book novel; and (ii) out-of-pocket costs and royalties to third parties (including any royalty granted to Lender for the services of Artist in any capacity other than as producer).

NO-QUOTE / NON-PRECEDENTIAL

(iii)           In no event shall any items of merchandise be treated as falling under both provisions (i) and (ii) above.

(iv)           Posters furnished exhibitors for display or promotion, advertisements, jackets of video discs and cassettes and phonorecords, printed programs and novelizations of the story of a Picture and other publications relating to a Picture, soundtrack recordings from the Picture, and distribution of promotional material and exhibition of any "trailer" or “Featurette” (as defined in Paragraph III.Q. below) for the Picture, and the aforementioned usages, shall not be considered “merchandise” and accordingly neither Lender nor Artist shall be entitled to any royalty hereunder in connection therewith.

v.           Fair Compensation.  Lender and Artist acknowledge that the Live-Action Theatrical Fixed Compensation provided to be paid pursuant to Paragraph II.C.1.a.i. above is by itself fair, reasonable and sufficient compensation for all services rendered by Artist in connection with the applicable Picture hereunder and for all rights granted to Silver Creek by Lender and Artist hereunder, whether or not any Live-Action Theatrical Contingent Payment(s) pursuant to Paragraph II.C.1.a.ii. above or any Live-Action Theatrical Merchandising Royalty pursuant to Paragraph II.C.1.a.iii. above ever become payable to Lender.

b.           Animated Picture(s).

i.             Animated Theatrical Fixed Compensation.  The flat sum of $100,000 (the “Animated Theatrical Fixed Compensation”), less $50,000 of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), which Animated Theatrical Fixed Compensation shall not be payable hereunder unless and until such $50,000 of the unrecouped Overhead Allowance is first recouped hereunder (provided, however, in the event Artist renders visual development services in addition to producing services as set forth above, then, in lieu of the foregoing $100,000 Animated Theatrical Fixed Compensation, Lender shall instead be entitled to receive the flat sum of $200,000, less $50,000 of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below [and not otherwise recouped pursuant to Paragraph III.H. below]), and the applicable Animated Theatrical Fixed Compensation shall accrue and become payable to Lender as follows:

NO-QUOTE / NON-PRECEDENTIAL

(A)            1/3 upon approval to proceed after the Picture is 100% up on reels;

(B)            1/3 upon approval to commence element production of sequences of the Picture; and

(C)            1/3 upon delivery and approval of first check print on film and D-cinema master.

Said Animated Fixed Compensation is an all-inclusive flat fee and no additional compensation shall be payable by reason of overtime, weekend work, holidays, etc.

ii.           Animated Theatrical Contingent Bonus(es).  If the Picture is produced, completed and released as an animated feature-length theatrical motion picture, and in the event that the cumulative Domestic Theatrical Box Office Gross Receipts, as reported in Daily Variety with respect to the initial theatrical release of the Picture, equal or exceed the applicable threshold set forth below, then Lender shall be entitled to receive the following Animated Theatrical Contingent Bonus(es); provided, however, Silver Creek shall be entitled to recoup from the Animated Theatrical Contingent Bonus(es) set forth below one-half (1/2) of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), and the following Animated Theatrical Contingent Bonuses shall not be payable unless and until such unrecouped Overhead Allowance is first recouped hereunder:

(A)           The flat sum of $40,000 at such time, if ever, that the domestic (i.e., United States and Canada) theatrical box office gross receipts as reported in Daily Variety (“Domestic Box Office Gross Receipts”) of the applicable Picture equal or exceed an amount equal to one and eight-tenths (1.8) times the “Production Costs” (as defined in Paragraph II.C.1.b.ii.(E) below) of the Picture (the “DBOR Trigger Point”);

(B)           The flat sum of $50,000 at such time, if ever, that the applicable Picture achieves the DBOR Trigger Point (as defined in Paragraph II.C.1.b.ii.(A) above) plus an additional $25,000,000 in Domestic Box Office Gross Receipts;

NO-QUOTE / NON-PRECEDENTIAL

(C)           The flat sum of $60,000 at such time, if ever, that the applicable Picture achieves the DBOR Trigger Point (as defined in Paragraph II.C.1.b.ii.(A) above) plus an additional $50,000,000 in Domestic Box Office Gross Receipts; and

(D)           The additional flat sum of $70,000 at each time, if ever, that the applicable Picture achieves the DBOR Trigger Point (as defined in Paragraph II.C.1.b.ii.(A) above) plus an additional $25,000,000 in Domestic Box Office Gross Receipts – i.e., at DBOR Trigger Point plus $75,000,000 in Domestic Box Office Gross Receipts; at DBOR Trigger Point plus $100,000,000 in Domestic Box Office Gross Receipts; at DBOR Trigger Point plus $125,000,000, and so on.

(E)           The definition of “Production Costs”, solely for purposes of the Animated Theatrical Contingent Bonus(es) set forth above, are the aggregate of all costs, charges, claims and expenses paid or incurred by Silver Creek in connection with the development, production and delivery of the applicable animated theatrical Picture, including payments required to be made following production of the applicable Picture, determined in the customary manner Silver Creek accounts for Production Costs at the time the Picture is produced.  Such Production Costs shall include, without limitation: (i) all Silver Creek employee labor costs, as well as non-employee labor costs, including fringe benefit costs, and related reasonable outside legal costs charged to the Picture (including, without limitation, artistic, producer, director, production management, voice talent, writers, composers, musicians and editorial labor costs); (ii) an allocation of all technology costs determined in the customary manner Silver Creek allocates technology costs at the time the applicable Picture is produced; and (iii) other non-labor costs, such as rights, costs, travel, supplies, transportation, relocation, etc., charged to the applicable Picture.

iii.           Fair Compensation.  Lender and Artist acknowledge that the Animated Theatrical Fixed Compensation provided to be paid pursuant to Paragraph II.C.1.b.i. above is by itself fair, reasonable and sufficient compensation for all services rendered by Artist in connection with the applicable Picture hereunder and for all rights granted to Silver Creek by Lender and Artist hereunder, whether or not any Animated Theatrical Contingent Bonus(es) pursuant to Paragraph II.C.1.b.ii. above ever becomes payable to Lender.

NO-QUOTE / NON-PRECEDENTIAL

2.           Direct-to-Video Producing Fees.  If a Picture based on an Artist-Submitted Property is produced and released as a feature-length DTV motion picture (i.e., the initial release of the Picture is a so-called “direct-to-video” release, and the Picture is not first released theatrically or otherwise), either live-action or animated, then, subject to Artist’s full performance of all producing services and material obligations hereunder, and provided the Condition Precedent set forth in Paragraph I.A. above has been satisfied, and neither Lender nor Artist is in breach or default of a material term or condition hereunder, Lender shall be entitled to receive the following, as applicable:

a.           Live-Action DTV Picture(s).

i.           Live-Action DTV Fixed Compensation.  The flat sum of $100,000 (“Live-Action DTV Fixed Compensation”), less $50,000 of the aggregate Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), which Live-Action DTV Fixed Compensation shall not be payable hereunder unless and until such $50,000 of the unrecouped Overhead Allowance is first recouped hereunder (pursuant to the terms of Paragraph III.H.1. below), and which Live-Action DTV Fixed Compensation shall accrued and become payable as follows:

(A)           20% in equal weekly installments during the four (4) weeks prior to the scheduled start of principal photography;

(B)           60% in equal weekly installments over the scheduled period of principal photography;

(C)           10% upon completion of dubbing and scoring; and

(D)           10% on delivery of the completed Picture to Silver Creek (including television coverage).

ii.           Live-Action DTV Contingent Bonus(es).  Subject to Artist's full performance of all services and material obligations and provided the applicable Picture based on an Artist-Submitted Property is produced and released as a live-action DTV Picture, Lender shall be entitled to the following Live-Action DTV Contingent Bonus(es) in connection therewith; provided, however, Silver Creek shall first be entitled to recoup from the following Live-Action DTV Contingent Bonus(es) one-half (1/2) of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), and the following Live-Action DTV Contingent Bonus(es) shall not be payable unless and until such unrecouped Overhead Allowance is first recouped hereunder:

NO-QUOTE / NON-PRECEDENTIAL

(A)          For a live-action DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of $8,000,000 or more:
(I)            The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)           The flat sum of $125,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

(III)         The flat sum of $150,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $175,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

(V)           The flat sum of $200,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

(VI)         The flat sum of $225,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

(VII)        The flat sum of $250,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

NO-QUOTE / NON-PRECEDENTIAL

(VIII)      An additional flat sum of $250,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $250,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

(B)           For a live-action DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of less than $8,000,000 but more than $4,000,000, in lieu of any amounts set forth in Paragraph II.C.2.a.ii.(A) above, the following Live-Action DTV Contingent Bonus(es) (if any) shall apply:

(I)            The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)           The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

(III)         The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $125,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

(V)           The flat sum of $150,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

NO-QUOTE / NON-PRECEDENTIAL

(VI)         The flat sum of $175,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

(VII)        The flat sum of $200,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

(VIII)      An additional flat sum of $200,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $200,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

(C)           For a live-action DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of less than $4,000,000, in lieu of any amounts set forth in Paragraph II.C.2.a.ii.(A) or Paragraph II.C.2.a.ii.(B) above, the following Live-Action DTV Contingent Bonus(es) (if any) shall apply:

(I)           The flat sum of $25,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)          The flat sum of $25,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

NO-QUOTE / NON-PRECEDENTIAL

(III)         The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

(V)          The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

(VI)         The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

(VII)        The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

(VIII)      An additional flat sum of $100,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $100,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

NO-QUOTE / NON-PRECEDENTIAL

iii.           Definitions:

(A)           “DTV Defined Receipts” shall mean all monies actually received by Buena Vista Home Entertainment, Inc. (“BVHE”) from the manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and optical storage and transmission formats, and any similar device and format embodying the complete DTV Picture in linear form, whether now known or hereafter devised, which is intended primarily for personal use (“Video Devices”), less the exclusions set forth in Exhibit “C” (attached hereto and incorporated herein by this reference) and less the cost of placement fees and price protection.

(B)           The definition of “DTV Negative Cost”, solely for purposes of the DTV Contingent Bonus(es) set forth above, shall mean the aggregate of the following: (1) the “DTV Production Costs” of such DTV Picture, which shall mean the aggregate of all costs, charges, claims and expenses paid or incurred by BVHE in connection with the development, production and delivery of the applicable DTV Picture, including payments required to be made following production of the applicable DTV Picture, determined in the customary manner BVHE accounts for DTV Production Costs at the time the DTV Picture is produced; and which DTV Production Costs shall include, without limitation: (i) all labor costs, including fringe benefit costs, and related reasonable outside legal costs charged to the DTV Picture (including, without limitation, artists, actors, producers, director, production management and crew, voice talent, writers, composers, musicians and editorial labor costs); (ii) an allocation of all technology costs determined in the customary manner BVHE allocates technology costs at the time the applicable DTV Picture is produced; and (iii) other non-labor costs, such as rights, costs, travel, supplies, transportation, relocation, etc., charged to the applicable DTV; (2) a “funding charge” in an amount equal to 1.25 times the prime rate of the Bank of America, as the same may vary from time to time, on the total amount of the DTV Production Costs as described herein above, commencing from the respective dates on which amounts chargeable hereunder are paid or incurred (whichever first occurs) and continuing until the middle of the accounting period in which those amounts are recouped; and (3) an additional fifteen percent (15%) of the DTV Production Costs, which 15% shall be charged concurrently with the incurring of the respective items of DTV Production Costs.

iv.           Fair Compensation.  Lender and Artist acknowledge that the Live-Action DTV Fixed Compensation provided to be paid pursuant to Paragraph II.C.2.a.i. above is by itself fair, reasonable and sufficient compensation for all services rendered by Artist in connection with the applicable Picture hereunder and for all rights granted to Silver Creek by Lender and Artist hereunder, whether or not any Live-Action DTV Contingent Bonus(es) pursuant to Paragraph II.C.2.a.ii. above ever becomes payable to Lender.

NO-QUOTE / NON-PRECEDENTIAL

b.           Animated DTV Picture(s).

i.             Fixed Compensation.  The flat sum of $50,000 (“Animated DTV Fixed Compensation”), less $25,000 of the aggregate Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), which Animated DTV Fixed Compensation shall not be payable hereunder unless and until such $25,000 of the unrecouped Overhead Allowance is first recouped hereunder (pursuant to the terms of Paragraph III.H.1. below), and which Animated DTV Fixed Compensation shall accrued and become payable as follows:

(A)          1/3 upon approval to proceed after the Picture is 100% up on reels;

(B)           1/3 upon approval to commence element production of sequences of the Picture; and

(C)           1/3 upon delivery and approval of first check print on film and D-cinema master.

Said Animated DTV Fixed Compensation is an all-inclusive flat fee and no additional compensation shall be payable by reason of overtime, weekend work, holidays, etc.

ii.           Animated DTV Contingent Bonus(es).  Subject to Artist's full performance of all services and material obligations and provided the applicable Artist-Submitted Picture is produced and released as an animated DTV Picture, Lender shall be entitled to the following Animated DTV Contingent Bonus(es) in connection therewith; provided, however, Silver Creek shall be entitled to recoup from the following Animated DTV Contingent Bonus(es) one-half (1/2) of the aggregate unrecouped Overhead Allowance payable pursuant to Paragraph III.G.1. below (and not otherwise recouped pursuant to Paragraph III.H. below), and the Animated DTV Contingent Bonus(es) set forth below shall not be payable unless and until such unrecouped Overhead Allowance is first recouped hereunder:

(A)           For an animated DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of $8,000,000 or more:

NO-QUOTE / NON-PRECEDENTIAL

(I)           The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)          The flat sum of $125,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

(III)         The flat sum of $150,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $175,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

(V)          The flat sum of $200,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

(VI)         The flat sum of $225,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

(VII)        The flat sum of $250,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

(VIII)      An additional flat sum of $250,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $250,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

NO-QUOTE / NON-PRECEDENTIAL

(B)           For an animated DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of less than $8,000,000 but more than $4,000,000, in lieu of any amounts set forth in Paragraph II.C.2.a.ii.(A) above, the following Animated DTV Contingent Bonus(es) (if any) shall apply:

(I)           The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)          The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

(III)         The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $125,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

(V)          The flat sum of $150,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

(VI)         The flat sum of $175,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

NO-QUOTE / NON-PRECEDENTIAL

(VII)        The flat sum of $200,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

(VIII)      An additional flat sum of $200,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $200,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

(C)           For an animated DTV Picture with a “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of less than $4,000,000, in lieu of any amounts set forth in Paragraph II.C.2.a.ii.(A) or Paragraph II.C.2.a.ii.(B) above, the following Animated DTV Contingent Bonus(es) (if any) shall apply:

(I)           The flat sum of $25,000 at such time, if ever, that the applicable DTV Picture achieves worldwide “DTV Defined Receipts” (as defined in Paragraph II.C.2.a.iii.[A] below) equal to or in excess of an amount equal to four and one-half (4-1/2) times the “DTV Negative Cost” (as defined in Paragraph II.C.2.a.iii.[B] below) of the Picture;

(II)           The flat sum of $25,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five (5) times the DTV Negative Cost of the Picture;

(III)         The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to five and one-half (5-1/2) times the DTV Negative Cost of the Picture;

(IV)         The flat sum of $50,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six (6) times the DTV Negative Cost of the Picture;

NO-QUOTE / NON-PRECEDENTIAL

(V)          The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to six and one-half (6-1/2) times the DTV Negative Cost of the Picture;

(VI)         The flat sum of $75,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven (7) times the DTV Negative Cost of the Picture; and

(VII)        The flat sum of $100,000 at such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of an amount equal to seven and one-half (7-1/2) times the DTV Negative Cost of the Picture; and

 (VIII)     An additional flat sum of $100,000 at each such time, if ever, that the applicable DTV Picture achieves DTV Defined Receipts equal to or in excess of a multiple of DTV Negative Cost increasing in increments of an additional fifty percent (50%) of such DTV Negative Cost of the Picture, i.e., an additional flat sum of $100,000 shall become due and payable at such time, if ever, that “DTV Defined Receipts” equal or exceed: (i) eight (8) times DTV Negative Cost; (ii) eight and one-half (8-1/2) times DTV Negative Cost; (iii) nine (9) times DTV Negative Cost; and so on.

iii.           Fair Compensation.  Lender and Artist acknowledge that the Animated DTV Fixed Compensation provided to be paid pursuant to Paragraph II.C.2.b.i. above is by itself fair, reasonable and sufficient compensation for all services rendered by Artist in connection with the applicable Picture hereunder and for all rights granted to Silver Creek by Lender and Artist hereunder, whether or not any Animated DTV Contingent Bonus(es) pursuant to Paragraph II.C.2.b.ii. above ever becomes payable to Lender.

3.           Television Producing Fees. If a Television Production based on an Artist-Submitted Property is produced hereunder, then, provided Artist is the sole supervisor of the writing of the teleplay upon which the Television Production is based, and provided Artist has fully performed of all producing services and material obligations as a producer of the applicable Television Production (including without limitation all services set forth in Paragraph C of the Standard Terms) as, when and where required by Silver Creek, subject to Paragraph III.F. below, and provided the Condition Precedent set forth in Paragraph I.A. above has been satisfied, and neither Lender nor Artist is in breach or default of a term or condition hereunder, Lender shall be entitled to receive the applicable compensation for the applicable Television Production, as set forth herein below:

NO-QUOTE / NON-PRECEDENTIAL

a.           Live-Action Telefilms of up to Two (2) Hours in Length – Fixed Compensation:  For live action telefilms of up to two (2) hours in length produced by Artist hereunder, Lender shall be entitled to receive  the flat sum of $40,000 for telefilms produced by Silver Creek (or its successor[s] or assignee[s]).

b.           Live-Action Telefilms in Excess of Two (2) Hours in Length – Fixed Compensation:  For live action telefilms in excess of two (2) hours in length produced by Artist hereunder, Lender shall be entitled to receive the flat sum of $40,000, plus $7,500 for each additional hour of programming time by which the applicable telefilm exceeds two (2) hours.

c.           Live-Action Network Primetime Original Pilots/Original Series – Fixed Compensation. For Artist’s producing services on any live-action Original Pilots and/or Original Series produced for initial exhibition on a U.S. television network (i.e., ABC, CBS, FBC or NBC) “primetime” (as that phrase is commonly understood in the television industry), Lender shall be entitled to receive:

(i)           Original Pilots.

30-minute	$20,000
60-minute	$25,000

(ii)          Original Series.

30-minute	$20,000
60-minute	$25,000

d.           Live Action Non-Network Primetime Original Pilots/Original Series – Fixed Compensation.  For Artist’s producing services on any live-action Original Pilots and/or Original Series produced for initial exhibition on television, via any means other than U.S. television network primetime (e.g., “new networks” [e.g., UPN, WB], syndication or cable), Lender shall be entitled to receive:

(i)           Original Pilots.

30-minute	$15,000
60-minute	$20,000

NO-QUOTE / NON-PRECEDENTIAL

(ii)          Original Series.

30-minute	$15,000
60-minute	$20,000

e.           Animated Television Productions – Fixed Compensation.  For Artist’s executive producing services on any animated Original Pilots and/or Original Series produced for initial exhibition on television, via any means, Lender shall be entitled to receive:

(i)           Original Pilots.

30-minute	$15,000

(ii)          Original Series.

30-minute	$15,000

f.           Presentation / “Pilotation” – Fixed Compensation.  If the applicable original project set forth in Paragraph II.C.3.c.(i), II.C.3.d.(i) or II.C.3.e.(i), above, is a presentation or a so-called “pilotation” rather than an Original Pilot, Silver Creek will pay Lender, in lieu of the applicable fees set forth in Paragraph II.C.3.c.(i), II.C.3.d.(i) or II.C.3.e.(i) above (as applicable), a fee equal to fifty percent (50%) of one hundred percent (100%) of the applicable fee, if and as applicable, provided, however, that if Silver Creek subsequently engages Lender to furnish Artist’s services in connection with completion of the presentation into an airable Original Pilot, the Original Pilot is broadcast during primetime as part of the Original Series by the applicable U.S. national, commercial, free television network and Artist renders and fully completes all of Artist’s producing services in connection with such Original Pilot, Silver Creek will pay Artist the balance of the applicable fee set forth in Paragraph II.C.3.c.(i), II.C.3.d.(i) and/or II.C.3.e.(i) above (as applicable).

g.           Contingent Compensation on Television Productions.  With respect to the applicable Television Production(s) on which Artist renders producing services hereunder, Lender shall be entitled to receive the applicable contingent payments set forth below (the “TV Contingent Payments”):

i.           Telefilms.  Provided the applicable Picture is produced and released as a telefilm, Lender shall be entitled to 5% of 100% of the “Defined Contingent Proceeds–T” (as defined, computed and accounted for pursuant to Exhibit CB-T attached hereto and incorporated herein by this reference) of such telefilm.

NO-QUOTE / NON-PRECEDENTIAL

ii.           TV Series Participation. If Silver Creek (or its successor or assignee) produces an Original Series, then solely in connection with Artist’s services on any live-action Original Series broadcast in primetime on U.S. national, commercial, free network television (i.e., ABC, CBS, FBC or NBC), and subject to Artist's full performance of all producing services in connection with the Original Pilot on which such Original Series is based, then for each episode of the Original Series on which Artist performs services as a producer at Silver Creek’s request, Lender shall be entitled to receive an amount equal to Ten Percent (10%) of One Hundred Percent (100%) of “Adjusted Defined Receipts - Television” (“ADR-T”) (as defined in Paragraph II.C.3.g.iii., below) derived by Silver Creek (or its successor[s] or assignee[s]) from exploitation of such episode(s) of the Series, reduced on a dollar-for-dollar basis by all participations payable to any third party(ies) however denominated (including without limitation defined receipts, gross receipts, adjusted defined receipts, adjusted gross receipts, defined contingent proceeds and net profits) (collectively, “Third Party Participations”) to an amount not less than Seven and One-Half Percent (7-1/2%) of One Hundred Percent (100%) of such ADR-T derived by Silver Creek (or its successor[s] or assignee[s]) from exploitation of such episode(s) of the Series.  All additional participations granted by Silver Creek to any third parties (excluding participations payable to co-financiers, if any) in connection with such Original Series (including without limitation any portion of any participation which would reduce Lender’s participation below the applicable floor set forth above) will be borne “off-the-top”.  Notwithstanding anything to the contrary contained in this Paragraph II.C.3.g.ii., it is understood and agreed that Lender will not be entitled to receive any participation in ADR-T in connection with any other programs produced and intended for broadcast as part of any anthological television series of which an Original Pilot and/or Original Series is a part (e.g., “THE MAGICAL WORLD OF DISNEY” or “THE DISNEY COMEDY/ACTION ADVENTURE HOUR” or any modified or retitled version of the same).

NO-QUOTE / NON-PRECEDENTIAL

iii.           Definition. “Adjusted Defined Receipts-Television” shall mean “Contingent Proceeds” as defined, and Lender’s Contingent Bonus, if any, will be computed, accounted for and payable, pursuant to Exhibit CB-T attached to, and by this reference incorporated in, this Agreement, with the following modification: (A) there shall be no Percentage Deduction pursuant to Paragraph A of the Contingent Bonus Formula of Exhibit CB-T on the initial primetime network sale with respect to primetime network exploitation on U.S. national, commercial, free network television (i.e., ABC, CBS, FBC and NBC); and (B) the Percentage Deductions in Paragraph A of the Contingent Bonus Formula of Exhibit CB-T shall not exceed fifteen percent (15%).

iv.           Fair Compensation.  Lender and Artist acknowledge that the applicable fixed compensation provided to be paid pursuant to Paragraphs II.C.3.a. through II.C.3.f. (as applicable) above is by itself fair, reasonable and sufficient compensation for all services rendered by Artist in connection with the applicable Television Production hereunder and for all rights granted to Silver Creek hereunder, whether or not any contingent payment pursuant to Paragraph II.C.3.g.i. or II.C.3.g.ii. (as applicable) above ever becomes payable to Lender.

4.            Vesting — Theatrical, Telefilm and DTV.  If Artist is terminated by exercise of Silver Creek’s “pay-or-play” right or by reason of Artist’s death or incapacity, and provided neither Lender nor Artist is in breach or default hereunder, the applicable contingent payment set forth in Paragraph II.C.1.a.ii., II.C.1.b.ii., II.C.2.a.ii. or II.C.2.b.ii. (as applicable) above shall vest in the same proportion that the applicable fixed compensation actually earned, payable and accrued (other than by reason of Silver Creek’s exercise of its “pay-or-play” right) by Lender pursuant to Paragraph II.C.1.a.i., II.C.1.b.i., II.C.2.a.i., or II.C.2.b.i. (as applicable) above prior to the date of such termination bears to the total applicable fixed compensation set forth in Paragraph II.C.1.a.i., II.C.1.b.i., II.C.2.a.i., or II.C.2.b.i. (as applicable) above.

D.           CREDIT-ARTIST-SUBMITTED PROPERTIES

If a Picture is produced and released as a feature-length theatrical or DTV motion picture based on an Artist-Submitted Property and if Artist fully performs all producing services and material obligations in connection with such Picture and further subject to Silver Creek’s standard exclusions and exceptions (including artwork title exceptions), and subject to any union or guild restrictions or obligations, Silver Creek shall accord Artist credit as follows:

1.           Individual Executive Producer Credit – Theatrical and DTV Motion Pictures.  An individual “Executive Producer” credit (which credit may be shared in Silver Creek’s sole discretion), in substantially the form “Executive Producer – Stan Lee”, as follows:

a.           On screen.  On a separate card (which card may be shared in Silver Creek’s sole discretion), in the main titles (if any individual non-cast member is accorded credit in the main titles; otherwise in the end titles), below or after the title of the Picture, in an average size of type not less than fifty percent (50%) of the average size of type of the title on screen;

NO-QUOTE / NON-PRECEDENTIAL

b.           Paid ads.  In paid ads issued or controlled by Silver Creek, in the billing block portion only, if any (e.g., if such otherwise applicable paid ad does not contain a billing block, then Artist shall not be entitled to receive credit in such paid ad), below or after the regular (not artwork) title of the Picture, in an average size of type not less than thirty-five percent (35%) of the average size of type of the regular (not artwork) title in such billing block; and

c.           Excluded Ads. In the billing block portion only, if any, of so-called excluded advertising (i.e., if such otherwise applicable excluded ad does not have a billing block, then Artist shall not be entitled to receive credit) issued or controlled by Silver Creek, in which any other individual producer(s) of the Picture is accorded credit in the billing block portion of such excluded advertising.  Notwithstanding the foregoing, Artist shall not be entitled to receive credit in congratulatory, nomination and/or award ads, special ads, ads specially exempted pursuant to paragraphs 8-203d., 8-203f. and 8-203g. of the DGA Basic Agreement, ads announcing a personal appearance, radio ads and the audio portion of teasers, trailers and television ads.

2.           Individual Executive Producer Credit – Television Productions.  Subject to network and guild restrictions and approvals, with respect to each telefilm and/or each episode of an Original Series for which Artist renders and fully performs all services and material obligations as a producer, Silver Creek will accord Artist an individual executive producer credit on the screen on a separate card in the main or end titles, at Silver Creek's election, of each such telefilm or episode of an Original Series, with all other aspects of such credit in Silver Creek’s sole discretion.

3.           Silver Creek Election / Co-Presentation or Production Credit.  At the sole election of Silver Creek (and in Silver Creek’s sole discretion), and further subject to Artist’s performance of all material terms and conditions hereunder with respect to the applicable Picture or Non-Picture Project, and subject to Silver Creek’s standard exclusions and any applicable guild restrictions, Silver Creek may elect to accord Artist a co-presentation or production company credit on screen, with all aspects of such credit (if any) in Silver Creek’s sole discretion.

4.           As used herein “size” shall mean height, width and thickness.  All other characteristics of Artist’s credit shall be in Silver Creek’s sole discretion.  Silver Creek’s failure to accord credit in accordance with the provisions of this Paragraph II.D. shall not be deemed a breach of this Agreement.

NO-QUOTE / NON-PRECEDENTIAL

5.           Credit – Other Media.  Artist’s credit in connection with any other project shall be subject to good faith negotiation within Silver Creek’s customary parameters for the applicable project and medium or media.

E.           SILVER CREEK SUBMITTED PROPERTIES

If Artist accepts a Silver Creek Submitted Property (as defined in Paragraph I.E.5., above) for development and/or production as a Picture hereunder, Silver Creek and Lender shall negotiate the terms of such agreement, including without limitation, the amount of Lender’s producing compensation and Artist’s credit in good faith within Silver Creek’s standard parameters, but in no event shall such compensation and credit to Lender be greater than the terms of this Agreement.

F.           INTERACTIVE PRODUCT

1.           Interactive Product Producing Services / Compensation.  If Silver Creek accepts a Property for development and/or production hereunder as an Interactive Product (as defined herein below), then:

a.           Services.  Lender shall furnish the services of Artist in connection with the development, production and marketing of such Interactive Product, which at Silver Creek’s request may include without limitation, contribution to the design and development of the Interactive Product, creation of an introduction and/or instruction manual for the Interactive Product, appearing as a character and/or performing voice-over services for the Interactive Product; providing press release quotes, interviews with game and consumer media, satellite media tour with key broadcast media, participating in marketing brainstorming sessions to discuss ideas to promote the game; appearance at E3 to sign autographs, conduct press interviews, and participate in retail buyer meet and greet, speak on game panel at Comic-Con in San Diego, appear at the Game Developers Conference to promote the Interactive Product; sign autographed copies of the Interactive Product for promotional purposes; and/or other promotional services (including promotion on television talk shows, such as Today Show, Tonight Show, Jimmy Kimmel, David Letterman, etc.), and as otherwise required by Silver Creek.  Artist's services hereunder shall be non-exclusive to Silver Creek; provided that Artist's services to third parties or on Lender’s or Artist's own account shall not materially interfere with Artist's services hereunder.  Any publicity services or appearances as set forth above shall be subject to Artist’s availability due to then-prior conflicting professional engagements, provided that Artist shall make reasonable best efforts to be available to render such services in accordance with Silver Creek’s reasonable timelines; and provided further that Lender and Artist acknowledge that it is of the essence of this Agreement that Artist be available to Silver Creek and the distributor of the applicable Interactive Product to publicize and promote the Interactive Product as set forth above.

NO-QUOTE / NON-PRECEDENTIAL

b.           Interactive Product Royalties and Sequel Payments.

i.           Initial Interactive Product.  If a Property is accepted for development initially as an Interactive Product, and is thereafter produced and distributed initially as an Interactive Product (i.e., such Interactive Product is not based upon any Picture or any Non-Picture Project), and Artist fully performs all services and material obligations in connection therewith (including those set forth in Paragraph F.1.a. above), then Lender shall be entitled to receive the following royalties generated by the initial Interactive Product sales as follows:

(A)           Until such time, if ever, as Silver Creek fully recoups any rights payment(s) required to be made in connection with any and all initial Interactive Product sales, Silver Creek shall retain any and all revenues;

(B)           After such time, if ever, that Silver Creek fully recoups the any and all rights payment on any and all initial Interactive Product sales, Lender shall be entitled to receive an amount equal to five percent (5%) (the “Initial Interactive Product Royalty”) of Silver Creek’s “Net Interactive Income”, as defined in Paragraph II.F.1.c.i. below.

ii.           Interactive Product Based on a Picture Produced under this Agreement.  If a Property is initially developed and produced as a Picture hereunder, and thereafter Silver Creek engages Lender to furnish the services of Artist in connection with a Interactive Product based upon such Picture, and Artist fully performs all services as set forth in Paragraph F.1.a. above in connection therewith, and such other services as may be required by Silver Creek, including without limitation assisting in the creation of new characters and situations for the Interactive Product that do not appear in the Picture upon which it is based, then, in lieu of any Initial Interactive Product Royalty set forth in Paragraph F.1.b.i. above, and in lieu of any Live-Action Theatrical Merchandising Royalty pursuant to Paragraph II.C.1.a.iii. above in connection with such Interactive Product, Lender shall be entitled to the following:

(A)           Picture-Based Interactive Product Royalty.  An amount equal to three percent (3%) of Silver Creek’s “Net Interactive Income” (as defined in Paragraph II.F.1.c.i., below), if any, of the applicable Picture, from “first dollar” of Net Interactive Income, if any (the “Picture-Based Interactive Product Royalty”).

NO-QUOTE / NON-PRECEDENTIAL

(B)           Lender’s Picture-Based Interactive Product Royalty shall be inclusive of any amounts payable to Lender for the services of Artist (other than as a producer) in connection therewith pursuant to any applicable guild agreements (which shall be deemed paid at the minimum applicable payment required).

(C)           No Live-Action Theatrical Merchandising Royalty.  In the event Lender is entitled to receive a Picture-Based Interactive Product Royalty pursuant to this Paragraph II.F.1.b.ii. above, then Lender shall not be entitled to any Live-Action Theatrical Merchandising Royalty, pursuant to Paragraph II.C.1.a.iii. above, with respect to any Interactive Product.  Accordingly, in such event, any receipts based upon Interactive Product shall be excluded from the definition of Net Merchandising Income in Paragraph II.C.1.a.iv.(H) above.

iii.           In the event Silver Creek produces an Interactive Product Sequel to the initial Interactive Product, as defined in Paragraph II.F.1.c.iii. below, and Lender and Artist fully performed all services and material obligations in connection with the initial Interactive Product, then, provided Artist is available as, when and where required by Silver Creek to render services on such Interactive Product Sequel, Artist shall have the first opportunity to render services on such Interactive Product Sequel (which opportunity may be shared with others, in Silver Creek’s sole discretion) upon the following terms:

(A)           If the Interactive Product Sequel is launched within six (6) months before or after the release of any Picture related thereto, then Lender shall be entitled to receive the Picture-Based Interactive Product Royalty, set forth in Paragraph II.F.1.b.ii. above; OR

(B)           If the Interactive Product Sequel is launched outside of six (6) months before or after the release of any Picture related thereto, then Lender shall be entitled to receive the Initial Interactive Product Royalty, set forth in Paragraph II.F.1.b.i. above.

Notwithstanding the foregoing, in the event Artist elects not to render services in connection with such Interactive Product Sequel or is unavailable as, when and where required by Silver Creek, Silver Creek shall have no further obligation to Lender or Artist with respect to such Interactive Product Sequel.  As a matter of clarity, ports of an Interactive Product to a different platform shall not be considered Sequels.

NO-QUOTE / NON-PRECEDENTIAL

c.	Definitions:

i.           “Net Interactive Income” means the cash receipts actually collected by Silver Creek in immediately available United States dollars from sales of units of the initial Interactive Product or Merchandise based on the Property which are sold separately throughout the world less deductions for (i) a 20% administration fee; (ii) Silver Creek’s out-of-pocket production and marketing costs and expenses; (iii) costs of goods manufactured, including any fees charged by a platform manufacturer; (iv) price protection and other allowances in the normal course of business; and (v) and returned or exchanged units and other credits, allowances, discounts, rebates.

ii.           “Interactive Product” means any interactive audio-visual work, including without limitation interactive games and other software or applications, based upon an Artist-Submitted Property, for the following platforms: (i) home video game systems (such as the Sony PlayStation 2, the Microsoft Xbox, the Nintendo N64, etc.) and the successor platforms to each; (ii) personal computer systems (e.g., multimedia personal computers that utilize IBM-compatible operating systems, multimedia personal computers that utilize the Apple Macintosh operating system, etc.); (iii) arcade-based, coin-operated video game systems; (iv) hand-held video game systems (such as the Sega Game Gear and the Nintendo Game Boy Advance); (v) television set-top boxes and plug and play devices; (vi) digital video disc systems (DVD) capable of operation on personal computer systems, stand alone players, or otherwise; (vii) wireless and handheld devices (e.g., PDAs, Blackberries, cell phones, etc.); and (viii) internet applications designed to be accessed and played by any number of users serially or simultaneously solely via the internet or other remote delivery method without the purchase of a retail product (e.g., massively multiplayer games, online arcade games, games-on-demand, pay for play, free promotional games, etc.).

iii.           “Interactive Product Sequel” means an Interactive Product utilizing the principal character or characters of the initial Interactive Product based on the Artist-Submitted Property participating in entirely different events than those portrayed in the initial Interactive Product, whether prior to, concurrent with or subsequent to the events portrayed in the initial Interactive Product and whose plot is substantially new.

G.           THEME PARK ATTRACTIONS

1.           Development Services.  In the event Silver Creek elects (in its sole discretion) to develop an Artist-Submitted Property initially as a theme park project attraction or other theme park project (a "Theme Park Project"), and solely in the event that such Theme Park Project is not based upon either (a) a Picture or other Non-Picture Project developed and/or produced by Silver Creek hereunder; or (b) any WDP-Submitted Property hereunder, then Lender shall furnish the consulting services of Artist hereunder in connection with the concept, design and elements of such Theme Park Project, as requested by Silver Creek and as more fully set forth in Paragraph II.G.2 below, in consideration of the Overhead Allowance payable pursuant to Paragraph III.G. below.

NO-QUOTE / NON-PRECEDENTIAL

2.           Production Services and Compensation.  In the event Silver Creek in its sole discretion elects to proceed with the production of a Theme Park Project based upon an Artist-Submitted Property that was submitted (as set forth in Paragraph II.G.1. above) initially for development as a Theme Park Project, then, Lender shall cause Artist to attend meetings and render consulting services in connection with the Theme Park Project on a day-to-day basis as requested by Silver Creek, the scheduling of which shall be subject to Artist’s availability due to then-prior conflicting contractual commitments in the entertainment industry.  Subject to Artist’s full performance of all services and material obligations hereunder, and as full and complete consideration for Lender's engagement hereunder, Lender shall be entitled to receive a one-time, flat consulting fee of $25,000 (the “Theme Park Consulting Fee”) for all services rendered hereunder.  The foregoing Theme Park Consulting Fee shall be payable to Lender upon the later of (i) Silver Creek’s receipt of an executed original of this Agreement (in form and substance acceptable to Silver Creek), and (ii) Silver Creek’s election to proceed with production of the applicable Theme Park Project.

3.           The foregoing Theme Park Consulting Fee is an all-inclusive flat fee for all services rendered and all rights granted by Lender and Artist hereunder, and, except as may be required by law, no increased or additional compensation shall be payable by reason of Artist’s rendition of services at night, on Saturdays, Sundays or holidays, or after the expiration of any particular number of hours in a day.

H.           OTHER MEDIA

If Silver Creek designates a Property hereunder as the basis for any other project in any other media, which is not specified herein above (an “Other Media Project”), then if Silver Creek engages Lender to cause Artist to perform producing services in connection with such Other Media Project, Lender shall be entitled to receive compensation and Artist shall render services in accordance with terms to be negotiated in good faith by Lender and Silver Creek, within Silver Creek’s standard parameters with respect to the applicable medium.  Silver Creek shall also have the Right of Last Refusal (as set forth and defined below) in connection with Artist’s services on such Other Media Project.  The term “Right of Last Refusal” means that if Lender and Silver Creek fail to reach an agreement after good faith negotiations and thereafter Lender (when permitted after the expiration of the Term) makes and/or receives any bona fide offer in connection with the applicable Other Media Project, or any interest therein, and Lender proposes to accept such offer, Lender shall notify Silver Creek, by registered mail or telegram, of such offer, the name of the offerer, the proposed financial terms and other material terms of such offer.  During the period of ten (10) business days following Silver Creek’s receipt of such notice, Silver Creek shall have the exclusive option to engage Artist’s services in connection therewith and/or to license and/or acquire the rights to the applicable Other Media Project, as the case may be, on the same financial terms and such other terms as are set forth in such notice.  If Silver Creek elects to exercise said option, Silver Creek shall notify Lender and/or Artist of the exercise thereof within said ten (10) business day period, otherwise Lender shall be free to accept said bona fide offer; provided, that if any such proposed exercise or disposition is not consummated within sixty (60) calendar days following the expiration of said ten (10) business day period, Silver Creek’s option shall revive and shall apply to each and every further offer or offers at any time received by Lender and relating to the applicable Other Media Project; provided, further, that Silver Creek’s option shall continue in full force and effect, upon all the terms and conditions of this Paragraph II.H., so long as Lender and/or Artist retain any right, title or interest in or to the applicable Other Media Project and provided, further, that Silver Creek’s option shall inure to the benefit of Silver Creek, its successors and assigns, and shall bind Lender and Artist and their respective successors and assigns.

NO-QUOTE / NON-PRECEDENTIAL
I.           USE OF ARTIST’S NAME

Silver Creek shall have the right to publish, advertise, announce and use in any manner or medium the name, biography, photographs and/or other likenesses, and interviews and/or quotes of Artist in connection with any Property submitted for development hereunder, any Picture or Non-Picture Project developed and/or produced hereunder (including without limitation any Interactive Product pursuant to Paragraph II.F. above and any Theme Park Project pursuant to Paragraph III.G. above), and/or any other services performed by Artist hereunder and any other exercise by Silver Creek of its rights hereunder.

III.           MISCELLANEOUS

The following shall be applicable to all Pictures produced by Artist hereunder:

A.	FIRST OPPORTUNITY - THEATRICAL SEQUEL; THEATRICAL REMAKE; TELEVISION PRODUCTION, DTV PRODUCTION

1.           Theatrical Sequel / Remake.  For a period of five (5) years after the initial release (if any) of a Picture, if Silver Creek elects, in its sole discretion, to produce the initial theatrical sequel and/or initial theatrical remake based upon the applicable Picture, and provided (i) Artist produced the applicable Picture; (ii) the Picture was completed at a final negative cost not exceeding the WDP-approved final budget (“Final Budget”) plus an amount equal to ten percent (10%) of the below-the-line portion of the Final Budget (excluding costs due to force majeure events, net insurance recoveries, changes approved in writing by a Business Affairs Executive of Silver Creek and retroactive increases to union scale personnel after approval of the budget by Silver Creek); and (iii) the applicable Picture is not over schedule and if Artist is then still active as a producer in the theatrical motion picture industry at such time, Artist shall have the first opportunity to produce such initial theatrical sequel and/or initial remake (which opportunity may be shared with others) on terms to be negotiated in good faith (within Silver Creek’s usual parameters); provided, however, that in the event no agreement is reached within thirty (30) days, or Artist elects not to produce or is unavailable, Silver Creek shall have the right to engage another producer and shall have no further obligation to Lender or Artist with respect to such producing services hereunder.

NO-QUOTE / NON-PRECEDENTIAL
2.           Television Production.  For a period of five (5) years after the initial release (if any) of a Picture, if Silver Creek elects, in its sole discretion, to produce the initial television motion picture based on the applicable Picture (i.e., a pilot, initial episode of a series, a movie-of-the-week or miniseries, collectively a “Television Production”), and provided (i) Artist produced the applicable Picture; (ii) the Picture was completed at a final negative cost not exceeding the WDP-approved final budget (“Final Budget”) plus an amount equal to ten percent (10%) of the below-the-line portion of the Final Budget (excluding costs due to force majeure events, net insurance recoveries, changes approved in writing by a Business Affairs Executive of Silver Creek and retroactive increases to union scale personnel after approval of the budget by Silver Creek); and (iii) the applicable Picture is not over schedule and if Artist is then still active as a producer in the television industry at such time, then Silver Creek shall first negotiate in good faith with Artist (within Silver Creek’s usual parameters) for Artist’s producing services on the Television Production; provided, however, that Artist’s engagement in connection with such Television Production shall be subject to network, licensee or other broadcaster approval.  If Silver Creek and Artist fail to agree on terms for Artist’s services in connection with such initial Television Production within thirty (30) days following Silver Creek’s service of notice on Artist of the commencement of negotiations therefor, if Artist is unavailable or Artist elects not to produce, or if Lender or Artist is/are not approved by the network, licensee, or other broadcaster, Silver Creek shall have the right to engage another producer(s) and shall have no further obligation to Lender or Artist with respect to such producing services.

3.           Direct-to-Video Production.  For a period of five (5) years after the first general release (if any) of the Picture, if Silver Creek elects (in its sole discretion) to produce the initial direct-to-video sequel or remake based on the Picture (a "Direct-to-Video Production") and Silver Creek elects (in its sole discretion) to engage an outside producer in connection therewith, and provided Artist produced the Picture and is then active as a producer in the theatrical and/or television motion picture industry and is available as, when and where required by Silver Creek, and if the Picture was completed at a final negative cost not exceeding the WDP-approved final budget (“Final Budget”) plus an amount equal to ten percent (10%) of the below-the-line portion of the Final Budget (excluding costs due to any event of force majeure, changes approved in writing by a Business Affairs Executive of Silver Creek, retroactive pay increase to union personnel which increase could not be reasonably anticipated by Artist, and net insurance recoveries) and the production is not overschedule, then Artist shall have the first opportunity to produce such Direct-to-Video Production upon terms to be negotiated with Artist in good faith within Silver Creek's standard parameters.  If Silver Creek and Lender and/or Artist fail to agree on terms for Artist's services on such Direct-to-Video Production within thirty (30) days following Silver Creek's service of notice on Artist of the commencement of negotiations therefor, if Artist is unavailable, or if Artist elects not to produce, then Silver Creek shall have no further obligation to Lender or Artist with respect to such Direct-to-Video Production. If Silver Creek and Artist enter into an agreement for the initial Direct-to-Video Production, such agreement shall contain a provision substantially similar to this Paragraph III.A.3.

NO-QUOTE / NON-PRECEDENTIAL

B.           APPROVALS AND CONTROLS

1.           Silver Creek’s Rights.  Silver Creek shall retain all approvals and controls, including without limitation, the right to designate the production manager, estimator and location auditor, and the right to initiate action at any time and in any respect in connection with each Picture

2.           Artist’s Rights.  Notwithstanding the foregoing, Artist shall have the right to meaningfully consult with Silver Creek with respect to the key creative and production elements (i.e., final screenplay, director, principal cast and line producer), for each theatrical and/or DTV Picture produced hereunder; provided that (i) Artist is available for such consultation as, when and where Silver Creek requests; (ii) any such consultation with Artist shall be at no cost to WDP; and (iii) in the event of disagreement, Silver Creek’s decision shall be final and binding.

3.           Conditions on Artist’s Rights.  Lender and Artist hereby acknowledge that third parties may have similar consultation rights with Silver Creek.  Artist’s right of consultation shall be personal to Artist and may not be delegated to any third party.

4.           Final Budget.  Lender and Artist further acknowledge and agree that (1) the “all-in” budget approved and validated by Silver Creek for a Picture shall be deemed to be the final budget (“the Final Budget”) for such Picture, and (2) the rendering of producing services by Artist pursuant to the terms of this Agreement after notification by Silver Creek of Silver Creek’s approval and validation of the Final Budget for a Picture constitutes Lender’s and Artist’s acceptance of the Final Budget.

NO-QUOTE / NON-PRECEDENTIAL

C.           EXPENSES AND TRANSPORTATION

Subject to the terms of Paragraph III.G.3. below, if Silver Creek requires Artist to travel more than 50 miles from Artist's principal place of residence (presently Los Angeles County, California) in connection with Artist's producing services hereunder, then Artist shall be entitled to receive during such travel period:  (i) (A) with respect to theatrical Pictures, a proratable (at 1/7 thereof per day) weekly allowance, in lieu of all other living or other expenses of $2,250 in major metropolitan cities (i.e., New York City, London, Paris, Tokyo), $2,000 in other major metropolitan cities (e.g., San Francisco, Chicago) and $1,750 elsewhere, (B) with respect to Television Productions, a first-class hotel room (as designated by Silver Creek in its sole discretion) plus $100 per diem; and (C) with respect to DTV Pictures, a first-class hotel room (as designated by Silver Creek in its sole discretion) plus $75 per diem; (ii) non-exclusive ground transportation to and from airports and locations; and (iii) reimbursement for the reasonable cost of one (1) domestic mid-size, self-drive rental car.  Silver Creek shall not be responsible for any other expenses or perquisites of Artist relating to such travel to premieres and/or previews.  All travel arrangements shall be made through Silver Creek's location or travel department.

D.           DELIVERY; LENGTH; RATING; COVER SHOTS

1.           Live-Action Picture(s).  The following requirements relate only to Pictures produced as live-action theatrical motion pictures.  Lender shall cause Artist to deliver each completed Picture to Silver Creek within a post production schedule approved by Silver Creek.  “Delivery” shall be deemed to have occurred only upon Artist’s delivery to Silver Creek of an answer print that conforms to all of Silver Creek’s standard delivery requirements, including, without limitation, the following requirements, and in this regard time is of the essence:

a.           Each Picture shall have a running time of not less than ninety-five (95) minutes and not more than one hundred fifteen (115) minutes, shall be photographed on 35mm Kodak film, in color, with an aspect ratio of 1.85:1, and shall not be filmed with use of a hard matte.

b.           Each Picture shall adhere to the applicable existing Silver Creek-approved shooting script as of the commencement of principal photography of such Picture, and Artist shall not make any changes therein without the prior written approval of a Silver Creek Business Affairs Executive.

c.           Each Picture shall qualify for an MPAA rating of “G” or “PG,” unless a more restrictive rating is agreed to in writing by a Silver Creek Business Affairs Executive prior to commencement of principal photography of the applicable Picture.

d.           Artist shall cause to be photographed and furnished to Silver Creek “cover shots” and alternate scenes and dialogue which can be incorporated into the applicable Picture to render it suitable for exhibition on United States network primetime television, and Artist shall cause to be delivered to Silver Creek a television version of such Picture which shall have a running time of not less than ninety-three (93) minutes and fourteen (14) seconds, and which shall be in accordance with applicable network “Standard and Practices” regulations and similar network requirements regarding the content of motion pictures and the applicable “Standards and Practices” regulations and similar requirements of The Disney Channel.  Such cover shots and alternate scenes and dialogue shall be such that same can be integrated into such primetime network version of the applicable Picture without materially changing or impairing the continuity of the storyline of such Picture.  Silver Creek shall have the absolute right to use such cover shots and/or cut each Picture (or such television version) in order to meet broadcast time and other requirements.

NO-QUOTE / NON-PRECEDENTIAL

e.           Lender and Artist will comply with Silver Creek’s budget and business practices.  Each Picture shall contain end credits which shall not exceed a total of three (3) minutes in length and shall conform to Silver Creek’s standard policies concerning same.

2.           Animated Picture(s).  The following requirements relate only to animated theatrical motion pictures.  Lender shall cause Artist to deliver each completed Picture to Silver Creek within a post-production schedule approved by Silver Creek.  “Delivery” shall be deemed to have occurred only upon Artist’s delivery to Silver Creek of an answer print that conforms to all of Silver Creek’s standard delivery requirements, including, without limitation, the following requirements, and in this regard time is of the essence:

a.           Each Picture shall be filmed in color in 35mm with an aspect ratio of 1:85:1, have a running time of not less than seventy (70) minutes and not more than ninety (90) minutes, and shall not be filmed with use of a hard matte.

b.           Each Picture shall adhere to the final Silver Creek-approved shooting script and story board for the Picture, and Artist shall not make any changes therein without the prior written approval of a Silver Creek Business Affairs Executive.

c.           Each Picture shall qualify for an MPAA rating of “G.”

d.           Lender and Artist will comply with Silver Creek’s budget and business practices.  Each Picture shall contain end credits which shall not exceed a total of three (3) minutes in length and shall conform to Silver Creek’s standard policies concerning same.

NO-QUOTE / NON-PRECEDENTIAL

E.           OWNERSHIP AND DISTRIBUTION

The results and proceeds of Artist’s services hereunder, including without limitation all material composed, submitted, added, created, or interpolated by Lender and/or Artist hereunder (hereafter the “Work”), which Lender and Artist acknowledge may have been or may be rendered in collaboration with others, shall be deemed a work-made-for-hire specifically ordered by Silver Creek, and Lender and Artist hereby further acknowledge that all of the Work has been paid for by Silver Creek and is the sole property of Silver Creek for any and all purposes whatsoever.  Notwithstanding the preceding sentence, Lender and Artist hereby assign and/or grant all rights, including all exclusive exploitation rights, of every kind and nature (including any and all copyrights and neighboring rights, to the extent such assignment is allowed by law) in and to such Work to Silver Creek.  All rights to such Work are owned by Silver Creek solely and exclusively, for the duration of the rights in each country and area and space, in all languages, and throughout the universe.  Lender and Artist and Silver Creek are aware and hereby acknowledge that new rights to the Work may come into being and/or be recognized in the future, under the law and/or in equity (hereafter the “New Exploitation Rights”), and Lender and Artist intend to and do hereby grant and convey to Silver Creek any and all such New Exploitation Rights to the Work granted by Lender and Artist hereunder.  Lender and Artist and Silver Creek are also aware and do hereby acknowledge that new (or changed) (1) technology, (2) uses, (3) media, (4) formats, (5) modes of transmission and (6) methods of distribution, dissemination, exhibition or performance (hereafter the “New Exploitation Methods”) are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting the Work.  Lender and Artist intend and do hereby grant and convey to Silver Creek any and all rights to such New Exploitation Methods with respect to the Work.  Lender and Artist hereby agree to execute any document Silver Creek deems in its interest to confirm the existence of the preceding and to effectuate its purpose to convey such rights to Silver Creek, including without limitation the New Exploitation Rights and any and all rights to the New Exploitation Methods.  Lender and Artist further hereby agree that it/she will not seek (1) to challenge, through the courts, administrative governmental bodies, private organizations, or in any other manner the rights of Silver Creek to exploit the Work by any means whatsoever or (2) to thwart, hinder or subvert the intent of the grants and conveyances to Silver Creek herein and/or the collection by Silver Creek of any proceeds relating to the rights conveyed hereunder.

NO-QUOTE / NON-PRECEDENTIAL

F.           NO OBLIGATION TO USE

Silver Creek is not obligated to produce, distribute, and/or exploit any Picture or Non-Picture Project hereunder, or, if commenced, to continue the production, distribution, or exploitation of any Picture or Non-Picture Project in any territory.  Regardless of whether or not Silver Creek elects to produce, distribute and/or exploit any Picture or Non-Picture Project (or to commence same), Silver Creek is not obligated to use the services of Lender and/or Artist or the results and proceeds thereof in whole or in part.

G.           OVERHEAD ALLOWANCE

1.           Overhead Allowance.  Silver Creek shall provide Lender with an accountable overhead allowance in the sum of (a) $350,000 for the Initial Term (“Initial Term Overhead Allowance”); and (b) $400,000 for the Optional Term (“Optional Term Overhead Allowance”), if the Option for such Optional Term is exercised (each, the applicable “Overhead Allowance”).  The applicable Overhead Allowance shall be payable in equal monthly installments during the Term, provided that on no less than a quarterly basis, Lender shall provide Silver Creek with verification of such expenses (in form and substance acceptable to Silver Creek) incurred in connection therewith.  The Overhead Allowance shall be deemed reimbursement for all of Lender’s, Artist’s and Lender’s staff’s overhead, office space, supplies, costs and expenses including, but not limited to, salaries, insurance, worker’s compensation, entertainment, and office equipment (e.g., computers), furniture, phones, messenger services, photocopying and all other expenses of Lender, Artist and Lender’s staff, except solely as set forth in Paragraph III.G.2. below.  In no event will Silver Creek be required to pay more than $350,000 for the Initial Term (nor more than $400,000 for the Optional Term [if exercised]) for Lender’s and/or Artist’s overhead expenses in connection with this Agreement.

2.           General. No sums from the applicable Overhead Allowance may be used for any legal or accounting costs of Lender and/or Artist.   Except as set forth herein and in Paragraph III.C. above, Silver Creek shall not be responsible for any expense or perquisite of Lender, Artist or of Lender’s staff.   Notwithstanding anything to the contrary set forth herein above, the transportation and expenses provision set forth in Paragraph III.C. above shall apply in connection with Artist’s services on a Picture which has been provided a “greenlight” by Silver Creek, in its sole discretion, which travel expenses (subject to the terms and conditions of such Paragraph III.C.) shall be charged to such “greenlit” Picture and not against the Overhead Allowance.

3.           Applicability of the Overhead Allowance against Rights Payments and Compensation.  With respect to Pictures and/or Non-Picture Projects, the following shall apply:

a.           Theatrical Projects.  One-half (1/2) of the aggregate Overhead Allowance payable pursuant to Paragraph G.1. above shall be deemed to be an advance against, and fully recoupable by Silver Creek from one hundred percent (100%) of the aggregate applicable theatrical fixed and contingent compensation that Lender may be entitled to receive pursuant to Paragraph C.1., above.

NO-QUOTE / NON-PRECEDENTIAL

b.           Television Productions and DTV Pictures.  Unless otherwise specified in the applicable paragraph above, one-half (1/2) of the aggregate Overhead Allowance payable pursuant to Paragraph G.1. above shall be deemed to be an advance against, and fully applicable against and recoupable by Silver Creek from fifty percent (50%) of the aggregate applicable fixed compensation which Lender may be entitled to receive pursuant to Paragraphs II.C.2.a.i., II.C.2.b.i or II.C.3.a. through f. above, as applicable, and from one hundred percent (100%) of the contingent compensation that Lender may be entitled to receive in connection with each such Television Production and/or DTV Picture (as set forth in Paragraphs II.C.2.a.ii, II.C.2.b.ii and II.C.3.g. above, as applicable).

c.           All Rights Payments made pursuant to Paragraphs I.E.2. and I.E.3. above shall be fully applicable against and deducted from the aggregate Overhead Allowance payable pursuant to Paragraph III.G.1. above.

d.           For purposes of clarity, the full aggregate amount of the Overhead Allowance shall be deemed and advance against and fully recoupable by Silver Creek from any and all Pictures and Non-Picture Projects produced hereunder, provided that Silver Creek shall not recoup any sum more than once (e.g., if a portion of the Overhead Allowance is recouped from a theatrical project, that same portion may not also be recouped from a DTV project).

4.           Overhead Reimbursement.  If at any time (a) Lender and/or Artist grants an option in, assigns, sells or otherwise “sets-up” with a third party a Property submitted to Silver Creek by Artist hereunder which is rejected by Silver Creek or a Property submitted by Artist to Silver Creek which is accepted for development by Silver Creek and later abandoned by Silver Creek, or (b) Lender provides the services of Artist to render producing or other services for a third party (such a Property/project for a third party shall be referred to herein as a “Outside Project”), then Lender shall reimburse Silver Creek a portion of the overhead unrecouped pursuant to Paragraph III.H. below, in the amount of $100,000 per Outside Project (provided such Outside Project is a theatrical motion picture), and in the amount of $50,000 for any Outside Project other than a theatrical motion picture, which applicable sum shall be payable to Silver Creek upon Artist’s commencement of services in connection with the applicable Outside Project, but in no event later than commencement of principal photography (if applicable) of the applicable Outside Project.

H.           RECOUPMENT OF COSTS

Silver Creek shall be entitled to recoup such Overhead Allowance as follows:

NO-QUOTE / NON-PRECEDENTIAL
1.           Recoupment from the Budget of Each Picture or project.  Silver Creek shall add to the budget and include in the negative cost of a Picture or Non-Picture Project produced hereunder all remaining costs and charges incurred or paid by Silver Creek hereunder prior to release of the applicable Picture or Non-Picture Project, including any portion of the Overhead Allowance not recouped pursuant to Paragraph III.G.3. above; subsequent costs and charges shall be charged to the next Picture or Non-Picture Project produced, and so on.  If there is no next Picture or Non-Picture Project, then all accumulated subsequent costs and charges shall be charged back (equally if there is more than one preceding Picture or Non-Picture Project) to the preceding Picture(s) or Non-Picture Project(s) produced hereunder.  If a next Picture or Non-Picture Project commences pre-production prior to the date of release of the immediately preceding Picture or Non-Picture Project, then such costs and charges incurred or paid by Silver Creek during such period shall be equally allocated between the two Pictures and/or Non-Picture Projects.  Such costs shall include, without limitation, all overhead costs incurred by Silver Creek and the development costs of Properties which have been abandoned hereunder, plus accrued interest on all such costs.  The intent is that no such costs hereunder shall be left uncharged.

2.           Outside Projects.  In addition and without limiting the provisions of Paragraph III.H.1. above, Silver Creek shall be entitled to reimbursement of the Overhead Allowance in the sums set forth in Paragraph III.G.4. above in connection with any Outside Project(s) on which Artist renders services during the Term hereof and for a period of two (2) years after expiration of the Term.

I.           PREMIERE

Provided that Artist fully performs all producing services and material obligations hereunder in connection with the Picture and provided Artist is not in breach or default of a material term or condition hereunder, Artist shall receive an invitation for herself and one (1) non-business related companion to attend one (1) major United States celebrity premiere (“Premiere”) of the Picture, if any.  In the event the Premiere is more than fifty (50) miles away from Artist’s then-principal place of residence and Artist attends such Premiere, Artist shall be entitled to receive one (1) first-class round-trip air transportation (if available and used for this purpose) from Artist’s then-principal place of residence for Artist and Artist’s non-business related companion, and Artist only shall receive the proratable weekly allowance provided for in Paragraph III.C. above, to cover Artist’s living or other expenses for Artist’s trip to said Premiere.  Except as set forth in the preceding sentence, Silver Creek shall not be responsible for payment of any living and/or other expenses incurred in connection with or arising from the attendance of Artist or Artist’s companion at any such Premiere.

J.           SERVICES UNIQUE

Lender and Artist recognize that Artist’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Lender or Artist (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Artist’s services), Silver Creek shall, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

NO-QUOTE / NON-PRECEDENTIAL

K.           NO PARTNERSHIP

Nothing contained in this Agreement shall constitute a partnership between or joint venture by the parties thereto or constitute either party the agent of the other.  Neither party shall (i) hold itself out contrary to the terms of this Agreement, nor (ii) become liable for representations, acts or omissions of the other contrary to the provisions hereof.

L.           NO THIRD PARTY BENEFICIARIES

This Agreement is not made and shall not inure to the benefit of any person not a party hereto and shall not be deemed to give any right or remedy to any third party.

M.           COMPLIANCE WITH LAW

Each Picture shall be produced in accordance with all applicable collective bargaining agreements and laws, statutes, ordinance, rules, regulations and requirements of all governmental agencies and regulatory bodies, both domestic and foreign, having jurisdiction with respect to the production thereof.

N.           NOTICES

Any notice pertaining hereto shall be in writing.  Any such notice and any payment due hereunder shall be served by delivering said notice or payment personally or by sending it by mail, cable (postage or applicable fee prepaid) or by fax or telecopy (in which case a copy shall be sent by overnight mail and shall be deemed to have been received one hour after the commencement of normal business hours in the place of receipt on the next business day following the date of dispatch) as follows (or as subsequently designated in writing):

Notices to Lender	GANFER & SHORE
and/or Artist:	360 Lexington Avenue
New York, New York 10017
Attn: Arthur Lieberman, Esq.

To Silver Creek:	SILVER CREEK PICTURES, INC.
427 S. Victory Blvd
Burbank, CA 91502
Attn.: President

NO-QUOTE / NON-PRECEDENTIAL
The date of personal delivery, mailing, or delivery to the cable office of such notice or payment shall be deemed the date of service of such notice or payment, unless otherwise specified herein; provided, however, that any notice from Artist and/or Lender which commences the running of any period of time for Silver Creek’s exercise of any option or Silver Creek’s performance of any other act must be served by hand and shall be deemed served only when actually received by Silver Creek.  If the last day on which the parties hereto are empowered to give notice pursuant to any provision of this Agreement or to perform any other act which the parties are required or may desire to perform under or in connection with this Agreement should fall on a Saturday, Sunday or holiday, then the parties hereto shall have until the end of the first full business day following said Saturday, Sunday or holiday within which to give notice or to perform such act.

O.           ASSIGNMENT

Silver Creek shall have the right to assign any or all of this Agreement, and the rights, licenses and privileges granted to it hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.  Lender and Artist acknowledge that Artist’s services hereunder are of a special, unique and unusual character and therefore neither Lender nor Artist shall assign, transfer, license, delegate or grant all or any part of its/her rights or obligations hereunder to any other person or entity.

P.           EMPLOYMENT ELIGIBILITY

1.           Services in the U.S.  Lender and Artist acknowledge that any offer of employment under this Agreement is subject to and contingent upon Artist’s ability to prove Artist’s identity and employment eligibility as required by the Immigration Reform and Control Act of 1986.  Accordingly, Artist hereby agrees (a) to complete, execute and deliver to Silver Creek Section 1 (“Employee Information and Verification”) of an Employment Eligibility Verification (“Form I-9”) at the time of Lender’s execution of this Agreement or Artist’s commencement of services in the U.S., whichever is earlier and (b) to present to Silver Creek, in person and within three (3) business days thereafter, appropriate documentation of Artist’s identity and U.S. employment eligibility.  If Artist fails to comply with the requirements of this Paragraph P.1., Silver Creek shall have the right, by notice to such effect given to Lender and/or Artist, to terminate this Agreement, in which event Lender’s engagement and Artist’s employment under this Agreement shall cease and terminate immediately, and no party shall have any right, duty or obligation to the other under this Agreement except such as shall have accrued prior to the effective date of termination.

2.           Services Outside the U.S.

a.           Performance of Services.  Lender and Artist acknowledge and agree that Artist shall not render services under this Agreement outside the U.S. unless and until:  (i) Artist has obtained prior written approval from a Business Affairs Executive of Silver Creek; (ii) Artist has satisfied and complied with all of the terms set forth in this Paragraph P.2.; and (iii) Artist possesses valid work authorization to render services for Silver Creek outside the U.S. in connection with this Agreement.

NO-QUOTE / NON-PRECEDENTIAL

b.           Employment Requirements.  In the event Artist is required by Silver Creek to render services under this Agreement in any country(ies) other than the U.S., Lender and Artist hereby acknowledge and agree as follows:

i.           Any offer of employment under this Agreement is subject to and contingent upon Artist’s possession of valid and applicable work authorization for any and all such country(ies), and Lender’s and Artist’s compliance with all local laws, regulations and requirements, including, but not limited to verification of work authorization and/or registration with local authorities.

ii.           If, as of the date hereof, Artist possesses valid and applicable work authorization to render services under this Agreement in such country(ies), Artist hereby agrees to provide to Silver Creek, within two (2) weeks of the date hereof, original documentation issued by such country(ies) evidencing such work authorization.

iii.           If, as of the date hereof, Artist does not possess valid and applicable employment authorization to render services under this Agreement in such country(ies), Silver Creek hereby agrees to petition for temporary employment authorization for Artist in such country(ies), which employment authorization(s), if granted, will relate to and cover Artist’s employment in such country(ies) pursuant to this Agreement.  In connection therewith, Lender and Artist hereby agree to comply with all reasonable requests for information and documentation which, in the sole and exclusive discretion of Silver Creek, is or might be required for such employment authorization petition process.

c.           Termination Right.  If Artist fails to comply with the requirements of this Paragraph P.2., Silver Creek shall have the right, by notice to such effect given to Lender and/or Artist, to terminate this Agreement, in which event Lender’s engagement and Artist’s employment under this Agreement shall cease and terminate immediately, and no party shall have any right, duty or obligation to the other under this Agreement except such as shall have accrued prior to the effective date of termination.

d.           No Guarantee.  Notwithstanding anything to the contrary contained in this Agreement, Lender and Artist hereby acknowledge that Lender and Artist understand and agree that Silver Creek shall use its reasonable efforts throughout the employment authorization petition process described in Paragraph P.2.b.iii. above, but that Silver Creek in no manner represents, warrants or guarantees that Artist will receive foreign employment authorization as a result of any employment authorization petition prepared by or on behalf of Silver Creek.

NO-QUOTE / NON-PRECEDENTIAL

Q.           FEATURETTE

Silver Creek contemplates filming and exploiting films, including without limitation, “behind-the-scenes” or “making of” productions and/or writing “behind-the-scenes” or “making of” books (jointly and severally “Featurette Rights”) about the development and production of each Picture and/or Non-Picture Project produced hereunder.  Lender and Artist hereby agree and consent to such filming and exploitation (including without limitation use of any film clip footage [or still] from such Picture and behind-the-scenes photography [or still] and filmed interviews with Artist) and hereby grant to Silver Creek the right to use Artist’s name, voice and likeness in connection with such Featurette Rights in any and all media known and unknown for no additional consideration inasmuch as the compensation payable to Lender under this Agreement for such Picture and/or Non-Picture Project shall be deemed to include compensation for all rights granted pursuant to this Paragraph III.Q.

R.           SUSPENSION

Notwithstanding Silver Creek’s Standard Terms for the engagement of a Producer (attached hereto and incorporated herein by reference), in the event that production of the Picture is prevented or interrupted (or there is a threat thereof as determined by Silver Creek in its good faith business judgement) due to a strike or labor controversy (or threat thereof as determined by Silver Creek in its good faith business judgement), Silver Creek may suspend or terminate Artist’s services and Artist’s or Lender’s compensation (on written notice) for and during the pending of such strike or labor controversy or threat thereof.

S.           CONSTRUCTION

For purposes of construction, this Agreement shall be deemed to have been jointly drafted by all parties hereto and any ambiguities shall not be construed against any party.

[The remainder of this page is intentionally left blank.]

NO-QUOTE / NON-PRECEDENTIAL

T.           ENTIRE AGREEMENT

This Agreement (including the Standard Terms and Conditions, STC-TV, and Exhibits “C”, “CB”, “CB-T” and “T”, which are attached hereto and incorporated herein by this reference) constitutes the entire agreement between the parties and supersedes all prior and contemporaneous written or oral agreements pertaining thereto and can only be modified by a writing signed by both parties.  Lender’s and/or Artist’s sole and exclusive remedy for Silver Creek’s breach, termination or cancellation of this Agreement or any term thereof (including any term pertaining to credit) shall be an action for damages and Lender and Artist irrevocably waive any right to seek and/or obtain rescission and/or equitable and/or injunctive relief.

SILVER CREEK PICTURES, INC.

By:

Its:

ACCEPTED AND AGREED:

POW! ENTERTAINMENT, INC.

By:

Its:

Federal I.D. No.

NO-QUOTE / NON-PRECEDENTIAL

EXHIBIT “A”
COMPLETED SCRIPTS

NO-QUOTE / NON-PRECEDENTIAL

EXHIBIT “B”
EXCLUDED PROJECTS

Pow! Entertainment Projects
Updated as of 4/24/2006

Animated TV/DVD with IDT Entertainment, to be produced and distributed two each starting 2006 (Executive producers - Stan Lee and Gill Champion):

1.           “Condor” - post production
2.           “Mosaic” - post production
3.           “Ringo Starr (untitled)” - script being written
4.           Jeanette Lee “Widow maker” - script being written
5.           “Whirlwind” - script being written
6.           “Alexa” - script being written

7.           “Who wants to be a superhero?” – Reality TV Show — Sci-fi Channel - in production.
Tentative airing date 7/27/2006.  Producer - Bruce Nash; Executive producers –
Stan Lee and Gill Champion

Sci-fi Universal movies (executive producers - Stan Lee and Gill Champion) (3):

8.           “Lightspeed” - post production (tentative air date on Sci-fi Channel 7/27/2006)
9.           “Harpies” - script completed
10.          “Untitled” - no script selected

11.           “Forever Man” – Producer Bob Evans  - second draft being written.  Paramount
(Executive producers - Stan Lee and Gill Champion)

12.           JJ Armes - hand shake deal with Warner Bros.

NO-QUOTE / NON-PRECEDENTIAL

DATE:	As of March 20, 2006
SUBJECT:	STAN LEE / OVERALL
DEAL/PRODUCER

INDUCEMENT

Reference is hereby made to that certain agreement (the “Agreement”) dated as of March 20, 2006, by and between SILVER CREEK PICTURES, INC. (“Producer”) and POW! ENTERTAINMENT, INC. (“Lender”) for the producing services of STAN LEE (“Artist”) in connection with the Picture(s) and Non-Picture Projects referenced in the Agreement.

A.           I am familiar with all of the terms, covenants and conditions of the Agreement and I hereby consent to the execution thereof.  I shall perform and comply with all of the terms, covenants, conditions and obligations of the Agreement, even if the employment agreement between Lender and myself should hereafter expire, terminate or be suspended.  I hereby confirm all grants, representations, warranties and agreements made by the Lender under the Agreement.

B.           Unless I am deemed substituted for the Lender as a direct party to the Agreement pursuant to Paragraph D. below, I shall look solely to Lender and not to Producer for the payment of compensation for my services and for the discharge of all other obligations of my employer with respect to my services under the Agreement.

C.           In the event of a breach or threatened breach of the Agreement by Lender or by me, Producer may join me in any action against Lender without being first required to resort to or exhaust any rights or remedies against Lender.

D.           I represent that Lender is a  duly qualified and existing corporation under the laws of its state of incorporation.  If Lender or its successors in interest should be dissolved or should otherwise cease to exist, or for any reason should fail, refuse or neglect to perform, observe or comply with the terms, covenants and conditions of the Agreement, I shall, at Producer’s election, be deemed to be employed directly by Producer for the balance of the term of the Agreement upon the terms, covenants and conditions set forth therein.

E.           I will indemnify Producer for and hold it harmless from and against any and all taxes which Producer may have to pay and any and all liabilities (including judgments, penalties, fines, interest, damages, costs and expenses, including reasonable attorneys’ fees) which may be obtained against, imposed upon or suffered by Producer or which Producer may incur by reason of its failure to deduct and withhold from the compensation payable under the Agreement, any amounts required or permitted to be deducted and withheld from the compensation of any employee under the provisions of the Federal and California Income Tax Acts, the Federal Social Security Act, the California Unemployment Insurance Tax Act, and/or any amendments thereof and/or any other applicable statutes heretofore or hereafter enacted requiring the withholding of any amount from the compensation of an employee.

NO-QUOTE / NON-PRECEDENTIAL

F.           If Producer shall serve Lender with any notices, demands or instruments relating to the Agreement, or to the rendition of my services thereunder, service upon Lender shall also constitute service upon me.

G.           For purposes of any and all Worker’s Compensation statutes, laws, or regulations (“Worker’s Compensation”), I acknowledge that an employment relationship exists between Producer and myself, Producer being my special employer under the Agreement.  Accordingly, I acknowledge that in the event of my injury, illness, disability, or death falling within the purview of Worker’s Compensation, my rights and remedies (and those of my heirs, executors, administrators, successors, and assigns) against Producer or Producer’s affiliated companies and their respective officers, agents, and employees (including, without limitation, any other special employee and any corporation or other entity furnishing to Producer or an affiliate company the services of any other special employee) shall be governed by and limited to those provided by Worker’s Compensation.

STAN LEE (“Artist”)

TABLE OF CONTENTS

I.		OVERALL	1
	A.	CONDITION PRECEDENT	1
	B.	PARTIES	1
	C.	TERM	1
	D.	PRODUCING SERVICES/EXCLUSIVITY	2
	E.	EXCLUSIVE FIRST LOOK	2
	F.	THIRD PARTY PRODUCERS	7
	G.	POST-TERM SERVICES	7

II.		MOTION PICTURE AND OTHER MEDIA PRODUCING SERVICES	7
	A.	ABANDONMENT / TURNAROUND / PROGRESS TO PRODUCTION	7
	B.	THEATRICAL, DIRECT-TO-VIDEO AND TELEVISION DEVELOPMENT / PRODUCTION SERVICES	8
	C.	PRODUCING COMPENSATION - ARTIST SUBMITTED PROPERTIES	11
	D.	CREDIT-ARTIST-SUBMITTED PROPERTIES	33
	E.	SILVER CREEK SUBMITTED PROPERTIES	34
	F.	INTERACTIVE PRODUCT	34
	G.	THEME PARK ATTRACTIONS	38
	H.	OTHER MEDIA	39
	I.	USE OF ARTIST’S NAME	40

III.		MISCELLANEOUS	40
	A.	FIRST OPPORTUNITY - THEATRICAL SEQUEL; THEATRICAL	40
	B.	APPROVALS AND CONTROLS	42
	C.	EXPENSES AND TRANSPORTATION	43
	D.	DELIVERY; LENGTH; RATING; COVER SHOTS	43
	E.	OWNERSHIP AND DISTRIBUTION	45
	F.	NO OBLIGATION TO USE	46
	G.	OVERHEAD ALLOWANCE	46
	H.	RECOUPMENT OF COSTS	47
	I.	PREMIERE	48
	J.	SERVICES UNIQUE	48
	K.	NO PARTNERSHIP	49
	L.	NO THIRD PARTY BENEFICIARIES	49
	M.	COMPLIANCE WITH LAW	49
	N.	NOTICES	49
	O.	ASSIGNMENT	50
	P.	EMPLOYMENT ELIGIBILITY	50
	Q.	FEATURETTE	52
	R.	SUSPENSION	52
	S.	CONSTRUCTION	52
	T.	ENTIRE AGREEMENT	53

EXHIBIT "C"

This Exhibit “C” to the memorandum of agreement (“Agreement”), dated as of March 20, 2006, SILVER CREEK PICTURES, INC.. (“Silver Creek”) and POW! ENTERTAINMENT, INC. (“Lender”) for the producing services of Stan Lee (“Artist”) in connection with the development and possible production of motion picture and other projects as more fully described therein. This Exhibit “C” relates solely to Paragraphs II.C.2.a.ii. and II.C.2.b.ii. of the Agreement and the determination of any DTV Contingent Bonus(es) to which Lender may be entitled as set forth therein, and is not to be used for any other purpose.

1.	DIRECT-TO-VIDEO DEFINED RECEIPTS:

The term “DTV Defined Receipts” as referenced in Paragraph II.C.2.a.iii.(A) of the Agreement shall mean all monies actually received by Buena Vista Home Entertainment, Inc. (“BVHE”) from the manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and optical storage and transmission formats, and any similar device and format embodying the complete DTV Picture in linear form, whether now known or hereafter devised ("Video Devices"), except that the following will be excluded from DTV Defined Receipts:

(a)
Any monies derived by any subdistributor, wholesaler or retailer from sale of Video Devices, whether or not such subdistributor, wholesaler or retailer is owned, operated, managed or controlled by BVHE; provided, however, that in the case of any such owned, operated or managed subdistributor, wholesaler or retailer, BVHE agrees that the terms of sale or lease of any Video Devices to any such entity will be substantially the same as the terms of sale or lease of Video Devices to unrelated entities, in accordance with industry standards;

(b)
Any sums due, but not paid, to BVHE; BVHE may deduct any costs incurred in connection with the collection of monies included in DTV Defined Receipts, including reasonable outside attorneys' and reasonable outside auditors' fees and costs, and any and all loss, damage or liability suffered or incurred by BVHE in the collection of such monies, whether by litigation or otherwise, from the computation of DTV Defined Receipts hereunder;

(c)	Any receipts, domestic or foreign that are received by way of deposits or security until such receipts are earned;

(d)	The salvage value of any videotape, cassettes or other materials purchased by or manufactured by BVHE and not sold as Video Devices;

(e)	Any sums received in a foreign currency and not readily convertible or not readily remittable;

(f)
Any sums paid by BVHE to unrelated third parties as sales incentives to the extent such sums are calculated as a percentage or otherwise on the basis of sales of Video Devices and are in lieu of a reduction in the wholesale price of Video Devices or of the distribution of Video Devices as so-called "free goods"; and

(g)
Any and all sums paid or accrued on account of sales, use, value added, receipts, income, excise, remittance and other taxes (however denominated) to any government authority, assessed upon the Video Devices or any other materials relating to the Picture(s), or upon the use or distribution of Video Devices or upon the revenues derived therefrom or any part thereof or upon the remittance of such revenues or any part thereof, and any and all sums paid or accrued on account of freight, shipping, handling and insurance in connection with the sale of Video Devices, duties, customs and imposts, costs of acquiring permits, quotas and any similar authority to secure the entry, licensing, sale, exhibition, performance or other use of Video Devices in any country or part thereof regardless of whether such payments or accruals are assessed against Video Devices or the proceeds thereof or against a group of Video Device titles in which the Picture(s) or proceeds thereof may be included. In no event will the deductible amount of any such tax (however denominated) imposed upon BVHE be decreased (nor the DTV Defined Receipts increased) because of the manner in which such taxes are elected to be treated by BVHE in filing net income, corporate franchise, excess profits or similar tax returns. Notwithstanding the foregoing, BVHE's own income taxes and franchise taxes based on BVHE's net income and any income taxes paid to any country or territory by BVHE based on the net earnings of BVHE in such country or territory (to the extent computed and assessed solely by the reason of voluntary retention in such country or territory by BVHE of any portion of DTV Defined Receipts) will not be deductible in computing DTV Defined Receipts hereunder.

Additionally, DTV Defined Receipts will be determined after all reasonable refunds, credits, discounts, rebates, allowances and adjustments granted to subdistributors, wholesalers, retailers and other purchasers and BVHE’s, whether occasioned by condemnation by boards of censorship, settlement of disputes or otherwise.

2.	RETURNS:

BVHE will further be entitled, in the exercise of its reasonable business judgment, to establish reserves against additional returns or other items which BVHE reasonably anticipates may be deductible from DTV Defined Receipts hereunder.

EXHIBIT "CB"

This Exhibit is attached to and made part of the Agreement dated as of March 20, 2006, between SILVER CREEK PICTURES, INC. (“Silver Creek”) and POW! ENTERTAINMENT, INC. ("Lender") for the producing services of Stan Lee ("Artist") relating to the motion picture project currently entitled "________________" or such other project(s) or production(s) described therein (the "Picture") to be distributed by WALT DISNEY PICTURES (“WDP”).

NOTE: PLEASE READ CAREFULLY

This Exhibit CB sets forth the contractual formula to be used solely for the definition, computation, and accounting of Contingent Proceeds and payment, if any, of Lender's Contingent Bonus as provided in the Agreement.

Lender and Artist understand and agree that:  (i)  the defined terms shall have the meanings described in this Exhibit CB; (ii) the words or defined terms used herein may not necessarily correspond in any way to generally accepted accounting principles or any other definitions associated with the practices of accounting or auditing; (iii) there is no guarantee whatsoever, and it is unlikely, that any Contingent Bonus will become payable to Lender, regardless of the level of income, revenues, profits and/or receipts, if any, that WDP, Affiliates or Related Parties, or any distributor or exhibitor realizes from the exploitation of the Picture; (iv) Lender shall be entitled to the payment of Contingent Bonus amounts only in accordance with the terms hereof, and Lender and Artist acknowledge and understand that any such payment is entirely speculative; (v) Lender and Artist have been represented by counsel or other representative(s) of their choice in the negotiation of the terms of the Agreement and this Exhibit CB; (vi) Lender and Artist have a full understanding of the terms of the Agreement and this Exhibit CB; (vii) WDP's, Affiliates' and Related Parties' accountings for financial reporting, tax reporting or other purposes are not prepared in the same manner as accountings pursuant to this Exhibit CB; (viii) no fiduciary relationship whatsoever exists between WDP, on the one hand, and Lender and Artist, on the other hand, including without limitation, arising from the obligation of WDP to account for Contingent Proceeds and potentially to pay a Contingent Bonus to Lender; (ix) the terms of this exhibit are part of a comprehensive negotiated agreement that contains both economic and non-economic terms; and, which taken as a whole, is the product of an arm's length give and take negotiation whether or not changes have been made to this Exhibit CB; and (x) no representations whatsoever, expressed or implied, have been made to Lender or Artist that are contrary to this Paragraph.

Initialed:  _______ (Lender) and _______ (Artist)

Contingent Bonus

EXHIBIT CB

CONTINGENT BONUS FORMULA

"Contingent Proceeds" shall mean the Defined Receipts, if any, remaining after WDP deducts and retains for its own account,  the following items on a continuing basis in the following order of priority:

A.	FIRST DEDUCTION - First, an amount equal to the following percentages (“Percentage Deduction”) of Defined Receipts:

•	From Defined Receipts (other than Flat Sales and Free TV)
	o	U.S. and Canada	30%
	o	U.K.	35%
	o	Foreign	40%

•	From Flat Sales Defined Receipts		15%

•	From Free TV Defined Receipts
	o	U.S. Network	25%
	o	U.S. Non-Network and Canada	35%
	o	Foreign and U.K.	40%

B.	SECOND DEDUCTION - Next, from the remaining amount of Defined Receipts, an amount equal to the Distribution Costs plus an additional 10% of Ad and Publicity Costs.

C.
THIRD DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, whether or not funds are actually borrowed for the Picture, and irrespective of the actual funding arrangements or WDP's actual financing costs for the Picture or WDP's borrowing rate, as WDP's funding charge, an amount equal to 1.25 times the prime rate of the Bank of America, as the same may vary from time to time, on the total amount of the Fourth Deduction below, commencing from the respective dates on which amounts chargeable under the Fourth Deduction are paid or incurred (whichever first occurs) and continuing until the middle of the accounting period in which those amounts are recouped.

D.
FOURTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Cost of Production plus an additional 15% of Cost of Production, which 15% shall be charged concurrently with the incurring of the respective items of Cost of Production.

E.	FIFTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Other Contingent Amounts.

The remaining amount, if any, shall be the Contingent Proceeds from which Lender's percentage or share thereof (the "Contingent Bonus") shall be calculated.

The terms used in this Contingent Bonus Formula are defined in, and the Contingent Bonus hereunder shall be accounted for, pursuant to the terms and conditions of the attached Schedule 1:

Contingent Bonus

 SCHEDULE 1

1.     DEFINITIONS

1.1.      Defined Receipts

A.       "Defined Receipts" means the aggregate of all receipts actually received by WDP on behalf of the Picture in U.S. dollars in the U.S. or in a foreign currency which are not Restricted Funds, only from:

1.     WDP's direct distribution of the Picture in theatres and on television ("TV"), including theatrical and non-theatrical exhibitions, and free, cable and pay TV exhibitions.

2.     Distribution of the Picture by any Person other than WDP licensed by WDP with an obligation to report receipts and expenses to WDP (a "Subdistributor"). WDP shall, to the extent reported and accounted to WDP, treat all such receipts received and earned by the Subdistributor, and all distribution costs incurred by the Subdistributor as though such receipts were received and earned by WDP and such distribution costs were incurred by WDP; provided, however, that WDP's applicable Percentage Deduction shall include the Subdistributor's distribution fee, and the licensing or other arrangement between WDP and each Subdistributor shall not be taken into account in WDP's accounting to Lender under this Exhibit CB.

3.     Manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and/or optical storage and/or transmission formats, any analog or digital reproductions, or any similar device and/or format embodying the complete Picture in linear form, whether now known or hereafter devised ("Video Devices"); provided that Defined Receipts for Video Devices shall be:  (a) if WDP distributes Video Devices, a royalty in an amount equal to 20% of the sums actually received by such entity  (less taxes, credits and returns) from its distribution thereof; or (b) royalties actually received by WDP from any unaffiliated third party Video Device distributor less royalties payable to other third parties.

4.     "Flat Sale" licenses for the theatrical exhibition of the Picture for a specified period for any territory or area (excluding the U.S. and Canada) in consideration of the payment of a specified amount not calculated by a percentage of receipts of the applicable licensee.

5.     Compensatory receipts (less all costs and fees) from copyright infringers of the Picture.

6.     Receipts from theater box office operated by WDP in connection with four-wall or road show exhibitions of the Picture to the extent receipts from all such exhibitions taken as a whole exceed costs incurred for all such exhibitions.

7.     Cash subsidies granted by governmental agencies or prizes to the extent granted solely with respect to the Picture.

8.     The royalties as provided in Schedules A (Music) and B (Soundtrack Records, Merchandising/Publishing), which are attached hereto and incorporated herein by this reference.  There will be no Percentage Deduction applied to the royalties under this subparagraph 8.

There shall not be any Percentage Deduction on Defined Receipts from each of Paragraph 1.1.A.5 and Paragraph 1.1.A.7 above.  If the respective costs relating to each of Paragraph 1.1.A.5, 1.1.A.6 or Paragraph 2 of Schedule B, and applicable Percentage Deduction, if any, pursuant to Paragraph 1.2, exceed receipts from each of Paragraph 1.1.A.5, 1.1.A.6 or Paragraph 2 of Schedule B, respectively, such excess costs of each shall separately be deductible as a Distribution Cost.

B.        Defined Receipts Exclusions

The following are not included in Defined Receipts:

1.     Box office or other amounts retained by any theater or other exhibition venue (except as specified in Paragraph 1.1.A.6 hereof) for their own account; and receipts of:  broadcasters and other transmitters by all means now known or hereafter devised; wholesale or retail distributors, licensors or sellers of Video Devices, audio devices and other products; book or music publishers; merchandisers and retailers; or any other similar Person,  whether or not any or all such excluded Persons are owned, operated or controlled by WDP, Affiliates or Related Parties.

2.     Amounts received from advance payments or security deposits unless earned by exhibition or broadcast, or (subject to Paragraph 1.1.A.2) unconditionally non-returnable, and refunds, rebates or adjustments granted to other Persons by WDP.

3.     Amounts payable in foreign currency and not received by WDP in the U.S. due to remittance restrictions ("Restricted Funds").   Restricted Funds shall not be included in Defined Receipts nor accounted for unless and until they have been received by WDP in U.S. dollars in the U.S. or expended by WDP in the territory in which held, except as provided in 1.1.B.3(a) below.

(a)   If any Contingent Bonus becomes payable to Lender under this Agreement, Lender may notify WDP in writing that Lender desires to have included in Lender's Contingent Bonus, Lender's share of Restricted Funds in a particular territory and designate a bank or other representative in such country, to whom payment may be made for Lender's account.  Upon WDP's receipt of such notice and all required permissions, such payment shall be made to Lender's representative at Lender's expense.  Upon payment of Lender's share of Restricted Funds, WDP shall have no further obligation to account for such Restricted Funds whether as Defined Receipts or otherwise.

Contingent Bonus

(b)   On Lender's written request, WDP shall report to Lender the amount of Restricted Funds (if any) which under this Paragraph 1.1.B.3 have not yet been included in Defined Receipts as of the closing date of the most recent statement which has been furnished to Lender under Paragraph 2.1 below.

4.     Amounts collected in connection with the distribution of the Picture as taxes or for payment of taxes (e.g., admission, sales, use or value added taxes, etc.).

5.     Amounts collected from exhibition of the Picture contributed to charitable organizations.

6.     Receipts from remakes, prequels, sequels, radio or TV series or other derivative uses of the Picture or any element thereof.

7.     Salvage value or receipts derived from print stocks, film or tape clips, stock footage, stills, props, sets, wardrobe, or other items included in Cost of Production except and only any sums received from the sale of cars purchased specifically in connection with the Picture and sold within six months after completion of photography, which sums shall be included in the Defined Receipts of the Picture without any Percentage Deduction.

1.2.      Percentage Deduction

"Percentage Deduction" means the percentage of Defined Receipts set forth in the Contingent Bonus Formula as the First Deduction which WDP shall deduct and retain for its own account.

1.3.      Distribution Costs

A.       "Distribution Costs" means the aggregate of all costs, expenses and charges paid, advanced or incurred by WDP or a Subdistributor, directly or indirectly, in connection with the distribution, exhibition and exploitation of the Picture, which are not included in Cost of Production, including any of the following:

1.      Ad and Publicity Costs

Advertising, promoting, marketing, exploiting and publicizing (collectively "ad" or "advertising") in connection with the Picture, including the cost of ad space, time, and physical material used for ads and commercials;  shipping, integrating and monitoring of ads and commercials; preparation and dissemination of ad material; salaries, fees, travel and business expenses of WDP advertising and marketing executives, personalities connected to the Picture, and publicists, press representatives and field exploitation persons appropriately allocated (in WDP's business judgment) to the Picture, whether or not incurred by or paid to WDP employees or other persons; previews, screenings, premieres, film festivals, trade shows and sales events; entertainment of press and personalities; research and tests of ad concepts and effectiveness; press books and kits, trailers, stills and other accessories and publicity releases; advertising allowances to theatres or other exhibitors regardless of how made; commercial tie ups; other advertising and publicity costs whether directed to the consumer or the exhibitor and institutional costs.

2.      Conversion

Conversion to U.S. dollars and remittance of Defined Receipts to the U.S., including costs and fees of contesting the imposition of restrictions.

3.      Checking

Checking attendance and receipts, and investigating unauthorized use of the Picture, whether payable to or incurred by WDP employees or other Persons.

4.      Claims

All expenses, costs and attorneys' fees in connection with the investigation, assertion, prosecution or defense of claims or litigation relating to the Picture and  the gross amount paid for the settlement or satisfaction of any claims, judgments or decrees in connection therewith.

5.      Collections

Collection of Defined Receipts including attorneys' and auditors' fees and costs, and liability incurred by WDP in connection therewith.

6.      Copyright and Royalties

Copyright, trademark and patent costs in connection with the Picture and royalties payable with respect thereto.

7.      Other Versions

Making, delivering and using foreign, radio, TV or any other media versions of the Picture, or titles thereof, or making changes required by censorship and rating considerations.

8.      Residuals

Payments as required by applicable collective bargaining agreements by reason of exhibition of the Picture or any part thereof in any media.  Any such payments made to or on behalf of Lender shall be deducted against Lender's Contingent Bonus (if any) to the extent not prohibited by the applicable collective bargaining agreement.  Any payments under this Exhibit CB made to Lender prior to payment of residuals shall constitute a credit against such residuals to the extent not prohibited by the applicable collective bargaining agreement; provided that any such credit, when applicable, shall not be taken a second time against Lender.

9.      Insurance

Insurance coverage for any and all risks of loss or liability with respect to the Picture and any components thereof.  WDP may elect in its sole discretion to self-insure as to any items of risk, and charge an amount equal to the insurance premium WDP would otherwise have paid for such insurance.

Contingent Bonus

10.    Trade Dues

The allocable portion, as determined in WDP's business judgment, of dues, assessments, legal fees and costs (including antitrust and piracy matters), and contributions to the MPAA, AMPTP or similarly constituted or substitute Persons throughout the universe.

11.    Licenses

All licenses, duties, customs charges, fees or any other amounts to permit exploitation of the Picture.

12.    Prints

Prints of the Picture including lab, labor, service and materials, titles, discs, dubbing, subtitling, gauge reductions, inspection, repair, shipping, storage, delivery and insurance thereon.

13.   Taxes

Taxes and governmental fees of any nature, including costs of contesting them, and interest and penalties thereon (other than WDP or Subdistributor corporate income taxes), imposed directly or indirectly on the Picture or any part thereof or on the Defined Receipts or the license, distribution or exhibition of the Picture, or collection, conversion or remittance of monies connected therewith.  Foreign remittance and withholding taxes charged to the Picture shall be determined as follows: the then-current effective tax rate for a particular country and distribution medium shall be multiplied by the Defined Receipts from such country and distribution medium.

14.         Transportation, Shipping Packaging, etc.

Transportation, shipping, warehousing, reels and containers, and all other costs of delivering the Picture for exhibition.

B.      All discounts, rebates or credits received by WDP specifically relating to the Picture shall be taken into account in computing Distribution Costs hereunder other than those based on:  (i) volume or quantity of advertising, prints, negatives or other materials, or (ii) the manner or time of payment of any Distribution Cost item.

1.4.      Other Contingent Amounts

"Other Contingent Amounts" means amounts such as deferments, defined receipts, contingent bonus (or similar payment), or otherwise, to any Person including Lender for rights or services in connection with the Picture, excluding:  (1) the Contingent Bonus payable to Lender or retained by WDP hereunder; and (2) contingent bonus payments (or other contingent payments) which reduce Lender's Contingent Bonus to the extent provided in this Agreement.  Other Contingent Amounts will be deducted if, when and to the extent that WDP's obligation to pay them accrues, whether or not such payments have become due or been made and regardless of whether WDP has recovered the Cost of Production.

1.5.      Cost Of Production

           "Cost of Production" is the aggregate of all costs, charges, claims and expenses paid or incurred by WDP in connection with the development, production and delivery of the Picture and its trailers, including payments required to be made following production of the Picture, determined in the customary manner WDP accounts for production costs at the time the Picture is produced.  If WDP's facilities  are used, a use charge shall be included in the Cost of Production in accordance with the then-current WDP facilities charge schedule.  To the extent that WDP employees render services in connection with the Picture, employee fringe benefit costs for such employees shall not exceed the effective fringe benefit rate for Walt Disney Pictures and Television employees during the fiscal year preceding the fiscal year in which the services were rendered. To the extent that WDP's contractual obligation to pay Defined Receipts to any Person, including Lender,  for rights or services in connection with the Picture accrues before any Contingent Proceeds hereunder have been derived, such payments of Defined Receipts shall be deemed included in the Cost of Production regardless of whether the obligation is fixed or dependent upon Defined Receipts.  An additional amount by which the Cost of Production exceeds the approved Picture budget by the lower of $300,000 or 10% of the budget shall be deemed included in Cost of Production, but such excess overbudget amount shall not itself bear WDP's funding charge set forth as the Third Deduction in Paragraph C. of the Contingent Bonus Formula nor the additional 15% charge set forth as the Fourth Deduction in Paragraph D. of the Contingent Bonus Formula. Excess costs incurred due to force majeure, changes requested or approved by WDP as confirmed by a Business Affairs executive of WDP in writing, and retroactive increases to scale personnel under collective bargaining agreements are excluded from overbudget computation.

1.6.      Miscellaneous Definitions

A.      Free TV

"Free TV" is television exhibition for which no fee or subscription is charged to the viewer.

B.      Network

"Network" means ABC, NBC or CBS or any other similar affiliated group of Free TV television stations broadcasting more than fifteen hours of prime time programming per week with eighty percent U.S. clearance.

C.      Includes

"Includes" (and equivalents "included" or "including") and "such as", are illustrative and not intended to be limiting.

D.      Person

Any corporation, partnership or other business entity or natural person.

E.      WDP

For the purposes hereof, "WDP" means Walt Disney Pictures and Television and Affiliates engaged in the business of theatrical, non-theatrical and television distribution of motion pictures.  WDP shall not include:  any theatrical exhibitor, radio or television transmitter or broadcaster; any satellite, cable or other pay television operator, nor any Person transmitting the Picture to such operators or any one else by any method or delivery system; any wholesale distributor or retailer of video discs, videocassettes or similar devices; any book or music publisher; any producer or distributor of audio products; any merchandiser; or any other similar Person, whether or not any of the foregoing excluded Persons are owned in whole or in part, operated or controlled by WDP.

Contingent Bonus

F.      Affiliate

For purposes of this Exhibit CB, "Affiliate" shall mean any entity (other than Walt Disney Pictures and Television) that is a subsidiary of The Walt Disney Company (i.e., an entity of which The Walt Disney Company owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock) and each other entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, The Walt Disney Company.  For purposes of this definition, the terms "control," "controls," and "controlled" mean the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

G.      Related Party

For purposes of this Exhibit CB, "Related Party" shall mean any entity (other than an entity included in the definitions of WDP and Affiliate) which The Walt Disney Company owns directly or indirectly through one or more intermediaries, more than 10% of the voting stock.

H.      Territory

1.     U.S. is the United States, together with any other countries licensed by or through the distributing organization(s) servicing the U.S. for WDP.

2.     Canada is Canada, together with any other countries licensed by or through the distributing organization(s) servicing Canada for WDP.

3.     The United Kingdom (U.K.) is United Kingdom of Great Britain and Northern Ireland, Republic of Ireland, Channel Islands, Isle of Man, Gibraltar, Malta.

4.     Foreign is all countries (other than U.S., U.K. and Canada) and any other areas in the universe.

5.     All foregoing references to countries include their territories and possessions, and political subdivisions.

6.     Distribution to armed forces shall be included in the particular territories where such exhibitions shall occur. Distribution to airlines, ships and other means of transportation shall be included in the territory of their respective national origin.

I.      Agreement

"Agreement" is the agreement to which this exhibit is attached, together with this exhibit, and any other attached amendments, exhibits and schedules.

2.     ACCOUNTING

2.1.      Statements

WDP shall give Lender quarterly summary statements relating to the calculation of Lender's Contingent Bonus for the first two years after the date established by WDP as the date of first general release of the Picture in the U.S. (or if there is no U.S. general release, then upon general release outside the U.S.); semiannually for the next two years;  and annually thereafter if any Contingent Bonus is payable to Lender or, if none due, only on Lender's written request, provided such request is made not more than once per year. Statements shall be issued within 90 days after the end of each accounting period and accompanied with payment of any amount shown due Lender.  Notwithstanding the foregoing, if the Picture has been made available for U.S. TV syndication and the first statement thereafter issued shows that more than $500,000 in Defined Receipts would be needed before Lender would be entitled to receive Contingent Bonus, WDP shall have no further obligation to render statements to Lender.  If the Picture is generally reissued in the U.S. theatrically, then WDP shall resume quarterly statements for one year from the date of such reissue and thereafter in accordance with the above.

2.2.      Incontestability

Statements are subject to correction or amendment by WDP at any time.  Each statement and all matters of accounting and methodology are conclusive and binding on Lender 24 months after each statement is issued, unless Lender objects in writing within that 24 month period, specifying in detail the particular items on the statement and the nature of the objection(s). If the objections are raised timely, but are not resolved, Lender may initiate a claim with respect to such objections, provided such claim is instituted within 6 months following the date of the initial written objection or prior to the expiration of the period of the applicable statute of limitations, whichever occurs first.  Lender may not institute or maintain a claim against WDP with respect to any item or transaction on a statement, whether in a lawsuit, an arbitration or any other proceeding unless Lender has first provided WDP with a timely and detailed written objection to such item or transaction. WDP must keep books of account for any given transaction on a statement for 24 months after the initial reporting of such transaction.    All time periods referred to in this paragraph commence upon issuance of the first statement on which any particular transaction is reflected, and the reappearance of a transaction in cumulative statements shall not cause the running of any time period to toll or recommence.

2.3.      Books

The items reflected in the statements, to the extent they have not become incontestable or have not been previously examined, may be examined at Lender's expense, once in each 12 month period (the first of which commences upon issuance of the first statement hereunder).  Such statements may only be examined by a national firm of reputable CPA's, the selection of which is subject to WDP's approval not to be unreasonably withheld.   WDP shall make available for examination those books of account with respect to the distribution of the Picture which WDP customarily maintains at its Burbank-area offices.   Each examination of any statement or statements for a particular accounting period must be concluded within the earlier of six months following commencement or an aggregate of 30 examination days.  A copy of the report of such examination shall be delivered by Lender to WDP when it is made available to Lender. Lender shall have no right to inspect or copy any tax return of WDP or any Subdistributor, Affiliate or any Related Party, or require the production of any such tax return or any information contained therein.

Contingent Bonus

2.4.      Withholdings

All amounts payable to Lender under this Agreement shall be subject to all present and future laws and regulations requiring the reporting, deduction or withholding of payments for taxes or otherwise. WDP shall have the right to make such deductions and withholdings, and the payment or reporting thereof to the governmental agency concerned in connection with WDP's good faith determination of such laws and regulations shall constitute payment hereunder to Lender. WDP shall not be liable to Lender for the making of such reports, deductions and/or withholdings or the payment thereof to the governmental agency concerned.  In any such event, Lender shall have the sole responsibility for bringing and maintaining any claims against third parties regarding such reporting, deductions or withholdings.

2.5.      Address

All statements shall be deemed issued when mailed to Lender at the address for notices under this Agreement.

2.6.      Reserves

WDP shall have the right from time to time and in its business judgment to establish and adjust reserves for any distribution costs, uncollected accounts or other items which WDP believes in its business judgment will be deductible from or credited against Defined Receipts hereunder.  WDP agrees to liquidate reserves within an appropriate period of time within WDP's business judgment.

2.7.      Tax Credits

WDP shall have the sole right to take whatever credits (including investment tax credits), deductions or other benefits that may be available throughout the universe, with respect to taxes and excises payable in any way in connection with the Picture or otherwise, without any accounting, credit or payment obligation to Lender.

3.     ADDITIONAL TERMS

3.1.      Arbitration

WDP and Lender agree that any dispute between them concerning the rights and obligations of WDP and Lender under this Exhibit CB, whether sounding in contract or tort, may only be adjudicated in accordance with the following procedure:

A.      Either (i) WDP and Lender shall mutually select an arbitrator, or (ii) if they cannot agree on such arbitrator, WDP and Lender shall each select one arbitrator and those two arbitrators shall then select a third arbitrator.

B.      The parties shall arbitrate the dispute in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (except to the extent expressly set forth elsewhere in this Exhibit CB) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.2.      No Representation

WDP has no obligation to distribute the Picture and if it does so, Lender acknowledges that WDP has no obligation to maximize Defined Receipts and has not made any representations with respect to the likelihood or amount of Defined Receipts, deferments, Contingent Proceeds or Contingent Bonus, if any, which will or may be derived from distribution of the Picture.

3.3.      Control of Exploitation and Marketing

A.      As between WDP and Lender, WDP shall have exclusive and perpetual control of the distribution, marketing, advertising, publicizing, exploitation, sale or other disposition of the Picture and may distribute, or withhold or withdraw the Picture from distribution at its sole discretion with respect to one or more territories or media.  WDP may distribute the Picture with other pictures whether or not WDP has any interest in such other pictures.

B.      For all purposes under this Exhibit CB, allocations of Defined Receipts, costs, rights and other matters relating to the Picture and other motion pictures shall be allocated by WDP in its business judgment and in accordance with WDP's prevailing business practice.

C.      With respect to trailers and shorts exhibited with the Picture outside of the U.S. and Canada, Defined Receipts shall be reduced by 3% for trailers and 5% for shorts.

D.      As between WDP and Lender, WDP owns all rights to the Picture and its Defined Receipts and Contingent Proceeds, including the right to encumber, transfer or dispose of them and Lender shall have no right, title or interest therein.  Lender acknowledges that its sole right under this Exhibit is a contractual right to contingent compensation in the form of, and measured by, the Contingent Bonus Formula.

E.      WDP, its agents and assigns, in its and their business judgment, shall be entitled to distribute the Picture on a percentage basis or make flat sales, make and cancel contracts, adjust and settle disputes, and give allowances and rebates to distributors, licensees, exhibitors or other Persons whether or not any such entity is owned, operated or controlled by WDP, Affiliates or Related Parties.

F.      WDP shall have complete discretion in determining the extent, if any, to which it will audit or check payments or charges to WDP or assert claims with respect thereto.

G.      Lender acknowledges that WDP is part of a large, diversified international group of affiliated companies engaged in a variety of business activities. WDP has informed Lender that it frequently enters into business transactions with Affiliates and Related Parties, and Lender acknowledges and agrees that WDP is entitled (but is not obligated) to, and may, in its sole discretion, enter into agreements or other arrangements with Affiliates and Related Parties in connection with any or all rights relating to the Picture, including, without limitation, all exploitation rights and all subsidiary, ancillary or other rights relating thereto (the "Exploitation Rights"). Lender hereby acknowledges and agrees that WDP is under no obligation, express or implied, to offer the Exploitation Rights or any part thereof to unaffiliated or unrelated third parties, whether in lieu of or in addition to offering such rights to Affiliates and Related Parties, or to otherwise seek or secure any business arrangements with any unaffiliated or unrelated third parties with respect thereto.  Without limiting the generality of any other provision of the Agreement,  Lender hereby waives any right to make any claim or seek any relief, whether at law or in equity (specifically including injunctive relief), asserting the existence and/or breach of any such express or implied obligation.

Contingent Bonus

In addition, Lender acknowledges and agrees that any agreement or other arrangement by WDP with an Affiliate or Related Party regarding the Exploitation Rights shall be conclusively presumed to be fair, reasonable and unobjectionable unless Lender shall establish that such agreement or other arrangement is on financial terms which, taken as a whole, are materially less favorable economically to WDP than the terms of Similar Transactions generally entered into by WDP with unaffiliated or unrelated third parties;  or if there are no such unaffiliated or unrelated Similar Transactions, then by WDP with Affiliates or Related Parties (as applicable);  or if there are no such Similar Transactions with Affiliates or Related Parties, then by Affiliates with any other Affiliate or Related Party (any such materially less favorable agreement or arrangement being hereinafter referred to as a "Less Favorable Arrangement").  For purposes hereof, the term "Similar Transactions" shall mean agreements or other arrangements relating to motion pictures similar to the Picture (including WDP or non-WDP Pictures) which involve rights which are comparable to the Exploitation Rights or any relevant part thereof.   WDP and Lender agree that in any arbitration between them under Paragraph 3.1 above, concerning whether WDP has entered into a Less Favorable Arrangement, the arbitrator(s) shall select an independent national accounting firm with entertainment accounting expertise who shall be present with the arbitrator(s) during the arbitration proceedings, and, on the basis of the evidence presented (including any expert testimony presented by the parties and admitted into evidence),  shall provide a written report to the arbitrator(s) solely on the issue of whether there was a Less Favorable Transaction; and the above referenced records and report shall be kept in strictest confidence by the accounting firm and disclosed only to the arbitrator(s) who shall have authority, subject to a protective order maintaining the confidentiality of the information to the fullest extent permitted by law, to disclose to the parties only those relevant portions of the report indispensable to the adjudication of the issue.  If pursuant to Paragraph 3.1 above, the arbitrator(s) conclude(s) that WDP has entered into a Less Favorable Arrangement with an Affiliate or Related Party, Lender's sole and exclusive remedy shall be the right to receive an adjustment on the next accounting statement when due, including any additional payments that may be required, pursuant to Paragraph 2.1 hereof, modified to the extent required to render such Less Favorable Arrangement not a Less Favorable Arrangement.

3.4.      Sales of All Rights

A.      If after completion and delivery of the Picture to WDP, WDP sells all its right, title and interest in the Picture (other than to an Affiliate or through merger or consolidation), Lender may elect that:

1.     The net sum received by WDP shall constitute Defined Receipts hereunder but further income of purchaser in connection with the Picture shall not be included in Defined Receipts, or,

2.     The net sum received by WDP shall not be included in Defined Receipts and all receipts and expenses (other than the purchase price paid to WDP) of the purchaser relating to the Picture shall be treated for purposes of accounting to Lender, as though they were receipts and expenses of WDP, provided that upon assumption by purchaser of such obligation, the sale shall be considered a novation and WDP shall thereafter have no obligation of any kind to Lender.

B.      Lender's election shall be made within 7 days after WDP notifies Lender in writing that it proposes to make such sale and identifies the purchaser and purchase price. If WDP does not receive written notice of Lender's election within 7 days after issuance of WDP's notice, then WDP shall have the right, but not the obligation, to make such election on Lender's behalf.

3.5.      Assignment by Lender

A.      Lender may assign Lender's right to receive its Contingent Bonus hereunder in whole or in part, at any time after the release of the Picture, subject to WDP's approval not to be unreasonably withheld and provided that such assignment does not subject WDP to any additional liability in connection with the assignment.  However, in no event shall WDP be obligated to account to more than one Person. In any event, WDP's obligation to pay in accordance with any assignment, or designation of a disbursing agent, shall be conditioned on WDP's receipt of written notice thereof, in form satisfactory to WDP, and WDP's payment in accordance therewith shall satisfy WDP's payment obligations to Lender hereunder.  Lender's right to examine WDP's books of account shall not be assignable without WDP's prior written consent and in any event shall be limited to one Person.

B.      WDP shall have the right of first refusal with respect to any proposed assignment of Lender's right to receive Contingent Bonus hereunder upon equivalent terms (to the extent economically matchable) offered to Lender by a bona fide third party. Lender shall notify WDP of the terms of any such proposed assignment and WDP shall have 7 business days within which to elect to accept such terms.  Lender shall make no change in such terms which are adverse to Lender's interest without giving WDP the opportunity to accept such changed terms.  If WDP does not elect to accept such terms, then Lender shall be free to accept the proposed terms of assignment from such bona fide third party provided that if such proposed assignment is not concluded within 30 days following the expiration of the 7 business day period referred to above, WDP's right of first refusal under this Paragraph 3.5.B shall revive and shall apply to each subsequent offer received by Lender. This Paragraph 3.5.B shall not apply to family gifts.

Contingent Bonus

3.6.      General Terms

A.      This Agreement is not for the benefit of any third party and shall not create a partnership, joint venture, agency, trust or fiduciary obligation between WDP and Lender or make Lender WDP's agent or create a relationship between WDP and Lender other than creditor-debtor to the extent amounts are due hereunder.

B.      WDP may, in its business judgment, commingle Contingent Proceeds or Defined Receipts with any other funds.

C.      Nothing in this Exhibit CB or the Agreement shall give Lender the right to a lien on the Picture, the Contingent Proceeds or Defined Receipts.

D.      Lender shall not be entitled to interest or any other gain which may accrue as a result of WDP's obligation to pay Lender's Contingent Bonus (or part thereof) even in the event of a dispute between Lender and WDP concerning the interpretation of this Exhibit CB, non-payment hereunder or otherwise.

E.      Headings are for convenience only and are of no effect in construing the contents of this Agreement.

F.      Lender waives any right at law or equity to revoke, terminate, diminish or enjoin any rights granted or acquired by WDP hereunder by reason of a claimed non-payment of monies allegedly due and payable hereunder, it being agreed that Lender's sole remedy for any such alleged non-payment shall be limited to a claim for any such money that is due and payable hereunder.

END OF EXHIBIT CB

Contingent Bonus

SCHEDULE "A"
REFERRED TO IN PARAGRAPH 1.1.A.8 OF EXHIBIT CB

MUSIC PUBLISHING

1.
A royalty equal to fifteen percent (15%) of Music Publishing Contingent Proceeds ("MPCP") received by WDP from the exploitation of music publishing rights (i.e., mechanical reproduction, public performance, sheet music/folios and synchronization) to the original music and/or lyrics written specifically for and synchronized in the Picture as generally released (the "Music") shall be included in Defined Receipts.

2.
Music Publishing Defined Receipts ("MPDR") shall mean all monies actually received by WDP with respect to the Music excluding any advance, guarantee or minimum royalty payment received by WDP in connection with any subpublishing, collection, licensing or other agreement, unless such payment is specifically attributable to the Music.

3.	MPCP shall mean MPDR less the following:

(a)	Royalties or other monies payable by WDP to the composer(s) and/or lyricist(s) of the Music.

(b)	All additional shares of MPDR payable by WDP to such composer(s), lyricist(s) and/or any other third party co-publishers, administrators or other participants.

(c)	Collection or other fees customarily and actually charged by The Harry Fox Agency, Inc., or any other collection agent used by WDP.

(d)	Copyright registration fees and the costs of transcribing lead sheets.

(e)
All other administration and exploitation expenses incurred with respect to the Music including, without limitation, the costs of producing demonstration records, advertising and promotion expenses, costs or amounts payable to third-party publishers, co-publishers, administrators, publishing participants, subpublishers, licensees, trustees or collection agents, attorneys' and accountants' fees directly related to the Music, and damages and expenses incurred by reason of infringement claims, but excluding rents, overhead, salaries and other similar general expenses.

4.	If Lender is entitled to receive a direct royalty or other type of payment with respect to the Music, then no portion of MPCP will be included in Defined Receipts.

WALT DISNEY PICTURES
MUSIC PUBLISHING
SCHEDULE "A" TO EXHIBIT CB

Contingent Bonus

SCHEDULE "B"
REFERRED TO IN PARAGRAPH 1.1.A.8 OF EXHIBIT CB

1.             SOUNDTRACK RECORDS:  In the event WDP receives any royalties in respect of the soundtrack album(s) (“Album”) and/or other  "phonorecords" (as that term is defined in the U.S. Copyright Act of 1976, 17 U.S.C. Sections 101, et. seq.) derived from the soundtrack of the Picture (“Soundtrack Records”), then WDP agrees that such royalties will be computed as follows for inclusion in Defined Receipts:

1.1     If an Affiliate distributes Soundtrack Records, then the royalty included in Defined Receipts shall equal 2¼ % (“Royalty Rate”) of the suggested retail list price (or the equivalent wholesale royalty) for net sales of the Album through normal retail channels in the United States (“USNRC Sales”).  The Royalty Rate shall be otherwise defined, computed, reduced and accounted for on the same basis that the Affiliate customarily accounts to third party recipients including, without limitation, in respect of foreign sales, configurations variations, taxes, flat fee licensing, coupling, singles, free goods, packaging deductions, royalty base and all other reductions and deductions.  Royalties hereunder shall only be included in Defined Receipts prospectively after the recoupment from the aggregate royalty payable (or accrued against advances or other charges) by WDP in respect of Soundtrack Records (including royalties payable to artists, producers, record companies, film personnel, music supervisors, musicians and the royalty payable pursuant to this Schedule B) of the following:      (i) all recording costs of the master recordings embodied in Soundtrack Records; (ii) any re-recording costs of master recordings which are re-recorded for Soundtrack Records; and (iii) all costs of converting the master recordings in the Picture from motion picture recordings to phonograph record use (including, re-recording costs, reuse fees, editing, sweetening, etc.).

1.2         In the event that WDP receives its royalties from the exploitation of Soundtrack Records by a third party distributor, then the royalty to be included in Defined Receipts shall be the "Soundtrack Contingent Proceeds" (as defined below).

1.3.          “Soundtrack Contingent Proceeds” shall mean all revenues received by WDP from the exploitation of Soundtrack Records, if any, as set forth in the applicable Soundtrack Records agreement after deduction of the following costs and third party royalties:

(a)           A sum equivalent to the actual dollar amount (including any fixed cash amounts, advances and/or royalties) actually paid to all third party performers and/or participants with respect to the music/soundtrack contained in Soundtrack Records and/or the Picture, including without limitation, cash payments and/or royalties payable to artists, producers, record companies, film personnel, music supervisors and musicians.

(b)           A sum equivalent to all artwork costs for Soundtrack Records to the extent such artwork costs are paid by or charged to WDP, remixing and remastering costs, re-recording costs, reuse fees, license fees and similar costs attributable to the recording/production and/or licensing of the master recordings embodied on Soundtrack Records, except to the extent such costs are included in the negative cost of the Picture and to the extent such Soundtrack Records costs and fees have actually been incurred directly or indirectly by WDP.

(c)           Any legal fees or related expenses incurred by WDP for outside legal counsel engaged at WDP's election to: document and/or negotiate the applicable Soundtrack Records agreement; in protecting or defending WDP's rights, privileges and benefits with respect to Soundtrack Records and/or any master recordings recorded/acquired for the Picture and/or Soundtrack Records; and/or in connection with any dispute involving any release/distribution agreement pertaining to Soundtrack Records.

(d)           In the event the Soundtrack Records distributor pays WDP any nonreturnable advance against royalties, a reasonable reserve shall be applied towards (i) third party payments payable prior to the Soundtrack Record distributor's recoupment of such advance at the "net" artist rate; and (ii) unrecouped costs incurred by WDP in respect of any Soundtrack Records and/or in excess of the budgeted cost of the music for the Picture.

Contingent Bonus

1.4.           Notwithstanding the foregoing, no royalties shall be included hereunder for any so-called "storyteller" or "read-along" phonorecords or for any phonorecords embodied in other merchandise or for any audiovisual devices now known or hereafter devised.

1.5.           If Lender is entitled to receive a direct royalty or other type of payment with respect to Soundtrack Records, then no royalties from Soundtrack Records will be included in Defined Receipts.

2.            MERCHANDISING/PUBLISHING.  With respect to items of merchandising (including interactive games and other products and services) and book publication (including children’s storytelling recordings, as distinguished from soundtrack records, but excluding souvenir programs and similar publications) based on the Picture, then:

2.1           For items sold by a licensee of WDP, the royalties WDP receives from such licensee shall be included in Defined Receipts of the Picture after first deducting (i) a percentage deduction of:  fifty percent (50%), inclusive of subdistributor fees, for items sold in the U.S.; sixty-five percent (65%), inclusive of subdistributor fees, for items sold outside the U.S.; and fifteen percent (15%) plus any subdistributor's fees for any book novel; and (ii) out-of-pocket costs and royalties to third parties; or

2.2           For items are sold by WDP at the wholesale or retail level, at WDP's discretion, either:  (i)  an amount equal to seven (7%) of the wholesale price of such items sold by WDP at the wholesale level (less a reasonable allowance for returns); or (ii)  an amount equal to seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by WDP at the retail level (less a reasonable allowance for returns) shall be included in Defined Receipts of the Picture after first deducting (a) a percentage deduction of fifty percent (50%) for items sold in the U.S.; sixty-five percent (65%) for items sold outside the U.S.; and fifteen percent (15%) with respect to any book novel; and (b) out-of pocket costs and royalties to third parties.

2.3           In no event shall any items of merchandise be treated as falling under both provisions 2.1 or 2.2 above.

2.4           If Lender is entitled to receive a direct royalty or other type of payment with respect to the exercise of merchandising and book publication rights, then no royalties therefrom will be included in Defined Receipts.

WALT DISNEY PICTURES
SOUNDTRACK RECORDS/MERCHANDISING/PUBLISHING
SCHEDULE "B" TO EXHIBIT CB

Contingent Bonus

EXHIBIT "CB-T"

This Exhibit is attached to and made part of the agreement (“Agreement”) dated March 20, 2006, between Silver Creek Pictures (“Silver Creek”) and POW! Entertainment, Inc. ("Participant") for the services of Stan Lee (“Participant”) relating to one or more, or all, as the context may require, of the television programs produced pursuant to the Agreement (the “Program(s)”) currently entitled "________________" to be distributed by Touchstone Television Productions, LLC (“Touchstone”).

NOTE: PLEASE READ CAREFULLY

This Exhibit CB-T sets forth the contractual formula to be used solely for the definition, computation, and accounting of Contingent Proceeds and payment, if any, of Participant's Contingent Bonus as provided in the Agreement.

Participant understands and agrees that:  (i)  the defined terms shall have the meanings described in this Exhibit CB-T; (ii) the words or defined terms used herein may not necessarily correspond in any way to generally accepted accounting principles or any other definitions associated with the practices of accounting or auditing; (iii) there is no guarantee whatsoever, and it is unlikely, that any Contingent Bonus will become payable to Participant, regardless of the level of income, revenues, profits and/or receipts, if any, that Touchstone, Affiliates or Related Parties, or any distributor or exhibitor realizes from the exploitation of the Program(s); (iv) Participant shall be entitled to the payment of Contingent Bonus amounts only in accordance with the terms hereof, and Participant acknowledges and understands that any such payment is entirely speculative; (v) Participant has been represented by counsel or other representative(s) of its/his/her choice in the negotiation of the terms of the Agreement and this Exhibit CB-T; (vi) Participant has a full understanding of the terms of the Agreement and this Exhibit CB-T; (vii) Touchstone’s, Affiliates' and Related Parties' accountings for financial reporting, tax reporting or other purposes are not prepared in the same manner as accountings pursuant to this Exhibit CB-T; (viii) no fiduciary relationship whatsoever exists between Touchstone, on the one hand, and Participant, on the other hand, including arising from the obligation of Touchstone to account for Contingent Proceeds and potentially to pay a Contingent Bonus to Participant; (ix) the terms of this exhibit are part of a comprehensive negotiated agreement that contains both economic and non-economic terms, and, which taken as a whole, is the product of an arm's length give and take negotiation whether or not changes have been made to this Exhibit CB-T; and (x) no representations whatsoever, expressed or implied, have been made to Participant that are contrary to this Paragraph.

Initialed:  _______ (Participant)

Initialed: _______ (Loanout company, if applicable)

2004 Exhibit-CB-Touchstone 9-1-04

EXHIBIT CB-T

CONTINGENT BONUS FORMULA

"Contingent Proceeds" shall mean the Defined Receipts, if any, remaining after Touchstone deducts and retains for its own account, the following items on a continuing basis in the following order of priority:

A.	FIRST DEDUCTION - First, an amount equal to the following percentages (“Percentage Deduction”) of Defined Receipts:

o
From Defined Receipts for licenses to a United States National Commercial Network, including summer and intermixed repeats of the Program(s), pursuant to any agreement with such network to telecast the Program(s) in prime time - 10%

o	From Defined Receipts for any other license to a United States National Commercial Network, including any non-prime time stripping of the Program(s) - 15%

o	From Defined Receipts for licenses to telecast on the entire CBC or CTV networks in Canada - 25%

o	From Defined Receipts for all other licenses for Free Television exhibition of the Program(s) in the United States or Canada - 35%

o	From Defined Receipts for licenses to United States national pay television networks such as HBO or Showtime - 25%

o	From Defined Receipts for distribution in Supplemental Markets (other than United States national pay television networks):

United States, Canada and United Kingdom - 35%
Outside United States, Canada and United Kingdom - 40%

o
If the Program(s) is released for exhibition before paying audiences in commercial motion picture theatres, then Touchstone’s standard Percentage Deduction and all other terms affecting the calculation of Contingent Bonus from such theatrical exhibition pursuant to Touchstone’s standard provisions in effect at the time for motion pictures distributed theatrically will apply to such exhibition of the Program(s) therein.

o	From Defined Receipts for any other telecasting or use of the Program(s) not specified above, whether in the United States or elsewhere - 40%

B.	SECOND DEDUCTION - Next, from the remaining amount of Defined Receipts, an amount equal to the Distribution Costs.

C.
THIRD DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, whether or not funds are actually borrowed for the Program(s), and irrespective of the actual funding arrangements or Touchstone’s actual financing costs for the Program(s) or Touchstone’s borrowing rate, as Touchstone’s funding charge, an amount equal to 1.25 times the prime rate of the Bank of America, as the same may vary from time to time, on the total amount of the Fourth Deduction below, commencing from the respective dates on which amounts chargeable under the Fourth Deduction are paid or incurred (whichever first occurs) and continuing through the middle of the accounting period in which those amounts are recouped and in this regard the first accounting period (as defined in Paragraph 2.1 below) will commence one year prior to the end of the first accounting period.

2004 Exhibit-CB-Touchstone 9-1-04

D.
FOURTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Cost of Production plus an additional 15% of Cost of Production, which 15% shall be charged concurrently with the incurring of the respective items of Cost of Production.

E.	FIFTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Other Contingent Amounts.

The remaining amount, if any, shall be the Contingent Proceeds from which Participant's percentage or share thereof (the "Contingent Bonus") shall be calculated.

The terms used in this Contingent Bonus Formula are defined in, and the Contingent Bonus hereunder shall be accounted for, pursuant to the terms and conditions of the attached Schedule 1.

2004 Exhibit-CB-Touchstone 9-1-04

SCHEDULE 1

DEFINITIONS

1.1. Defined Receipts

  A.     "Defined Receipts" means the aggregate of all monies actually received by Touchstone on behalf of the Program(s) in U.S. dollars in the U.S. or in a foreign currency which are not Restricted Funds, only from:

1.     The broadcasting, distribution, exhibition and marketing (herein sometimes collectively called “distribution”) of the Program(s) Touchstone produces pursuant to, and during the term of, the Agreement to which this Exhibit is attached.  With respect to the distribution of the Program(s) by any Person (other than Touchstone) licensed by Touchstone with an obligation to report receipts and expenses to Touchstone (a “Subdistributor”), Touchstone shall, to the extent reported and accounted to Touchstone, treat all receipts received and earned by the applicable Subdistributor relating to the Program(s) as though such receipts were Touchstone's Defined Receipts and all distribution costs of such Subdistributor relating to the Program(s), plus any distribution fees paid to such Subdistributor by Touchstone, will be treated as distribution costs of Touchstone.

2.     Monies (less all costs and fees) from third parties who are found by a court of competent jurisdiction to have been copyright infringers of the Program(s);

3.     The manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and/or optical storage and/or transmission formats, any analog or digital reproductions, or any similar device and/or format embodying the complete Program(s) in linear form, whether now known or hereafter devised ("Video Devices"); provided that Defined Receipts from Video Devices shall be:  (a) if Touchstone distributes Video Devices, a royalty in an amount equal to 20% of the sums actually received by such entity  (less taxes, credits and returns) from the distribution thereof; or (b) royalties actually received by Touchstone from any unaffiliated third party Video Device distributor less royalties payable to other third parties.

4.     The royalties as provided in Schedules A (Music) and B (Soundtrack Records, Merchandising/Publishing), which are attached hereto and incorporated herein by this reference.  There will be no Percentage Deduction applied to the royalties under this subparagraph 1.1.A.4.

  B.      Defined Receipts Exclusions

The following are not included in Defined Receipts:

1.     Receipts of broadcasters and other transmitters by all means now known or hereafter devised; wholesale or retail distributors, licensors or sellers of Video Devices, audio devices and other products; book or music publishers; merchandisers and retailers; or any other similar Person, whether or not any or all such excluded Persons are owned, operated or controlled by Touchstone, Affiliates or Related Parties.

2.     Amounts received from advance payments or security deposits unless earned by exhibition or broadcast, or unconditionally non-returnable, and refunds, rebates or adjustments granted to other Persons by Touchstone.

3.     Amounts payable in foreign currency and not received by Touchstone in the U.S. due to remittance restrictions ("Restricted Funds").  Restricted Funds shall not be included in Defined Receipts nor accounted for unless and until they have been received by Touchstone in U.S. dollars in the U.S. or expended by Touchstone in the territory in which held, except as provided in 1.1.B.3(a) below.

(a)     If any Contingent Bonus becomes payable to Participant under this Agreement, Participant may notify Touchstone in writing that Participant desires to have included in Participant's Contingent Bonus, Participant's share of Restricted Funds in a particular territory and designates a bank or other representative in such country, to whom payment may be made for Participant's account.  Upon Touchstone's receipt of such notice and all required permissions, such payment shall be made to Participant's representative at Participant's expense.  Upon payment of Participant's share of Restricted Funds, Touchstone shall have no further obligation to account for such Restricted Funds whether as Defined Receipts or otherwise.

(b)     On Participant's written request, Touchstone shall report to Participant the amount of Restricted Funds (if any) which under this Paragraph 1.1.B.3 have not yet been included in Defined Receipts as of the closing date of the most recent statement which has been furnished to Participant under Paragraph 2.1 below.

4.     Amounts collected in connection with the distribution of the Program(s) as taxes or for payment of taxes (e.g., admission, sales, use or value-added taxes, etc.).

5.     Amounts collected from exhibition of the Program(s) contributed to charitable organizations.

6.     Receipts from any Spinoff, remake, prequel, sequels, radio, theatrical production, or other derivative uses of the Program(s) or any element thereof.

7.     Salvage value or receipts derived from prints, tapes, film stocks, clips from film or tape, stock footage, stills, props, sets, wardrobe, or other items included in Cost of Production.

2004 Exhibit-CB-Touchstone 9-1-04

1.2.  Percentage Deduction

"Percentage Deduction" means the percentage of Defined Receipts set forth in the Contingent Bonus Formula as the First Deduction which Touchstone shall deduct and retain for its own account.

1.3. Distribution Costs

A.      "Distribution Costs" means the aggregate of all costs, expenses and charges paid, advanced or incurred by Touchstone or a Subdistributor, directly or indirectly, in connection with the distribution, exhibition and exploitation of the Program(s), which are not included in Cost of Production or are customarily treated as distribution expenses under customary accounting in the television industry, including any of the following:

1.     Ad and Publicity Costs

Advertising, promoting, marketing, exploiting and publicizing (collectively "ad" or "advertising") in connection with the Program(s), including the cost of ad space, time, and physical material used for ads and commercials; shipping, integrating and monitoring of ads and commercials; preparation and dissemination of ad material; salaries, fees, travel and business expenses of Touchstone advertising and marketing executives, personalities connected to the Program(s), and publicists, press representatives and field exploitation persons appropriately allocated (in Touchstone's business judgment) to the Program(s), whether or not incurred by or paid to Touchstone employees or other persons; previews, screenings, premieres, trade shows and sales events; entertainment of press and personalities; research and tests of ad concepts and effectiveness; press books and kits, trailers, stills and other accessories and publicity releases; commercial tie ups; other advertising and publicity costs whether directed to the consumer or the exhibitor and institutional costs.

2.     Conversion

Conversion to U.S. dollars and remittance of Defined Receipts to the U.S., including costs and fees of contesting the imposition of restrictions.

3.     Checking

Checking receipts, and investigating unauthorized use of the Program(s), whether payable to or incurred by Touchstone employees or other Persons.

4.     Claims

All expenses, costs and attorneys' fees in connection with the investigation, assertion, prosecution or defense of claims or litigation relating to the Program(s) and the gross amount paid for the settlement or satisfaction of any claims, judgments or decrees in connection therewith.

5.     Collections

Collection of Defined Receipts, including attorneys' and auditors' fees and costs, and liability incurred by Touchstone in connection therewith.

6.     Copyright and Royalties

Copyright, trademark and patent costs in connection with the Program(s) and royalties payable with respect thereto.

7.     Other Versions

Costs and expenses attributable to modifying the Program(s) for any and all uses which may be made of it, including, but not limited to, any costs incurred in retitling the Program(s), removing commercial material, dubbing or subtitling the Program(s) for foreign distribution, or otherwise altering or editing the Program(s) for any uses (whether for censorship purposes or otherwise).

8.     Additional Payments

Additional payments (including both those expressed in fixed amounts or in percentages, including television rerun, theatrical use or reuse payments and/or any other payments required to be made to or on behalf of personnel used in connection with the Program(s), or to any organization with which they are associated, by reason of any collective bargaining agreement and/or any individual employment or other agreements) required to be made with respect to any and all Persons who furnish material for or who have rendered services and/or granted rights in connection with the Program(s) together with all fees, taxes, pension fund contributions and similar expenses attributable to such payments.  Any such payments to or on behalf of Participant shall be deducted from Participant’s Contingent Bonus (if any) to the extent not prohibited by the applicable collective bargaining agreement.  Any payments of Participant’s Contingent Bonus made prior to the payment to Participant of any additional payments referred to in this Paragraph 1.3.A.8 shall constitute a credit against such additional payments to the extent not prohibited by the applicable collective bargaining agreement.

9.     Insurance

Insurance coverage for any and all risks of loss or liability with respect to the Program(s) and any elements or components thereof.  Touchstone may elect in its sole discretion to self-insure as to any items of risk, and charge an amount equal to the insurance premium, deductible, and any and all other costs Touchstone would otherwise have paid for such insurance.

2004 Exhibit-CB-Touchstone 9-1-04

10.   Trade Dues

The allocable portion, as determined in Touchstone’s business judgment, of dues, assessments, legal fees and costs (including antitrust and piracy matters), and contributions to the MPAA, AMPTP or similarly constituted or substitute Persons throughout the universe.

11.   Licenses

All licenses, duties, customs charges, fees or any other amounts to permit exploitation of the Program(s).

12.   Prints

Prints, tapes and other copies of the Program(s), including lab, labor, service and materials, titles, discs, dubbing, subtitling, gauge reductions, inspection, repair, checking, renovating, packing, shipping, storage, delivery and insurance thereon.

13.   Taxes

Taxes and governmental fees of any nature, including costs of contesting them, and interest and penalties thereon (other than Touchstone or Subdistributor corporate income taxes), imposed directly or indirectly on the Program(s) or any part thereof or on a group of programs in which the Program(s) may be included or on the Defined Receipts or the license, distribution or exhibition of the Program(s), and collection, conversion or remittance of monies connected therewith.  Foreign remittance and withholding taxes charged to the Program(s) shall be determined as follows: the then-current effective tax rate for a particular country and distribution medium shall be multiplied by the Defined Receipts from such country and distribution medium.

14.   Transportation, Shipping Packaging, etc.

Transportation, shipping, warehousing, reels and containers, and all other costs of delivering the Program(s) for distribution.

B.      All discounts, rebates or credits received by Touchstone specifically relating to the Program(s) shall be taken into account in computing Distribution Costs hereunder other than those based on:  (i) volume or quantity of advertising, prints, negatives or other materials, or (ii) the manner or time of payment of any Distribution Cost item.

1.4.  Other Contingent Amounts

"Other Contingent Amounts" means amounts such as deferments, defined receipts, contingent bonus (or similar payment), or otherwise, to any Person including Participant for rights or services in connection with the Program(s), excluding:  (1) the Contingent Bonus payable to Participant or retained by Touchstone hereunder; and (2) contingent bonus payments (or other contingent payments) which reduce Participant's Contingent Bonus to the extent provided in this Agreement.  Other Contingent Amounts will be deducted if, when and to the extent that Touchstone’s obligation to pay them accrues, whether or not such payments have become due or been made and regardless of whether Touchstone has recovered the Cost of Production.

1.5.  Cost Of Production

"Cost of Production" is the aggregate of all costs, charges, claims and expenses paid or incurred by Touchstone in connection with the development, production and delivery of the Program(s) and its trailers, including, if applicable, commissions payable to an agent or other Person as consideration for assisting in the licensing of the Program(s) or for causing talent to be available for the Program(s), and including payments required to be made following production of the Program(s), determined in the customary manner Touchstone accounts for production costs at the time of production of the Program(s).  If Touchstone’s facilities are used, a use charge shall be included in the Cost of Production in accordance with the then-current Touchstone facilities charge schedule.  To the extent that Touchstone employees render services in connection with the Program(s), employee fringe benefit costs for such employees shall not exceed the effective fringe benefit rate for Touchstone employees during the fiscal year preceding the fiscal year in which the services were rendered. To the extent that Touchstone’s contractual obligation to pay a contingent payment (such as a deferment, defined receipts payment, contingent bonus or similar payment) to any Person, including Participant, for rights or services in connection with the Program(s) accrues before any Contingent Bonus is payable hereunder, and/or to the extent Touchstone pays any advance against its contractual obligation to pay any such contingent payment to any Person, and/or an advance to Participant, for rights or services in connection with the Program(s), such contingent payments and advances shall be deemed included in the Cost of Production regardless of whether the obligation is fixed or dependent.

1.6.  Miscellaneous Definitions

A.      Free TV

"Free TV" is television exhibition for which no fee or subscription is charged to the viewer.

B.      National Commercial Network

"National Commercial Network" means ABC, NBC or CBS or any other similar affiliated group of Free TV television stations broadcasting more than fifteen hours of prime time programming per week with eighty percent U.S. clearance.

C.      Includes

"Includes" (and equivalents "included" or "including") and "such as," are illustrative and not intended to be limiting.

2004 Exhibit-CB-Touchstone 9-1-04

D.      Person

Any corporation, partnership or other business entity or natural person.

E.      Touchstone

For the purposes of this Exhibit CB-T, "Touchstone" means Touchstone Television Productions, LLC and Affiliates engaged in the business of theatrical, non-theatrical and television distribution of motion pictures and Program(s).  Touchstone shall not include: any theatrical exhibitor or others who may actually exhibit the Program(s) to the public, radio or television transmitter or broadcaster (including any television network); any satellite, cable or other pay television operator, nor any Person transmitting the Program(s) to such operators or any one else by any method or delivery system; any wholesale distributor or retailer of video discs, videocassettes or similar devices; any book or music publisher; any producer or distributor of audio products; any merchandiser; or any other similar Person, whether or not any of the foregoing excluded Persons are owned in whole or in part, operated or controlled by Touchstone.

F.      Affiliate

For purposes of this Exhibit CB-T, "Affiliate" shall mean any entity (other than Touchstone) that is a subsidiary of The Walt Disney Company or ABC, Inc. (i.e., an entity of which The Walt Disney Company or ABC, Inc. owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock) and each other entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, The Walt Disney Company or ABC, Inc.  For purposes of this definition, the terms "control," "controls," and "controlled" mean the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

G.      Related Party

For purposes of this Exhibit CB-T, "Related Party" shall mean any entity (other than an entity included in the definitions of Touchstone and Affiliate) which The Walt Disney Company or ABC, Inc. owns directly or indirectly through one or more intermediaries, more than 10% of the voting stock.

H.      Agreement

"Agreement" is the agreement to which this exhibit is attached, together with this exhibit, and any other  amendments, exhibits and schedules.

I.        Spin-off

"Spin-off” means all episodes of a new television series, other than those which are part of the Program(s); but which are based on and incorporate any continuing character or substantial element from the Program(s).

J.        Supplemental Markets

Supplemental Market is exhibition in pay, cable and subscription television (including so-called basic cable), as well as audio visual cassettes, video discs and similar devices for transmission of audio and visual images whether now known or hereafter devised.

2.      ACCOUNTING

2.1.  Statements

The first accounting period hereunder will commence on the date hereof, and will continue through: (a) for episodic television series Programs, the September 30th of the year in which occurs the completion of the initial order of the Program(s); or (b) for all the other Programs, the end of the calendar quarter following initial commercial exploitation.  Each 12-month period thereafter will constitute a separate accounting period.  However, at such time as Touchstone licenses the Program(s) for exhibition following all exhibitions licensed under agreement(s) and any amendments(s) thereto authorizing the first run of the Program(s) on a United States National Commercial Network, such statements will be rendered quarterly for two years and thereafter annually.  Touchstone will render an accounting statement to Participant within 90 days after the end of each accounting period during which any Defined Receipts are received by Touchstone hereunder.  If Touchstone makes any overpayment to Participant hereunder for any reason or if Participant is indebted to Touchstone for any reason, Participant will reimburse Touchstone such amount on demand, or at Touchstone’s election, Touchstone may deduct and retain for its own account an amount equal to such overpayment or indebtedness from any sums that may become due or payable by Touchstone to Participant for account of Participant.

2004 Exhibit-CB-Touchstone 9-1-04

2.2.  Incontestability

Statements are subject to correction or amendment by Touchstone at any time.  Each statement and all matters of accounting and methodology are conclusive and binding on Participant 12 months after each statement is issued, unless Participant objects in writing within that 12 month period, specifying in detail the particular items on the statement and the nature of the objection(s).  If the objections are raised timely, but are not resolved, Participant may initiate a claim with respect to such objections, provided such claim is instituted within 6 months following the date of the initial written objection or prior to the expiration of the period of the applicable statute of limitations, whichever occurs first.  Participant may not institute or maintain a claim against Touchstone with respect to any item or transaction on a statement, whether in a lawsuit, an arbitration or any other proceeding unless Participant has first provided Touchstone with a timely and detailed written objection to such item or transaction.  Touchstone must keep books of account for any given transaction on a statement for 12 months after the initial reporting of such transaction.  All time periods referred to in this paragraph commence upon issuance of the first statement on which any particular transaction is reflected, and the reappearance of a transaction in cumulative statements shall not cause the running of any time period to toll or recommence.

2.3.  Books

The items reflected in the statements, to the extent they have not become incontestable or have not been previously examined, may be examined at Participant's expense, once in each 12 month period (the first of which commences upon issuance of the first statement hereunder).  Such statements may only be examined by a national firm of reputable CPA's, the selection of which is subject to Touchstone’s approval not to be unreasonably withheld.   Touchstone shall make available for examination those books of account with respect to the distribution of the Program(s) which Touchstone customarily maintains at its Burbank-area offices.  Each examination of any statement or statements for a particular accounting period must be concluded within the earlier of six months following commencement or an aggregate of 30 examination days.  A copy of the report of such examination shall be delivered by Participant to Touchstone when it is made available to Participant. Participant shall have no right to inspect or copy any tax return of Touchstone or any Subdistributor, Affiliate or any Related Party, or require the production of any such tax return or any information contained therein

2.4.  Withholdings

All amounts payable to Participant under this Agreement shall be subject to all present and future laws and regulations requiring the reporting, deduction or withholding of payments for taxes or otherwise.  Touchstone will have the right to make such deductions and withholdings, and the payment or reporting thereof to the governmental agency concerned in connection with Touchstone’s good faith determination of such laws, statutes, rules, orders and regulations shall constitute payment hereunder to Participant.  Touchstone shall not be liable to Participant for the making of such reports, deductions and/or withholdings or the payment thereof to the governmental agency concerned.  In any such event, Participant shall have the sole responsibility for bringing and maintaining any claims against third parties regarding such reporting, deductions or withholdings.

2.5.  Address

All statements will be deemed issued when mailed to Participant at the address for notices under this Agreement.

2.6.  Reserves

Touchstone will have the right from time to time and in its business judgment to establish and adjust reserves for any Distribution Costs, any Cost of Production, uncollected accounts or other items which Touchstone believes in its business judgment will be deductible from or credited against Defined Receipts hereunder.  Touchstone agrees to liquidate reserves within an appropriate period of time within Touchstone's business judgment.

2.7.  Tax Credits

Touchstone will have the sole right to take whatever credits (including investment tax credits), deductions or other benefits that may be available throughout the universe, with respect to taxes and excises payable in any way in connection with the Program(s) or otherwise, without any accounting, credit or payment obligation to Participant.

3.      ADDITIONAL TERMS

3.1  Arbitration

Touchstone and Participant agree that any dispute between them concerning the rights and obligations of Touchstone and Participant under this Exhibit CB-T, whether sounding in contract or tort, may only be adjudicated in accordance with the following procedure:

Either (i) Touchstone and Participant shall mutually select an arbitrator, or (ii) if they cannot agree on such arbitrator, Touchstone and Participant shall each select one arbitrator and those two arbitrators shall then select a third arbitrator.

The parties shall arbitrate the dispute in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (except to the extent expressly set forth elsewhere in this Exhibit CB-T) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.2  No Representation

Touchstone has no obligation to distribute the Program(s) and if it does so, Participant acknowledges that Touchstone has no obligation to maximize Defined Receipts and has not made any representations with respect to the likelihood or amount of Defined Receipts, deferments, Contingent Proceeds or Contingent Bonus, if any, which will or may be derived from distribution of the Program(s).

2004 Exhibit-CB-Touchstone 9-1-04

3.3.  Control of Exploitation

A.      As between Touchstone and Participant, Touchstone will have exclusive and perpetual control of the distribution, advertising, publicizing, exploitation, sale or other disposition of the Program(s) and may distribute, or withhold or withdraw the Program(s) or any part thereof from distribution at its sole discretion with respect to one or more territories or media.  Touchstone may distribute the Program(s) with other motion pictures whether or not Touchstone has any interest in such other motion pictures.

B.      For all purposes under this Exhibit CB-T, allocations of Defined Receipts, costs, rights and other matters relating to the Program(s) and other motion pictures shall be allocated by Touchstone in its business judgment and in accordance with Touchstone’s prevailing business practice.

C.      As between Touchstone and Participant, Touchstone owns all rights to the Program(s) and its Defined Receipts and Contingent Proceeds, including the right to encumber, transfer or dispose of them and Participant shall have no right, title or interest therein.  Participant acknowledges that its sole right under this Exhibit is a contractual right to contingent compensation in the form of, and measured by, the Contingent Bonus Formula.

D.      Touchstone, its agents and assigns, in its and their business judgment, shall be entitled to distribute the Program(s) on a percentage basis or make flat sales, make and cancel contracts, adjust and settle disputes, and give allowances and rebates to distributors, licensees, exhibitors or other Persons whether or not any such entity is owned, operated or controlled by Touchstone, Affiliates or Related Parties.

E.      Touchstone shall have complete discretion in determining the extent, if any, to which it will audit or check payments or charges to Touchstone or assert claims with respect thereto.

F.      Participant acknowledges that Touchstone is part of a large, diversified international group of affiliated companies engaged in a variety of business activities. Touchstone has informed Participant that it frequently enters into business transactions with Affiliates and Related Parties, and Participant acknowledges and agrees that Touchstone is entitled (but is not obligated) to, and may, in its sole discretion, enter into agreements or other arrangements with Affiliates and Related Parties in connection with any or all rights relating to the Program(s), including all exploitation rights and all subsidiary, ancillary or other rights relating thereto (the "Exploitation Rights").  Participant hereby acknowledges and agrees that Touchstone is under no obligation, express or implied, to offer the Exploitation Rights or any part thereof to unaffiliated or unrelated third parties, whether in lieu of or in addition to offering such rights to Affiliates and Related Parties, or to otherwise seek or secure any business arrangements with any unaffiliated or unrelated third parties with respect thereto.  Without limiting the generality of any other provision of the Agreement, Participant hereby waives any right to make any claim or seek any relief, whether at law or in equity (specifically including injunctive relief), asserting the existence and/or breach of any such express or implied obligation.

In addition, Participant acknowledges and agrees that any agreement or other arrangement by Touchstone with an Affiliate or Related Party regarding the Exploitation Rights shall be conclusively presumed to be fair, reasonable and unobjectionable unless Participant shall establish that such agreement or other arrangement is on financial terms which, taken as a whole, are materially less favorable economically to Touchstone than the terms of Similar Transactions generally entered into by Touchstone with unaffiliated or unrelated third parties;  or if there are no such unaffiliated or unrelated Similar Transactions, then by Touchstone with Affiliates or Related Parties (as applicable);  or if there are no such Similar Transactions with Affiliates or Related Parties, then by Affiliates with any other Affiliate or Related Party (any such materially less favorable agreement or arrangement being hereinafter referred to as a "Less Favorable Arrangement").  For purposes hereof, the term "Similar Transactions" shall mean agreements or other arrangements relating to motion pictures similar to the Program(s) (including Touchstone or non-Touchstone Program(s)) which involve rights which are comparable to the Exploitation Rights or any relevant part thereof.  Touchstone and Participant agree that in any arbitration between them under Paragraph 3.1 above, concerning whether Touchstone has entered into a Less Favorable Arrangement, the arbitrator(s) shall select an independent national accounting firm with entertainment accounting expertise who shall be present with the arbitrator(s) during the arbitration proceedings, and, on the basis of the evidence presented (including any expert testimony presented by the parties and admitted into evidence), shall provide a written report to the arbitrator(s) solely on the issue of whether there was a Less Favorable Transaction; and the above referenced records and report shall be kept in strictest confidence by the accounting firm and disclosed only to the arbitrator(s) who shall have authority, subject to a protective order maintaining the confidentiality of the information to the fullest extent permitted by law, to disclose to the parties only those relevant portions of the report indispensable to the adjudication of the issue.  If pursuant to Paragraph 3.1 above, the arbitrator(s) conclude(s) that Touchstone has entered into a Less Favorable Arrangement with an Affiliate or Related Party, Participant's sole and exclusive remedy shall be the right to receive an adjustment on the next accounting statement when due, including any additional payments that may be required, pursuant to Paragraph 2.1 hereof, modified to the extent required to render such Less Favorable Arrangement not a Less Favorable Arrangement.

3.4  Sales of All Rights

A. If after completion and delivery of the Program(s) to Touchstone, Touchstone sells all its right, title and interest in the Program(s) (other than to an Affiliate or through merger or consolidation), Participant may elect that:

1.     The net sum received by Touchstone will constitute Defined Receipts hereunder but further income of purchaser in connection with the Program(s) will not be included in Defined Receipts, or,

2004 Exhibit-CB-Touchstone 9-1-04

2.     The net sum received by Touchstone shall not be included in Defined Receipts and all receipts and expenses (other than the purchase price paid to Touchstone) of the purchaser relating to the Program(s) will be treated for purposes of accounting to Participant, as though they were receipts and expenses of Touchstone, provided that upon assumption by purchaser of such obligation, the sale shall be considered a novation and Touchstone shall thereafter have no obligation of any kind to Participant.

B.  Participant's election shall be made within 7 days after Touchstone notifies Participant in writing that it has made and/or proposes to make such sale and identifies the purchaser and purchase price.  If Touchstone does not receive written notice of Participant's election within 7 days after issuance of Touchstone’s notice, then Touchstone shall have the right, but not the obligation, to make such election on Participant's behalf.

3.5      Assignment by Participant

A.     Participant may assign Participant's right to receive its Contingent Bonus hereunder in whole or in part, at any time after the initial airing of the first of the Program(s) produced hereunder, subject to Touchstone’s approval not to be unreasonably withheld and provided that such assignment does not subject Touchstone to any additional liability in connection with the assignment.  However, in no event shall Touchstone be obligated to account to more than one Person. In any event, Touchstone’s obligation to pay in accordance with any assignment, or designation of a disbursing agent, shall be conditioned on Touchstone’s receipt of written notice thereof, in form satisfactory to Touchstone, and Touchstone’s payment in accordance therewith shall satisfy Touchstone’s payment obligations to Participant hereunder.  Participant's right to examine Touchstone’s books of account shall not be assignable without Touchstone’s prior written consent and in any event shall be limited to one Person.

B.      Touchstone will have the right of first refusal with respect to any proposed assignment of Participant's right to receive Contingent Bonus hereunder upon equivalent terms (to the extent economically matchable) offered to Participant by a bona fide third party. Participant shall notify Touchstone of the terms of any such proposed assignment and Touchstone shall have 7 business days within which to elect to accept such terms.  Participant shall make no change in such terms which are adverse to Participant's interest without giving Touchstone the opportunity to accept such changed terms.  If Touchstone does not elect to accept such terms, then Participant shall be free to accept the proposed terms of assignment from such bona fide third party provided that if such proposed assignment is not concluded within 30 days following the expiration of the 7 business day period referred to above, Touchstone’s right of first refusal under this Paragraph 0 shall revive and shall apply to each subsequent offer received by Participant.

3.6     General Terms

A. This Agreement is not for the benefit of any third party and shall not create a partnership, joint venture, agency, trust or fiduciary obligation between Touchstone and Participant or make Participant Touchstone’s agent or create a relationship between Touchstone and Participant other than creditor-debtor to the extent amounts are due hereunder.

B.  Touchstone may, in its business judgment, commingle Contingent Proceeds or Defined Receipts with any other funds.

C.  Nothing in this Exhibit CB-T or the Agreement shall give Participant the right to a lien on the Program(s), the Contingent Proceeds or Defined Receipts.

D.  Participant shall not be entitled to interest or any other gain which may accrue as a result of Touchstone’s obligation to pay Participant's Contingent Bonus (or part thereof) even in the event of a dispute between Participant and Touchstone concerning the interpretation of this Exhibit CB-T, non-payment hereunder or otherwise.

E. Headings are for convenience only and are of no effect in construing the contents of this Agreement.

F.  Participant waives any right at law or equity to revoke, terminate, diminish or enjoin any rights granted or acquired by Touchstone hereunder by reason of a claimed non-payment of monies allegedly due and payable hereunder, it being agreed that Participant's sole remedy for any such alleged non-payment shall be limited to a claim for any such money that is due and payable hereunder.

END OF EXHIBIT CB-T

2004 Exhibit-CB-Touchstone 9-1-04

SCHEDULE "A"
REFERRED TO IN PARAGRAPH 1.1.A.4 OF EXHIBIT CB-T

MUSIC PUBLISHING

1.
A royalty equal to fifteen percent (15%) of Music Publishing Contingent Proceeds ("MPCP") received by Touchstone from the exploitation of music publishing rights (i.e., mechanical reproduction, public performance, sheet music/folios and synchronization) to the original music and/or lyrics written specifically for and synchronized in the Program(s) as generally released (the "Music") shall be included in Defined Receipts.

2.
Music Publishing Defined Receipts ("MPDR") shall mean all monies actually received by Touchstone with respect to the Music excluding any advance, guarantee or minimum royalty payment received by Touchstone in connection with any subpublishing, collection, licensing or other agreement, unless such payment is specifically attributable to the Music.

3.	MPCP shall mean MPDR less the following:

(a)	Royalties or other monies payable by Touchstone to the composer(s) and/or lyricist(s) of the Music.

(b)	All additional shares of MPDR payable by Touchstone to such composer(s), lyricist(s) and/or any other third party co-publishers, administrators or other participants.

(c)	Collection or other fees customarily and actually charged by The Harry Fox Agency, Inc., or any other collection agent used by Touchstone.

(d)	Copyright registration fees and the costs of transcribing lead sheets.

(e)
All other administration and exploitation expenses incurred with respect to the Music including the costs of producing demonstration records, advertising and promotion expenses, costs or amounts payable to third-party publishers, co-publishers, administrators, publishing participants, subpublishers, licensees, trustees or collection agents, attorneys' and accountants' fees directly related to the Music, and damages and expenses incurred by reason of infringement claims, but excluding rents, overhead, salaries and other similar general expenses.

4.	If Participant is entitled to receive a direct royalty or other type of payment with respect to the Music, then no portion of MPCP will be included in Defined Receipts.

TOUCHSTONE TELEVISION PRODUCTIONS, LLC
MUSIC PUBLISHING
SCHEDULE "A" TO EXHIBIT CB-T

2004 Exhibit-CB-Touchstone 9-1-04

SCHEDULE "B"
REFERRED TO IN PARAGRAPH 1.1.A.4 OF EXHIBIT CB-T

1.           SOUNDTRACK RECORDS:  In the event Touchstone receives any royalties in respect of the soundtrack album(s) (“Album”) and/or other "phonorecords" (as that term is defined in the U.S. Copyright Act of 1976, 17 U.S.C. Sections 101, et. seq.) derived from the soundtrack of the Program(s) (“Soundtrack Records”), then Touchstone agrees that such royalties will be computed as follows for inclusion in Defined Receipts:

1.1     If an Affiliate distributes Soundtrack Records, then the royalty included in Defined Receipts shall equal 2¼% (“Royalty Rate”) of the suggested retail list price (or the equivalent wholesale royalty) for net sales of the Album through normal retail channels in the United States (“USNRC Sales”).  The Royalty Rate shall be otherwise defined, computed, reduced and accounted for on the same basis that the Affiliate customarily accounts to third party recipients including, in respect of foreign sales, configurations variations, taxes, flat fee licensing, coupling, singles, free goods, packaging deductions, royalty base and all other reductions and deductions.  Royalties hereunder shall only be included in Defined Receipts prospectively after the recoupment from the aggregate royalty payable (or accrued against advances or other charges) by Touchstone in respect of Soundtrack Records (including royalties payable to artists, producers, record companies, film personnel, music supervisors, musicians and the royalty payable pursuant to this Schedule B) of the following:  (i) all recording costs of the master recordings embodied in Soundtrack Records; (ii) any re-recording costs of master recordings which are re-recorded for Soundtrack Records; and (iii) all costs of converting the master recordings in the Program(s) from motion picture recordings to phonograph record use (including, re-recording costs, reuse fees, editing, sweetening, etc.).

1.2     In the event that Touchstone receives its royalties from the exploitation of Soundtrack Records by a third party distributor, then the royalty to be included in Defined Receipts shall be the "Soundtrack Contingent Proceeds" (as defined below).

1.3.         “Soundtrack Contingent Proceeds” shall mean all revenues received by Touchstone from the exploitation of Soundtrack Records, if any, as set forth in the applicable Soundtrack Records agreement after deduction of the following costs and third party royalties:

(a)           A sum equivalent to the actual dollar amount (including any fixed cash amounts, advances and/or royalties) actually paid to all third party performers and/or third party participants with respect to the music/soundtrack contained in Soundtrack Records and/or the Program(s), including cash payments and/or royalties payable to artists, producers, record companies, film personnel, music supervisors and musicians.

(b)           A sum equivalent to all artwork costs for Soundtrack Records to the extent such artwork costs are paid by or charged to Touchstone, remixing and remastering costs, re-recording costs, reuse fees, license fees and similar costs attributable to the recording/production and/or licensing of the master recordings embodied on Soundtrack Records, except to the extent such costs are included in the negative cost of the Program(s) and to the extent such Soundtrack Records costs and fees have actually been incurred directly or indirectly by Touchstone.

(c)           Any legal fees or related expenses incurred by Touchstone for outside legal counsel engaged at Touchstone’s election to: document and/or negotiate the applicable Soundtrack Records agreement; in protecting or defending Touchstone's rights, privileges and benefits with respect to Soundtrack Records and/or any master recordings recorded/acquired for the Program(s) and/or Soundtrack Records; and/or in connection with any dispute involving any release/distribution agreement pertaining to Soundtrack Records.

(d)           In the event the Soundtrack Records distributor pays Touchstone any nonreturnable advance against royalties, a reasonable reserve shall be applied towards (i) third party payments payable prior to the Soundtrack Record distributor's recoupment of such advance at the "net" artist rate; and (ii) unrecouped costs incurred by Touchstone in respect of any Soundtrack Records and/or in excess of the budgeted cost of the music for the Program(s).

2004 Exhibit-CB-Touchstone 9-1-04

1.4.           Notwithstanding the foregoing, no royalties shall be included hereunder for promotional copies of records or for records sold below the cost of manufacture or for any so-called "storyteller" or "read-along" phonorecords or for any phonorecords embodied in other merchandise or for any audiovisual devices now known or hereafter devised.

1.5.           If Participant is entitled to receive a direct royalty or other type of payment with respect to Soundtrack Records, then no royalties from Soundtrack Records will be included in Defined Receipts.

2.           MERCHANDISING/PUBLISHING.  With respect to items of merchandising (including interactive games and other products and services) and book publication (including children’s storytelling recordings, as distinguished from soundtrack records, but excluding souvenir programs and similar publications) based on the Program(s), then:

2.1           For items sold by a licensee of Touchstone, the royalties Touchstone receives from such licensee shall be included in Defined Receipts of the Program(s) after first deducting (i) a percentage deduction of:  fifty percent (50%), inclusive of subdistributor fees, for items sold in the U.S.; sixty-five percent (65%), inclusive of subdistributor fees, for items sold outside the U.S.; and fifteen percent (15%) plus any subdistributor's fees for any book novel; and (ii) out-of-pocket costs and royalties to third parties; or

2.2           For items that are sold by Touchstone or an Affiliate at the wholesale or retail level, at Touchstone’s discretion, either:  (i)  an amount equal to seven (7%) of the wholesale price of such items sold by Touchstone at the wholesale level (less a reasonable allowance for returns); or (ii)  an amount equal to seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by Touchstone at the retail level (less a reasonable allowance for returns) shall be included in Defined Receipts of the Program(s) after first deducting (a) a percentage deduction of fifty percent (50%) for items sold in the U.S.; sixty-five percent (65%) for items sold outside the U.S.; and fifteen percent (15%) with respect to any book novel; and (b) out-of pocket costs and royalties to third parties.

2.3           In no event shall any items of merchandise be treated as falling under both provisions 2.1 or 2.2 above.

2.4           If Participant is entitled to receive a direct royalty or other type of payment with respect to the exercise of merchandising and book publication rights, then no royalties therefrom will be included in Defined Receipts.

TOUCHSTONE TELEVISION PRODUCTIONS, LLC
SOUNDTRACK RECORDS/MERCHANDISING/PUBLISHING
SCHEDULE "B" TO EXHIBIT CB-T

2004 Exhibit-CB-Touchstone 9-1-04

TOUCHSTONE TELEVISION
PILOT AND SERIES LICENSE FEE FORMULA – ABC SERIES
SCHEDULE “C” TO EXHIBIT CB-T

Participant agrees and acknowledges that if Touchstone licenses the Program(s) as part of a television series comprising 60-minute or 30-minute episodes (the “Series”) to The ABC Television Network (“ABC”) for prime-time broadcast, the applicable Pilot and Series License Fees will be determined pursuant to the following:

1) Pilot License Fee:  An amount with respect to the Pilot which shall be comparable to pilot license fees ABC pays for similar ABC pilots.

2) Series License Fee:

(a) For the first through fourth production years of the Series (unless the Series has a so-called “Mid-Season Start”, in which event, in lieu of the foregoing, the first through fifth production years):  The “Program Fee,” which consists of (i) the base license fee; plus (ii) a perpetual term premium, if any.  The base license fee is the episodic license fee for the first year of the Series, together with any annual percentage increases thereon as may be specified in the initial license agreement between Touchstone and ABC and does not include any other or additional monies paid to Touchstone by ABC in connection with the Series. The perpetual term premium, if any, shall include any annual percentage increases thereon contractually agreed to by Touchstone and ABC in the initial license agreement between Touchstone and ABC.  The base license fee and perpetual term premium shall be comparable to the base license fee and extended (or perpetual) term premium ABC pays for similar ABC series.

(b) For the fifth production year of the Series (or sixth production year, if the Series has a Mid-season start):  (i) the applicable Program Fee, plus (ii) the “Excess Approved Production Costs” (which shall be defined as the “Actual Episodic Production Costs” [as defined in the applicable Touchstone/ABC license agreement for the Series] per episode up to the ABC-approved production budget minus the Program Fee [and any breakage or other amounts reimbursed by ABC]), plus (iii) the following applicable sum per episode (“Nielsen Ranking Premium”) based on the final national Nielsen ranking for the Series in the adult 18-49 demographic relative to all regularly scheduled weekly prime-time television series for the entire official Nielsen rating period (excluding only specials, movies and mini-series but including the ABC television series currently entitled “Monday Night Football” and “The Wonderful World of Disney” and any similar type programming) for the preceding broadcast season (“Nielsen Ranking”):

Nielsen Ranking Premium

Rank (60 minutes)	If the Series comprises 60- minute episodes	Rank (30 minutes)	If the Series comprises 30- minute episodes

1-5	$1,000,000	1-10	$650,000
6-20	$775,000	11-20	$500,000
Below 20	$125,000	Below 20	$100,000

plus (iv) fifty percent (50%) of one hundred percent (100%) of the “Series Deficit Reimbursement” (as defined below) for the preceding four (4) production years (or five (5) production years, if a Mid-Season start); provided, however, that if the Nielsen Ranking of the Series is in the top fifteen (15) for the fourth (fifth, if Mid-Season start) Broadcast Season, then one hundred percent (100%) (rather than fifty percent (50%) of such Series Deficit Reimbursement) will be added to such Series Fee calculation in the fifth (sixth, if Mid-Season start) production year.  The Series Deficit Reimbursement is the product of multiplying the total number of Series episodes produced from inception of the Series through the fourth (fifth, if Mid-Season start) Broadcast Season by a “flat” per episode amount which amount is based on the Series Nielsen Ranking for Calculation of Series Deficit Reimbursement (as set forth below) for the fourth (fifth, if Mid-Season start) Broadcast Season as follows:

Rev. 6-3-04
Contingent Bonus

Series Nielsen Ranking for Calculation of Series Deficit Reimbursement

Rank (60 minutes)	If the Series comprises 60- minute episodes	Rank (30 minutes)	If the Series comprises 30- minute episodes

1-5	$500,000	1-5	$400,000
6-20	$400,000	6-10	$350,000
21 +	$250,000	11-20	$300,000
		21+	$150,000

(c) For the sixth production year of the Series (or seventh production year, if the Series has a Mid-season start):  A Series License Fee determined pursuant to the same calculation as set forth in subparts (b)(i), (ii), and (iii) above plus the remaining  fifty percent (50%) of the then-outstanding Series Deficit Reimbursement, if any, for the first four (4) production years (or first five (5) production years, as applicable) provided the same was not previously included in the Series Fee calculation pursuant to subpart 2(b)(iv) above.

(d) For the seventh and all subsequent production years of the Series (or eighth and all subsequent production years, if the Series has a Mid-season start):  A Series License Fee pursuant to the same calculation as set forth in subparts (b)(i), (ii) and (iii) above except that the Nielsen Ranking Premiums set forth above in 2(b)(iii) shall be replaced with the following:

Rank (60 minutes)	If the Series comprises 60- minute episodes	Rank (30 minutes)	If the Series comprises 30- minute episodes

1-5	$1,250,000	1-10	$800,000
6-10	$875,000	11-20	$600,000
11-20	$775,000	Below 20	$125,000
Below 20	$125,000

End of Schedule “C”

Rev. 6-3-04
Contingent Bonus

SILVER CREEK PICTURES, INC.
PRODUCER OR DIRECTOR / LOAN-OUT
STANDARD TERMS AND CONDITIONS

of the Agreement dated as of March 20, 2006, between Silver Creek Pictures, Inc. (“Silver Creek”) Silver Creek and POW! Entertainment, Inc. ("Lender") for the producing services of Stan Lee ("Artist") in connection with the project(s) or production(s) (the "Picture") described therein.

A.   SERVICES

1.   Lender shall cause Artist to render Artist's services at Silver Creek's studio in Burbank, California, or at such other place as Silver Creek may designate and at the times required by Silver Creek, including Sundays, nights and holidays. Lender shall cause Artist to render Artist's services hereunder and devote Artist's best talents, efforts, and abilities in accordance with the instructions, control, and directions of Silver Creek (including those of creative, artistic, or dramatic taste and judgment). Lender shall cause Artist to meet or collaborate with persons designated by Silver Creek at such time and place as Silver Creek may designate. Silver Creek shall have all rights of approval and control respecting creative, business, and all other elements in con-nection with the Picture. Artist's services shall be rendered exclusively for Silver Creek throughout the Term except as may otherwise be provided in this Agreement.

2.   Throughout the Term, Lender shall advise Silver Creek's production office of where and how Artist can be reached at all reasonable hours of the day or night.

3.   In addition to services provided for herein and custom-arily rendered by directors or producers engaged in the motion picture industry, Lender shall cause Artist upon Silver Creek's request to:  assist in the selection of the cast for the Picture; rehearse the cast; assist in connection with the use of special effects; consult with Silver Creek's production depart-ment with respect to the production of the Picture; assist in the preparation of the budget; and perform any other service incidental to the performance of Artist's services hereunder.

4.   Lender shall cause Artist to render Artist's services hereunder at such places as Silver Creek shall designate during the Term or thereafter in connection with retakes and added scenes (herein "Retakes") and in connection with all other post-production services including, but not limited to, trick shots, process shots, transparencies, foreign versions, trailers, and sound recordings for the Picture (herein "Post-Production Services").  If, following the Term, other employment in the motion picture or television industry prevents Lender from furnishing Artist's services for Retakes or Post-Production Services at the time requested by Silver Creek, then Lender shall exercise its best efforts to arrange the schedule for such other employment to enable Artist to render the services requested by Silver Creek and Lender agrees to notify Silver Creek within twenty-four (24) hours after Silver Creek requests Artist's Retake or Post-Production Services of the date and time when Artist will be available to render such services for Silver Creek.  Artist's services following the completion of principal photography shall be without additional compensation except only as may otherwise be required to be paid by the terms    of any Directors Guild of America Basic Agreement with Silver Creek which is applicable to Artist's services hereunder (the "DGA Agreement"), if Artist is the director of the Picture hereunder.

B.    RIGHTS

1.  The results and product of Artist's services hereunder, including without limitation any and all material composed, submitted, added, created, or interpolated by Artist pursuant to this Agreement (the "Work"), in whatever stage of comple-tion, shall be deemed a work made for hire specially ordered or commissioned by Silver Creek for use as a part of a motion picture or other audio visual work and shall automatically become the property of Silver Creek as the author thereof upon creation, together with all rights therein.

2.  Without in any manner limiting the generality of the foregoing:

 (a)       Silver Creek shall own, and Lender and Artist hereby acknowledge Silver Creek's ownership of, all now known or hereafter existing rights of every kind throughout the universe,     in perpetuity and in all languages, pertaining to the Work and Picture (including, without limitation, the copyright therein  and any renewals and extensions thereof) for all now known or hereafter existing uses, media, and forms, including, without limitation, all motion picture, literary, dramatic, musical, stage, recording, mechanical, merchandising, publishing, radio, free or pay television, videotape, video disc or other video device, sequel, remake, ancillary, and allied rights in the Work and the Picture, and the foregoing is inclusive of a full assignment to Silver Creek thereof.

 (b)       Silver Creek shall have the right, but not the obligation, to use, adapt, change, edit, or revise the Work or Picture or any part thereof or the title thereof and to combine the same with other material or works and Lender and Artist hereby expressly waive any so-called "moral rights" of authors in the Work or Picture.

3.   The expiration, termination, cancellation, or breach of this Agreement on whatever grounds and by whomsoever effected shall not affect Silver Creek's exclusive ownership of the Work or Picture, nor affect any of Silver Creek's rights under this Agreement, notwithstanding any other provision of this Agreement.

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C.    NAME AND LIKENESS

1.   Silver Creek is hereby granted the exclusive right to issue publicity about, and photographs of, Artist pertaining to Artist's engagement hereunder and Silver Creek may answer correspondence addressed to Lender or Artist and may affix to such publicity, photographs, or answers a representation of Artist's signature.

2.   Silver Creek may use Artist's name, photograph, likeness, biographical data, and recordings of Artist's voice and other sound effects in connection with any of the following: the production, advertisement, distribution, or exploitation of the Picture or any motion picture using the Work; Silver Creek's institutional advertising; publications of or other material based on the Picture; and so-called "commercial tie-ups" between the Picture and any products or services, provided that such commercial tie-ups do not constitute an endorsement by Lender or Artist of such product or services. Listing Artist's name in the credits relating to the Picture or any motion picture using the Work shall not be deemed an endorsement. Neither Lender nor Artist shall directly or indirectly issue or permit the issuance of any publicity or disclose any informa-tion concerning this Agreement, Artist's services hereunder, the Picture, or Silver Creek's business or production methods, without Silver Creek's prior written consent; provided, however, that Lender and Artist shall not be deemed in breach of this subparagraph C.2 if Artist incidentally and nondisparagingly refers to said matters during an interview concerned primarily with Artist rather than any of said matters. Lender shall cause Artist to pose for publicity pictures and appear for such interviews with such persons as Silver Creek may designate in connection with publicity and advertising for the Picture without additional compensation, but subject to Artist's other employment if after the completion of Artist's services for the Picture.

D.   REPRESENTATIONS, WARRANTIES AND INDEMNITY

Lender and Artist hereby represent and warrant and agree to indemnify Silver Creek as follows:

1.   There is a valid and subsisting written agreement between Lender and Artist whereby Artist is obligated to render services exclusively to Lender throughout at least the full Term set forth in this Agreement.

2.   Lender is authorized under said written agreement to enter into this Agreement with Silver Creek, to furnish Artist's ser-vices to Silver Creek, to grant to Silver Creek the rights herein set forth, and to authorize the payments by Silver Creek to third parties, if any, specified in this Agreement.  Lender is free to enter into this Agreement and not subject to any conflicting obligations or any disability which will or might prevent or interfere with the execution and performance of this Agreement by Lender or Artist.

3.   Lender shall fully perform and Lender shall cause Artist to fully perform each and all of the terms and obligations of this Agreement to be performed by Lender or Artist.

4.   No rights of any third party are or will be violated by Lender's or Artist's entering into or performing this Agree-ment, and neither Lender nor Artist have made nor shall hereafter make any agreement with any third party which could interfere with the rights granted to Silver Creek hereunder or the full performance of Lender's or Artist's obligations or Artist's services hereunder.

5.   All of the Work shall be wholly original with Artist and none of the same has been or will be copied from or based upon any other work.  The reproduction, exhibition, or any other use of the Work or any of the rights herein granted  shall not defame any person or entity nor violate any copyright, right of privacy or publicity, or any other right of any person  or entity. The warranty in this subparagraph D.5. shall not apply to any material as furnished to Artist by Silver Creek (unless such furnished material was written or created by Artist or originally furnished to Silver Creek by Lender or Artist) or material inserted in the Work by Silver Creek but shall apply to all material which Artist may add thereto.

6.   That Lender is, and has been for more than thirty (30) days prior to the date hereof, a corporation duly organized and existing under the laws of Lender's state or country of incorporation; that Lender is a bona fide corporate business entity established for a valid business purpose within the meaning of the tax laws of the United States and not a mere sham, conduit, or agent for Artist; that, if Lender was incorporated outside the United States of America, it is not engaged in any trade or business in the United States and does not have a "permanent establishment" in the United States  as this term is defined in the tax treaty between the United States and the country of incorporation: and that it does not have any agent in the United States who has, or habitually exercises, general authority to negotiate and conclude contracts on behalf of Lender.  Lender acknowledges that the foregoing representations and warranties will be relied upon by Silver Creek for the purpose of determining whether or not it is necessary to make withholdings for U.S. Federal taxes from monies being paid to Lender hereunder, and Lender agrees that if withholdings are not made from said payments, and if thereafter it is determined that such withholdings were   legally required, Lender and Artist will indemnify Silver Creek against all loss, costs, damages and expenses relating thereto. Notwithstanding the foregoing, Silver Creek may make tax withholdings if it deems it advisable to do so.

7.   Lender and Artist have not accepted nor paid, nor will Lender or Artist accept or pay or agree to accept or pay any money, service or other valuable consideration as defined in Section 507 of the Federal Communications Act of 1934, as amended, for the inclusion of any matter in the Picture, other than payment by Silver Creek to Lender hereunder.

2

8.   Lender and Artist shall indemnify and hold harmless Silver Creek (and its affiliated companies, successors, assigns, and the directors, officers, employees, agents, and representatives of the foregoing) from any damage, loss, liability, cost, penalty, guild fee or award, or expense of any kind (including attorneys fees) (hereinafter "Liability") arising from any claim, demand, or action inconsistent with any agreement, warranty, representation, or grant by Lender or Artist in this Agreement, any other agreement between Lender or Artist and Silver Creek or between Lender or Artist and a third party, or involving any third party's claim to an amount payable hereunder. The party receiving notice of such claim, demand or action shall promptly notify the other party thereof. This indemnity does not require payment by Silver Creek as a condition precedent to recovery from Lender or Artist hereunder. Silver Creek may withhold any compensation or payment due to Lender hereunder to secure Lender's and Artist's payment to Silver Creek of any Liability under this indemnity and Lender and Artist shall remain obligated for the full amount of said Liability to the extent  such withheld compensation or payment is insufficient to satisfy the Liability. If Silver Creek so elects, Silver Creek shall have absolute right to control the litigation or resolution of any claim, demand, or action to which this indemnity applies.

9.   Lender and Artist acknowledge that Artist's services are of a unique, extraordinary, and intellectual character, the loss of which cannot be adequately compensated in damages in an action at law, and therefore Lender and Artist acknowledge that Silver Creek shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Lender or Artist.

E.    GUILD MEMBERSHIP

1.   If Artist is rendering services hereunder as a director, then subparagraphs (a), (b), and (c) below shall apply.

 (a)    This Agreement and such services shall be sub-ject to the DGA Agreement, and Lender represents that it is a signatory thereto.  Lender agrees that Artist is now (or if not, then forthwith upon the execution hereof Artist will become)   a member in good standing of Directors Guild of America,  Inc. and that during the entire period when Artist's services are performed hereunder and to the extent it may be lawful for Silver Creek to require Artist so to do, Artist will remain or become and remain a member in good standing of the properly designated labor organization or organizations (as defined and determined under the applicable law) represent-ing persons performing services of the type and character that are required to be performed by Artist hereunder.   If Artist fails or refuses to so become or remain a member of such Guild or organization in good standing as required by the terms of Silver Creek's agreement therewith, Silver Creek may terminate Silver Creek's obligations under this Agreement at any time after such failure or refusal. If Artist should cease to be a member in good standing of such Guild or organization by reason of failure to pay any dues or assessments, and if  Artist should fail to pay such dues or assessments and such default shall not be cured within five (5) days after written notice from such Guild or organization, Silver Creek shall have the right, at its election, to deduct the amount thereof from any compensation then or thereafter payable to Lender hereunder and to pay such amount to such Guild or organization on behalf of Artist. Silver Creek shall be entitled to rely upon any facts, figures and other information furnished by such Guild or organization with respect to any such failure or default on   the part of Artist and shall not be liable to Lender or Artist for any payment or overpayment to such Guild or organization based upon such facts, figures or other information, nor shall Silver Creek be under any obligation to take any steps whatever to reclaim or recover such payment or overpayment from such Guild or organization. Nothing herein contained, however, shall be construed to prevent Artist from taking any such steps on Artist's own behalf.

 (b)    To the extent that any term of the DGA Agreement is more advantageous to Lender or Artist than the terms hereof, the terms of the DGA Agreement shall supersede the less advantageous terms hereof, but said less advantageous terms shall be limited only to the extent necessary to comply with the minimum mandatory terms of the DGA Agreement. Any additional compensation payable to Lender or Artist pursuant to the DGA Agreement shall be paid at the minimum rate permitted thereby.

 (c)     To the extent that any payment hereunder exceeds applicable DGA Agreement minimums, then such excess, to the fullest extent not prohibited by the DGA Agreement, shall be credited against any additional payment required by the DGA Agreement and shall be deemed payment for any additional services or rights obtainable by such payment under the DGA Agreement and Silver Creek shall be entitled to the maximum benefits and rights provided for in the DGA Agreement. All sums payable hereunder are inclusive of any required sums payable under the DGA Agreement for Artist's services or any use of the Work or Picture.

2.   If Silver Creek requires Lender or Artist to become a member of any foreign guild or labor organization in order for Artist to render services hereunder, then Silver Creek shall pay the en-trance or initiation fee required by such foreign guild or labor organization. Lender and Artist shall cooperate with Silver Creek to obtain any labor permit required by any governmental authority to enable Lender and Artist to render services in a foreign country. While Silver Creek is attempting to obtain such labor permit, Silver Creek may suspend Artist's services hereunder until one (1) week after a final determination by said govern-mental authority is made concerning such labor permit. Silver Creek may terminate this Agreement at any time during such suspension or upon Silver Creek's discovering that the labor permit cannot be obtained, provided that such termination under this subparagraph E.2. shall not affect Lender's entitlement to noncontingent cash compensation theretofore earned by Lender.

3

F.     CREDIT

 1.  No credit provisions of this Agreement shall apply to, nor shall the same be construed to prevent so-called trailer  or other advertising (including promotional films) on the screen; radio and television, group, list, "teaser," "directory," narrative form, or special advertising; so-called "award ads" (including consideration, nominations, or congratulations for an award); advertising not related primarily to the Picture; Silver Creek's institutional advertising; advertising of eight (8) column inches or less; posters or stills; by-products, record album jackets and similar packaging, merchandising products or commercial tie ups; or publicity or exploitation relating to the Picture, the story upon which the Picture is based, any members of the cast thereof, the author, other persons who performed services for the Picture, or similar matters, without mentioning Artist's name. With respect to any obligation in this Agreement to accord credit in paid advertising, the references, if any, herein to the title of the Picture shall be to the so-called "regular" use of the title as distinguished from any "artwork" use (such as a display or fanciful use) of the title; and with respect to any obligation to accord screen  credit in the event of an "artwork" use of the title, Artist shall receive credit in accordance with such obligation, if any, as to size, subject to reasonable adjustment if such size of credit is not feasible. All references to "size" however stated,    whether as a percentage or otherwise, shall mean height. Except as otherwise specified in this Agreement, the according of credit and all matters relating to Artist's credit, such as size, style of type, placement, color, and other matters,    shall be at Silver Creek's sole discretion.  No so-called presentation or production credit shall be deemed granted Artist unless specifically provided in this Agreement, and if so provided shall apply only to the screen, trade paper advertising, and full page New York City and Los Angeles newspaper advertising.  No casual or inadvertent failure to comply with the credit provisions of this Agreement shall constitute a breach of this Agreement.

2.   If Artist is rendering services hereunder as the director of the Picture, subparagraph F.1 shall be subject to the applicable terms of the DGA Agreement.

G.    ARTIST'S INCAPACITY OR DEFAULT; FORCE MAJEURE

1.   If Lender or Artist is prevented from performing here-under by reason of Artist's accident, illness, mental or physical disability (herein an "Incapacity"), or if Artist other-wise fails, refuses, or neglects to fully perform Artist's services or if Lender or Artist fail, refuse, or neglect to fulfill any of Lender's or Artist's obligations hereunder (herein a "Default"), then Artist's services and Lender's compensation shall be suspended automatically from the date of such Incapacity or Default, unless Silver Creek elects otherwise.  Any statement by Artist or Lender's representative that Lender or Artist will not comply with Lender's or Artist's obligations hereunder, or Artist's failure to deliver to Silver Creek within two (2) business days after Silver Creek's request therefor a written assurance that Lender and Artist will comply with the terms hereof shall constitute an Incapacity or Default, as the case may be, from the date of such statement or failure to deliver said assurance.

2.   If Silver Creek is prevented, materially hampered, or interrupted in the preparation or production of the Picture or in the operation of Silver Creek's business by reason of any govern-mental law, action, inaction, ordinance, regulation, executive or judicial order, judgment or decree, earthquake, flood, fire, epidemic, accident, explosion, casualty, act of God, lockout, strike, labor controversy or threat thereof, riot, civil disturbance, boycott, war or armed conflict (whether or not officially declared), act of a public enemy, embargo, delay of a common carrier, the inability to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of Silver Creek's business, or by reason of any other cause of a similar nature; or by reason of the death, incapacity, or Default of the director (unless Artist is the director) director of photography or principal member of the cast of   the Picture; or if for any reason a substantial group of distributors or exhibitors of Silver Creek's motion pictures cease such distribution or exhibition for one (1) week or more (any of the foregoing referred to herein as an "Event of Force Majeure"), then Silver Creek may on notice suspend Artist's ser-vices and Lender's compensation for the duration of any Event of Force Majeure.  If, in addition to Artist's services as a director or producer (as the case may be) hereunder, Lender is obligated to furnish Artist's services in another capacity to Silver Creek, and Artist is prevented from performing Artist's services hereunder as a director or producer (as the case may be) by reason of a strike or other labor controversy, then Silver Creek may suspend, terminate, or require the continuance of Artist's services to Silver Creek in said other capacity.

3.   This Agreement shall continue in full force during any period of suspension except Artist's services and Lender's compensation shall be suspended. Silver Creek shall not be deemed to have waived any of Silver Creek's rights hereunder by making any payment to Lender during any period of suspension, and Silver Creek may apply such payment against any payment thereafter becoming due to Lender. Any period of suspension for an Event of Force Majeure shall be deemed to expire three (3) days after Silver Creek resumes the preparation or production of the Picture or the operation of Silver Creek's  business in the same manner as before said Event of Force Majeure; any period of suspension for Artist's Incapacity shall be deemed to expire three (3) business days, and for Lender's or Artist's Default seven (7) business days, after Artist reports to Silver Creek ready, willing, and able to render Artist's services hereunder; provided, however, that Silver Creek shall compensate Lender as provided herein for any services rendered at Silver Creek's request during said suspension period. Silver Creek may, by written notice to Lender or Artist, terminate any suspension prior to the time herein specified.

4.   Silver Creek may extend the Term and any option period or other time period specified herein for a period of time equal to the aggregate length of any period of suspension or any part thereof or Silver Creek may reduce the Term by a period of time equal to the aggregate length of any period of suspension hereunder or any part thereof.  Lender's compensation shall be reduced in proportion to any such reduction in the Term and no such extension shall entitle Lender or Artist to additional compensation.

5.   Silver Creek may terminate this Agreement by written notice to Lender or Artist if Artist's Incapacity continues for a period of seven (7) aggregate days, or, for an Event of Force Majeure or Lender's or Artist's Default, immediately or at any time, including during any period of suspension.     If Lender or Artist is terminated for Incapacity, Default, or an Event of Force Majeure, or in the event of Artist's death during the Term, then payment of the noncontingent cash compensation, if any, theretofore earned by Lender shall be payment in full of all compensation payable hereunder; provided, however, that if Lender or Artist is terminated for Default, then Silver Creek may, in addition to filing appropriate actions against Lender or Artist, withhold and deduct from compensation or other payments due to Lender hereunder any damage, loss, or expense (including attorneys fees) caused Silver Creek by Lender's or Artist's Default and Lender and Artist shall remain liable to Silver Creek for the full amount of said damage, loss, or expense (including attorneys fees) to the extent such withheld or deducted compensation or other payment is insufficient to satisfy said amount.  If Silver Creek terminates Lender or Artist, then Lender and Artist shall immediately reimburse Silver Creek for all paid but unearned sums.

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6.   During any period of suspension due to Incapacity or Default, neither Lender nor Artist shall render any services   in the entertainment industry to others or on Lender's or Artist's behalf.  During any suspension due to an Event of Force Majeure, if Lender and Artist are not in Default, Lender may furnish Artist's services to any other person or entity or Artist may render services on Artist's behalf; provided, that Silver Creek shall have the right to recall Artist to render services hereunder on two (2) days oral or written notice, and Lender shall cause Artist to report to Silver Creek to render services at the expiration of said two (2) days. If Lender or Artist claims that Artist has an Incapacity, then Silver Creek may have Artist examined by such physician as Silver Creek may designate, and Lender and Artist may have Artist's designated physician present at such examination at Lender's and Artist's expense. Lender agrees that Artist shall not ingest any alcoholic beverage or drug so as to interfere with Artist's full performance of Artist's services or Lender's obligations hereunder.  Silver Creek may invoke its rights under this paragraph G as often as any Event of Force Majeure, Incapacity, or Default occurs.

7.   If Artist is rendering services hereunder as the director of the Picture, subparagraphs G.1 through G.6 shall be subject to the applicable terms of the DGA Agreement.

H.    MISCELLANEOUS PROVISIONS

1.   No Obligation

Silver Creek is not obligated to utilize Artist's services or the Work or any rights granted to Silver Creek hereunder or to produce or distribute the Picture or any motion picture using the Work, or, if commenced, to continue the production or distribution thereof in any territory.  If and to the extent this Agreement provides circumstances under which Lender shall become entitled to compensation in lieu of Silver Creek requiring services to be performed by Lender or Artist hereunder, Silver Creek's obligations under this Agreement shall be deemed fully performed by payment to Lender of the noncontingent cash compensa-tion as so provided in this Agreement, subject to Silver Creek's rights of suspension, extension, and termination.

2.   Third Party Agreements

Lender and Artist shall not make any commitment or agreement whereby Silver Creek is required to pay any consideration to any third party without first obtaining Silver Creek's express written consent.

3.   Illegal Acts

Nothing contained in this Agreement shall be construed to require any act contrary to law. To the extent that any term of this Agreement conflicts with any law, then the latter shall prevail, and the conflicting term of this Agreement shall be limited only to the extent necessary to comply with said law. The terms of this Agreement are severable, and the invalidity of any term in this Agreement shall not affect the validity of any other term.

4.   Agent's Fees; Deductions

Lender authorizes Silver Creek to deduct and withhold from Lender's compensation any amounts required by any applicable law. Silver Creek shall not be liable for any compensation payable to any agent of Lender or Artist in connection with this Agreement.   Lender authorizes Silver Creek to deduct from Lender's compensation any telephone, meal, or other expen-ses or fixed indebtedness owed by Lender or Artist to Silver Creek.

5.   Assignment

Silver Creek may sell, grant, license, assign, or otherwise transfer Silver Creek's rights under this Agreement and this Agree-ment shall inure to the benefit of Silver Creek's successors, licensees, or assigns. No obligation of Lender or Artist hereunder may be assigned or delegated to any third party.

6.   Team

If more than one employee (or an employee loan-out company) are parties to this Agreement (or are performing services as a team pursuant to separate corresponding agreements) in producing capacities, then the term "Lender" shall refer to each and all of said companies and the term "Artist" shall refer to each and all of said employees.  Fur-ther, said companies and employees represent and warrant that prior to the date hereof each of them agreed that the employees shall collaborate as a team for the producing services to be rendered hereunder, that all compensation specified in this Agreement shall be the combined total for the team, and that the Work and Picture shall result from the team's combined services.  All of the agreements, warranties, representations, obligations, and rights granted herein shall be deemed to have been jointly and severally made by each and all such companies and employees and each and all such companies and employees shall be jointly and severally bound thereby. All Silver Creek's rights are exercisable against each and all of the companies and employees jointly and severally. If Silver Creek terminates or suspends (or in the event of death of) any employee in the team, then Silver Creek also may terminate or suspend any other or all of the employees constituting the team and the compensation otherwise due such employees or their respective companies.   If Silver Creek exercises its rights of suspension or termination only as to a particular company or employee, then the employment and compensation of the other employee or companies shall continue and Silver Creek shall compensate the employees or their companies who continue to render services hereunder for a proportionate amount of the compensation otherwise due until such time, if any, as Silver Creek exercises its suspension or termination rights with respect to all the companies or employees.

7.   Waiver

No waiver by Lender, Artist, or Silver Creek of any failure by the other party to fulfill any term hereof shall be deemed a waiver of any preceding or succeeding breach or nonfulfill-ment of the same or of any other term hereof.

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8.   Headings

Headings contained herein are for reference only and shall not be given any legal effect.

9.   Prior Agreements

This Agreement constitutes the entire agreement between Silver Creek and Lender and Artist and supersedes all prior written or oral agreements pertaining hereto, and cannot be modified except by a writing signed by Lender and Artist and Silver Creek.  Lender and Artist acknowledge that neither Lender nor Artist have executed this Agreement in reliance on any representations not contained herein and have had the opportunity to consult with counsel regarding the Agreement.

10. Choice of Law, Venue, and Service of Process

This Agreement shall be construed and enforced in accordance with the laws of the State of California governing contracts to be wholly performed in California. This Agree-ment shall be deemed executed at Burbank, California, regard-less of the actual place of execution. Nothing in this Agreement shall be construed as creating a third party beneficiary agreement.  Silver Creek may and Lender and Artist shall file any court proceeding in connection with this Agreement in an appropriate Federal or State court located in the County of Los Angeles, California. Lender and Artist consent that Lender and Artist shall be deemed personally served in connection with any court proceeding filed by Silver Creek upon service by certified mail of the appropriate pleading or order to the address designated for service of notices; provided, however, that Lender and Artist also may be served by any other means permitted by law.

11. Rights Cumulative; Limitation of Remedies

 (a)     Except as limited by subparagraphs H.10 and H.11(b) hereof, each and all of the several rights and remedies provided for in this Agreement shall be cumulative, and no one of them shall be deemed exclusive of the others or of any right or remedy allowed by law or equity.

 (b)     Lender's and Artist's sole and exclusive remedy for Silver Creek's breach, termination, or cancellation of this Agreement or any provision hereof (including any provision pertain-ing to credit) shall be an action for damages and Lender and Artist irrevocably waive any right to equitable or injunctive relief.

12. Further Documents

Lender shall and Lender shall cause Artist to execute, acknowledge, verify, and deliver to Silver Creek any further documents pertaining to the Work which Silver Creek may request and in the form Silver Creek may prescribe; provided, however, that Lender's or Artist's failure or refusal to do so shall not affect any of Silver Creek's rights in the Work or Picture.  Lender and Artist hereby irrevocably appoint Silver Creek, whose power is coupled with an interest, as Lender's and Artist's attorney-in-fact to execute any such other documents in Lender's and Artist's name and on Lender's and Artist's behalf and to institute and prosecute such proceedings as Silver Creek may deem expedient to secure, protect, or enforce the rights Silver Creek is acquiring hereunder. Silver Creek may sue in its own name or may use the name of Lender or Artist, or may join Lender or   Artist as party plaintiff or defendant in any such suit or proceeding.

13. Date

This Agreement shall be deemed executed as of the date specified in the introductory clause hereof, regardless of the actual date of execution.

14. Music

Lender and Artist shall not use any music (or any arrangement or orchestration thereof) in the Picture unless prior written approval and notice that such material has been cleared for such use has been obtained from Silver Creek.

15. Insurance

Silver Creek may secure, in Silver Creek's name or otherwise, and at Silver Creek's expense, life, health, accident, cast, pre-production and other insurance covering Artist, or Artist and others; and neither Lender nor Artist shall have any right, title or interest in or to such insurance or benefits payable thereunder. Lender shall cause Artist to assist Silver Creek in procuring such insurance by submitting to usual and customary medical and other examinations, and by signing such applications and other instruments in writing as may be reasonably required by the insurance companies to which application is made for such insurance. In the event any such examination establishes a substantial doubt as to Artist's physical ability to complete Artist's services hereunder or if Artist fails to appear for such examination at the time and place designated by Silver Creek, Silver Creek may terminate this Agreement; and, moreover, in the event cast insurance covering Artist cannot be obtained for normal premiums and without substantial exclusions, Silver Creek may terminate this Agreement.   Lender agrees that from the date twenty-one (21) days before the start date until completion of all services required of Artist hereunder, Artist will not ride in any aircraft other than as a passenger on an airliner flown by a United States or major international air carrier maintaining regularly published schedules, or engage in any extra-hazardous activity without Silver Creek's written consent in each and every case.

16. Payments

All payments to be made to Lender hereunder are subject to the full and faithful performance and observance  by Lender and Artist of Artist's services and the other obligations of Artist and Lender hereunder. If for any reason whatever Silver Creek fails to make any payment as herein provided, then Silver Creek shall not be deemed in default hereunder unless and until following such failure Lender shall have given Silver Creek written notice demanding such payment and Silver Creek shall have failed to make such payment within five (5) business days after Silver Creek's receipt of said notice. In any event Silver Creek's liability for any such default and Lender's and Artist's rights and remedies therefor shall be limited to the recovery of money only, not exceeding the amount of such payment, and in no event shall any of the rights acquired or to be acquired by Silver Creek hereunder be affected or impaired.

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17. Agreement

The "Agreement" means the agreement in which refer-ence is made to additional or standard terms for the engagement of Artist in a producing or directing capacity, and identified in the introductory clause hereof, including the within terms and conditions and any other schedules, attachments and exhibits (including the Inducement) thereto.

END OF STANDARD TERMS AND CONDITIONS

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TOUCHSTONE TELEVISION PRODUCTIONS, LLC
STANDARD TERMS AND CONDITIONS – FOR TELEVISION PRODUCTIONS

A.          Definitions.  As used in this Agreement:

(1)        “person” means any natural person, firm, corporation, partnership, joint venture, association or other entity.

(2)        “television” means all forms of television, whether analog or digital, now known or hereinafter devised, including without limitation free, commercial, “over-the-air” subscription, direct satellite, microwave, basic and pay cable (or other wire), pay television, internet (or similar technologies), “webcasting,” home video and any other media, whether now known or hereinafter devised, intended primarily for home use (but which need not necessarily be located in the home) and/or to replace and/or supplement television.

(3)        “Artist’s likeness” means and includes Artist’s name, actual or simulated likeness, photograph, non-photographic artistic rendering, sobriquet, voice, biography, personal characteristics, signature and other personal identification.

(4)        “Picture” means a television motion picture, movie-for-television, television pilot, presentation or pilotation, or any other television program, if any, for which Artist is employed to render services under this Agreement.  The term “Series” means an episodic television series, if any, for which Artist is employed to render services under this Agreement.  If this Agreement provides for Artist to render services on the Picture on which the Series is substantially based, Artist’s employment in connection with the Picture will be deemed separate and distinct from Artist’s employment in connection with the Series or any episode(s) of the Series.  Any reference in this Agreement to the “Series” or to “any episode of the Series” will be deemed also to refer and apply (unless specifically excluded) to the Picture.

(5)        “sponsor” means any then-current sponsor of the Series or of any episode of the Series and will also include any future sponsor with whom there exists a binding commitment or option for such sponsorship.

(6)        “First Contract Year” means the period of time commencing on the first day upon which Artist renders services under this Agreement in connection with an episode of the Series (other than the Picture) and continuing through the following June 30 of the calendar year specified for that purpose in the Agreement to which this Exhibit A is incorporated and made a part of the Agreement.  Each subsequent “Contract Year” will be the twelve (12)-month period commencing upon the expiration of the preceding Contract Year; provided, however, that Touchstone will have the right, in its sole discretion, to accelerate commencement of the Second or any subsequent Contract Year to any date during the preceding Contract Year (and terminating said preceding Contract Year on the day before said date) and/or to extend the termination date of any Contract Year if such extension is for the purpose of completing the applicable network order for production of episodes of the Series during such Contract Year.  Any accelerated Contract Year will continue until the date upon which such Contract Year would terminate under this Agreement in the absence of such acceleration unless extended pursuant to any provision of this Agreement.  Extension of any Contract Year will delay the commencement and, at Touchstone’s election, the termination of any succeeding Contract Year by a period lesser than, or, in Touchstone’s sole discretion, equal to the period of such extension and will also extend the date(s) for Touchstone’s exercise of any option by a period equal to the period of such extension.  Touchstone’s right to extend any Contract Year pursuant to this subparagraph A(6) will not limit any other right of extension provided to Touchstone under this Agreement.

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(7)        “Material” means any and all literary, dramatic and musical material including without limitation writings, written dialogue, ideas, plots, outlines, stories or parts of the foregoing, teleplays, scripts, sketches, drafts, redrafts, revisions, treatments, formats, narrations, adaptations, routines, music, lyrics, gags and titles and subtitles, composed, prepared, conceived, submitted, added, created or interpolated by Artist, in whatever stage of completion.

B.          Exclusivity.

(1)        Unless specifically stated otherwise in this Agreement, during the period following completion of Artist’s services for the Picture and prior to commencement of the First Contract Year, if applicable, Artist will not be deemed to be rendering services to Touchstone under this Agreement.  If this Agreement grants Touchstone an option to employ Artist to render Artist’s services for the First Contract Year, then during the period of time from the date of this Agreement until the date of Touchstone’s exercise, if any, of such option, Artist may (except for any period when Artist may be employed by Touchstone to render services in connection with the Picture and/or writing the script, if applicable) render services in any field or medium to any person or on Artist’s own behalf, and to accept other employment, so long as Artist’s services in connection with such employment do not conflict in any manner whatsoever with Artist’s services under this Agreement or with the rights granted to Touchstone under this Agreement, and provided that each of Artist’s commitments for the rendition of such services to any other person or on Artist’s own behalf will be made expressly subject and subordinate to all of the terms and conditions of this Agreement and to Artist’s obligations to Touchstone under this Agreement.  Artist will notify Touchstone of any such employment.

(2)        At all times during the Term when any episode of the Series for which Artist is employed to render services is in preproduction, production or postproduction (including production hiatus periods), or when Artist is otherwise required by Touchstone to render services under this Agreement, or when Artist is being compensated by Touchstone on a weekly, episodic or other periodic basis, Artist will render services exclusively to Touchstone and will not render any services whatsoever to any other person, or on Artist’s own behalf.  During any other period of the Term, Artist may render services to any other person or on Artist’s own behalf, provided that (a) prior to any such rendition of services to any other person or on Artist’s own behalf, Artist will notify Touchstone and will consult with Touchstone with respect to such proposed services, (b) Artist will not render any services to any other person or on Artist’s own behalf, or grant any services in any field or medium whatsoever, or otherwise enter into any agreement or commitment, that will or might conflict with the rendition of Artist’s services under this Agreement or with the rights granted to Touchstone under this Agreement, and (c) each of Artist’s commitments to any other person or on Artist’s own behalf for the rendition of Artist’s services permitted under this Agreement will be made expressly subject and subordinate to all of the terms and conditions of this Agreement and Artist’s obligations to Touchstone.  Notwithstanding anything else contained in this Agreement, Artist’s exclusivity obligations to Touchstone under this paragraph B shall exist whether or not Touchstone exercises its “pay” right pursuant to paragraph G below.

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C.           Artist’s Services.

(1)        Artist agrees to render services under this Agreement as, when and where required by Touchstone, all of which services will be rendered conscientiously to the full extent of Artist’s ability and subject in all respects to the supervision, control and direction of Touchstone.  Artist agrees that Touchstone’s judgment will be final and controlling in all matters, including without limitation matters of artistic taste and judgment and all creative, business and all other elements, including in connection with the Series and all elements of the Series.  Subject to the provisions of subparagraph C(2) below, the services to be rendered by Artist under this Agreement will include, as designated by Touchstone in its sole discretion and without any additional compensation, all preproduction, production, postproduction and publicity services customarily rendered by persons employed in the same capacity or in a similar capacity in the television industry including without limitation assisting in the direction and control of production and editing activities, the choice of stories and literary materials, the preparation of teleplays, the preparation of budgets and production schedules, the selection of cast members and production employees, assisting in connection with commercials for any sponsor of the Series, composition of songs, writing of lyrics and adaptation of musical numbers.  No additional compensation will become payable to Artist under this Agreement by reason of Artist’s rendition of any services provided for under this Agreement at night, on Sundays or holidays, after the expiration of any particular number of hours of service during any one day, any particular number of days of service during any week, or any particular number of weeks during the Term, or otherwise, except as may be required under any applicable collective bargaining agreement.  Touchstone will not be deemed to have waived the right to require Artist to render any services under this Agreement by having previously assigned Artist to any particular duties or services.  The commencement date of Artist’s services in one (1) episode of the Series may overlap with dates of Artist’s services in one (1) or more other such episodes, and Touchstone may also fix the same commencement date for any group of such episodes.  Artist agrees to keep Touchstone advised of Artist’s whereabouts and telephone number.

(2)        Unless Artist is employed under this Agreement to render writing services or under a separate written agreement between Touchstone and Artist pertaining to writing services or Artist is otherwise required to render writing services in connection with Artist’s employment under this Agreement, Artist will not render any writing services that would subject Artist and/or Touchstone to the provisions of the Writers Guild of America 2001 Theatrical and Television Basic Agreement (as such may be supplemented or amended from time to time) (the “WGA Agreement”).

(3)        If Artist renders writing services pursuant to this Agreement or a separate written agreement between Touchstone and Artist, or Artist is otherwise required to render writing services under this Agreement, such writing services will include without limitation the writing, composition, preparation and revision of the Material as and when required by Touchstone.  Artist will show or deliver to Touchstone when requested by Touchstone all of the Material written by Artist and will meet and collaborate with any other writer and/or other person assigned or designated by Touchstone at such times and places as Touchstone may designate to work on the Series or any episode.  The Material, as delivered to Touchstone, shall be full and complete in substance and in form and shall conform in all respects to the requirements of this Agreement and the directions of Touchstone.  Artist agrees to execute and deliver to Touchstone if and when requested by Touchstone a certification of writing the Material (or any part of the Material) in the form of an Artist’s Certificate and Assignment as prescribed by Touchstone.

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(4)        In the event that the Material furnished by Artist under this Agreement is subject to the provisions of Article 16.B. of the WGA Agreement and Touchstone has not purchased from Artist the Separated Rights in the Material in a separate negotiation memorialized in a Separation of Rights Agreement, then the following shall apply:

(a)        Artist understands and agrees that the rights specified in Article 16.B.3. of the WGA Agreement are among the rights acquired or to be acquired by Touchstone under this Agreement with respect to such Material.  Accordingly, should it be finally determined that Artist is entitled to separation of rights with respect to such Material and Touchstone has not exercised the option provided for in subparagraph 4(b) below, or Touchstone has exercised such option but the exercise of such option and/or the provisions of any Separation of Rights Agreement is/are for any reason ineffective to transfer the rights sought to be transferred by such agreement, then upon the occurrence of the event(s) giving rise to a monetary obligation as measured by the applicable provisions of Article 16.B.3. (or in the event Touchstone has exercised the option provided for in subparagraph 4(b) below and any attempted transfer pursuant to the option is finally determined to be ineffective to transfer the rights, and/or the provision(s) of any separation of rights agreement is/are for any reason ineffective to transfer the rights sought to be transferred by such agreement, then at such time following the occurrence of the relevant event(s) specified in Article 16.B.3. as such final determination of the ineffectiveness of such transfer is made), then Touchstone and Artist will be deemed to have negotiated in good faith with respect to Touchstone’s acquisition of all the rights of Artist in such Material specified in Article 16.B.3 and Touchstone will be deemed to have acquired exclusively all of such rights and, in consideration for such rights, will pay to Artist and Artist will accept:

(i)        for theatrical motion picture, remake and sequel rights, the applicable minimum amounts required by the WGA Agreement;

(ii)       for publication rights, the applicable minimum amounts required by the WGA Agreement;

(iii)      for merchandising rights, the applicable minimum amounts required by the WGA Agreement; and

(iv)      for interactive rights, the applicable minimum amounts required by the WGA Agreement.

There will be no crediting of the compensation payable under the Agreement against the payments described in subparts 4(a)(i), 4(a)(ii), 4(a)(iii) and 4(a)(iv) above.

(b)        In the event, however, that it is contemplated that the writing services rendered by Artist under this Agreement are such that separated rights will or may attach to such Material in accordance with the provisions of Article 16.B. of the WGA Agreement, then, if Touchstone should desire to purchase all rights reserved or otherwise retained by the Artist, then with respect to such Material pursuant to Article 16.B. of the WGA Agreement (including, without limitation the rights specified in 4(a) above), such separate negotiation and purchase will be conducted with Artist and/or Artist’s representative subsequent to an agreement to pay the applicable minimum upset price set forth in Article 16.B. of the WGA Agreement.  That negotiation will be memorialized in the separate Separation of Rights Agreement entered into between Artist and Touchstone at the conclusion of that negotiation and purchase.

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(c)        Except as expressly provided to the contrary in subparagraph 4(a) above, Touchstone may, if and to the extent permissible under the WGA Agreement, credit any and all sums paid or payable to Artist pursuant to the Agreement against any and all amounts (other than the amounts agreed to in the Separation of Rights Agreement referred to in subparagraph 4(b) above) due Artist pursuant to Article 16 by reason of Artist’s entitlement to Separation of Rights, including without limitation the minimum sequel payments required under Article 16.B.

(d)        If Article 16.A. of the WGA Agreement is applicable, then Touchstone’s rights shall include all rights not required by Article 16.A. to be exclusively licensed back to Artist.

D.           Credit.  Except as expressly provided in the Agreement, all matters relating to credit including without limitation the style, size, color, placement and form or nature of the credit, shall be determined by Touchstone in its sole discretion and subject to applicable network approvals, policies, regulations and restrictions.  Nothing contained in this Agreement will obligate Touchstone to accord Artist credit other than as expressly provided in the Agreement.  No casual, inadvertent or unintentional failure to comply with any provisions of this Paragraph D or the provisions of the Agreement relating to credit (by reason of shortage of time or otherwise), nor any failure by any third party to comply with such provisions, will constitute a breach by Touchstone of this Agreement.  If contingent or other compensation is payable on the condition that Artist is accorded a particular credit, then the determination as to the credit accorded Artist shall be made:  (1) in the notice of tentative credits, if said tentative credits become final, or (2) by credit arbitration under the applicable collective bargaining agreement.  Determination of Artist’s credit by agreement among Artist and others involved in the Series shall not be binding on Touchstone in determining whether such contingent or other compensation shall be payable.

E.           Manner of Production and Ownership of Series.

(1)        Touchstone may produce the Series and any episode of the Series in whatever manner it chooses, including without limitation recording by means of motion picture camera, tape or other electronic device or for live broadcast and may from time to time change from one manner of production to another, including, without limitation, within episodes.  Artist agrees, acknowledges and accepts that any motion picture or other work which may be produced which is based on the results and proceeds of Artist’s services under this Agreement (including without limitation the Series) may contain variations, alterations, and/or adaptations of such results and proceeds and Touchstone will have the right, in Touchstone’s sole discretion, freely to produce, cut, edit, add to, interpolate, subtract and omit from, arrange, rearrange, adapt, change, colorize, vary, transform and revise in any manner the Material and such results and proceeds and any element(s) of the foregoing, including without limitation any character, language, plot, theme or scene as Touchstone, in its sole discretion, deems advisable.  To the full extent permitted by applicable law, Artist irrevocably assigns to Touchstone (or irrevocably waives, in the event assignment is not permissible) any and all benefits of any provision of law known as “droit moral,” “moral rights,” or any similar law in any and all countries of the world.  Without limiting the foregoing, Artist agrees not to institute, support, maintain, or authorize any action or lawsuit based, in whole or in part, on any purported violation of any such law, including without limitation any action or lawsuit brought on the ground that any motion picture, sound recording, or other work produced under this Agreement in any way constitutes a violation of Artist’s moral rights or constitutes a defamation or mutilation of the results and proceeds of Artist’s services under this Agreement and/or the Series, or any part of the foregoing, or contains any unauthorized variation, alteration, modification, change, or translation of the results and proceeds of Artist’s services under this Agreement and/or the Series.  Touchstone will at all times have complete control over the production of the Series and any episode of the foregoing including without limitation the right to hire, fire, replace or otherwise deal with all personnel employed in connection with the Series, such as members of the cast, the executive producer, the producer, writer, director, wardrobe and any other personnel.  Touchstone may schedule, produce and exhibit as many episodes as Touchstone desires as part of one story such as a “two or three part” script utilizing two or more episodes of the Series to tell one or more stories and may exhibit such two or more parts together or separately on television, in motion picture theaters or otherwise.

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(2)        As between Touchstone and Artist, the Series and any episode of the Series and all Material pertaining to the foregoing (which will include all material owned and controlled by Artist which is incorporated or used in connection with the Series), all results and proceeds of Artist’s services under this Agreement (which Artist acknowledges may have been and/or will be rendered under this Agreement in collaboration with others) and all copyrights pertaining to the foregoing and extensions and renewals of the foregoing, are and will be the sole and exclusive property of Touchstone in perpetuity and in all languages throughout the universe and will constitute “works-made-for-hire” specially ordered or commissioned by Touchstone.  To the extent such results and proceeds may ever be determined by a court of competent jurisdiction not to be a “work-made-for-hire,” Artist hereby irrevocably and exclusively assigns and/or grants to Touchstone, in consideration for the compensation provided under this Agreement, all right, title and interest to the foregoing including without limitation all exclusive exploitation rights and copyright and associated rights in the foregoing and all extensions and renewals of the foregoing throughout the universe in perpetuity.  As between Touchstone and Artist, Touchstone will exclusively own all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to the Series or any portion or element of the foregoing (either alone or combined with other material), and any sequel, prequel, remake or spin-off of the foregoing, including without limitation the copyrights therein and any renewals or extensions of the foregoing, for all now known or hereafter existing uses, media, forms, means and methods including without limitation all television (including without limitation digitalized television), motion picture, literary, dramatic, musical, stage play, theme park, publishing, merchandising, recording, mechanical, radio, video cassette and video and laser disc, video and computer games, any computer-assisted media (including without limitation CD-ROM, CD-I and similar disc systems, interactive media, Internet media and multi-media and any other devices and/or methods now existing or hereafter devised), and all allied, ancillary and subsidiary rights and uses of the foregoing, and the foregoing is inclusive of a full assignment to Touchstone of the foregoing.  Without limiting the foregoing, Artist and Touchstone are aware and acknowledge that new rights to the results and proceeds of Artist’s services under this Agreement may come into being and/or be recognized in the future, under law and/or in equity (collectively the “New Exploitation Rights”), and Artist intends to and does assign, grant and convey to Touchstone any and all such New Exploitation Rights in and to such results and proceeds.  Artist and Touchstone are also aware and do acknowledge that new (and/or changed) technology, uses, media, formats, modes of transmission, and methods of distribution, dissemination, exhibition or performance (collectively the “New Exploitation Methods”) are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting such results and proceeds.  Artist intends and does assign, grant, and convey to Touchstone any and all rights to such New Exploitation Methods with respect to such results and proceeds.  Artist agrees to execute and deliver to Touchstone any and all documents Touchstone deems in its interest to confirm the existence of the preceding assignment, grant and conveyance and to effectuate Artist’s purpose to assign, grant and convey such rights to Touchstone, including without limitation the New Exploitation Rights and any and all rights to the New Exploitation Methods.  Artist further agrees that Artist will not seek to challenge through the courts, administrative governmental bodies, private organizations, or in any other manner the rights of Touchstone to exploit Artist’s results and proceeds under this Agreement by any means whatsoever or to thwart, hinder or subvert the intent of the preceding assignments, grants and conveyances to Touchstone and/or the collection by Touchstone of any proceeds relating to the rights conveyed under this Agreement.  Touchstone shall have the right, without additional compensation to Artist, to (a) use and grant others the right to use the Series or any portion of the foregoing, as a part of, or otherwise in connection with, any other television program or series; (b) use and reuse any portion of the Series in or as a trailer or spot advertisement in any medium to advertise, promote or publicize the Series or any other program or series of which any episode may be a part; and (c) combine any episode of the Series, or any portion of the foregoing, with any other episode of the Series or with any other television program or with any other material of any nature whatsoever and may exhibit such combinations on television, motion picture theaters and/or all other now known or hereafter existing uses, media, forms, means and methods.  All rights granted or agreed to be granted to Touchstone under this Agreement will vest in Touchstone immediately and irrevocably and will remain perpetually vested in Touchstone, its successors or assigns, whether this Agreement expires in its normal course or is terminated for any reason whatsoever.  Touchstone or any other person may conduct audience tests with respect to the Series or any episode of the foregoing, and Artist agrees that no compensation will be payable to Artist in connection with such tests.  Without limiting the generality of the foregoing, Touchstone may produce and license the Series or any episode of the foregoing for initial broadcast on a network basis, in syndication or otherwise.

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F.           Likeness.

(1)        Touchstone will have the irrevocable and exclusive right in perpetuity throughout the universe to use and to grant others the right to use Artist’s likeness, without payment of additional compensation, in and in connection with the following uses:

  (a)        Advertising, promoting, publicizing or otherwise exploiting Artist’s services under this Agreement, the Series or any episode of the Series (including without limitation any title of the foregoing), any other series of which any such episode may be a part, and any rights granted to Touchstone under this Agreement; and any such use of Artist’s likeness may be used in or in connection with any episode of the Series for which Artist did not render services, including without limitation in any billing, credits or advertising of such episode.

  (b)        Advertising, promoting, publicizing or otherwise exploiting the name, product or services of Touchstone and any network or station over which the Series or any episode of the Series is telecast.

  (c)        Advertising, promoting, publicizing or otherwise exploiting the music or recordings written for and/or performed in the Series and/or any episode of the Series.

  (d)        Advertising, promoting, publicizing or otherwise exploiting any literary materials derived from or related to the Series or any episode thereof.

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(2)        Whenever Artist is rendering or is obligated to render services under this Agreement, and thereafter at such time or times as Touchstone may require, Artist will, if, as and to the extent required by Touchstone, cooperate with Touchstone in such manner as Touchstone deems necessary or desirable for the purpose of advertising, promoting, publicizing or otherwise exploiting the Series and any episode of the Series, any network, broadcaster, exhibitor or sponsor of the Series, the products or services of any such network, broadcaster, exhibitor or sponsor, or any rights granted to Touchstone under this Agreement, including without limitation posing for publicity pictures and appearing for such interviews with such persons as Touchstone may designate in connection with advertising, promoting, publicizing and exploiting the Series without additional compensation.

G.           No Obligation To Produce Or Release; Definition of “Pay-or-Play.”  Notwithstanding any other provision of this Agreement, Artist’s employment under this Agreement is on a pay-or-play basis and Touchstone will have no obligation actually to utilize Artist’s services or any of the results and proceeds of the foregoing or to produce, distribute or otherwise exploit the Series or any of the rights granted to Touchstone under this Agreement.  Touchstone’s obligations to Artist under this Agreement will be fully performed by the payment to Artist of the applicable noncontingent basic compensation provided for in this Agreement with respect to any episode of the Series or working weeks, as the case may be, for which Touchstone has guaranteed Artist compensation under this Agreement, subject to all of Touchstone’s rights under this Agreement, including without limitation Touchstone’s rights under Paragraph L below.

H.           Publishing.

(1)        If Artist intends to publish or have published a literary property (“Property”) during the Term, then Artist will promptly submit a written offer solely to Touchstone for publication of the Property.  Artist will then negotiate in good faith solely with Touchstone for a period of thirty (30) business days from the date of Touchstone’s receipt of such offer.  If the parties do not reach an agreement, then Artist may make an agreement with a third party for publication of the Property (a “Publishing Agreement”), subject to Touchstone’s rights set forth below under subparagraph H(2).

(2)        Artist will not enter into a Publishing Agreement without first offering to enter into the same agreement with Touchstone, except that Touchstone need not meet any non-monetary terms of such agreement that are not as readily capable of being performed by one person or entity as another.  Artist will notify Touchstone in writing of the terms of any Publishing Agreement that Artist desires to accept.  Touchstone will have fifteen (15) business days from the receipt of such notice to notify Artist that Touchstone will enter into an agreement with Artist upon such terms.  If Touchstone fails to notify Artist, then Artist may enter into a Publishing Agreement upon the terms set forth in the aforesaid notice to Touchstone; provided, however, that any change in such terms will require Artist first to offer the modified terms to Touchstone pursuant to this Paragraph H.  If Artist fails to enter into such Publishing Agreement within thirty (30) days after the expiration of the aforesaid fifteen (15) business-day period, Touchstone’s right of first refusal hereunder will be applicable each subsequent time Artist seeks to enter into a Publishing Agreement.  If Artist enters into a Publishing Agreement, then Artist will promptly notify Touchstone in writing of such agreement’s terms and conditions.

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I.            Mail.  Touchstone, any network or station which is or was licensed to broadcast the Series, and any sponsor, may open and answer mail addressed to Artist which is delivered to Touchstone or any such network, station or sponsor in connection with the Series, any episode of the Series and/or any services rendered by Artist under this Agreement; provided, however, that Touchstone agrees to use reasonable efforts to deliver to Artist any personal, as distinguished from fan, mail that is actually received by Touchstone, but Touchstone’s failure to do so will in no case be deemed a breach of this Agreement by Touchstone, and no liability whatsoever will attach to Touchstone for failure to deliver to Artist any such personal mail.

J.            Artist’s Representations and Warranties.  Artist represents, warrants and agrees that:

(1)        Artist is free to enter into this Agreement and no rights of any third parties are or will be violated by Artist entering into or performing this Agreement.  Artist is not subject to any conflicting obligation or any disability, and Artist has not made and will not hereafter make any agreement with any third party which could interfere with the rights granted to Touchstone under this Agreement or the full performance of Artist’s obligations and services under this Agreement.

(2)        All Material furnished by Artist in connection with Artist’s services under this Agreement is and will be wholly original with Artist and will not violate or infringe upon any right of any kind or nature whatsoever of any person or entity, including without limitation any right of privacy or publicity.  No rights in the Material have been granted to others or impaired by Artist, and there are and will be no encumbrances, liens, conditions or restrictions whatsoever upon or affecting the Material.  No part of the Material has been registered for copyright, published or otherwise exploited or agreed to be published or otherwise exploited, or is in the public domain.  There is no pending or threatened claim or litigation in connection with the Material or the rights granted to Touchstone under this Agreement.

(3)        This Agreement is not and will not be subject to any claim against Touchstone for fees or commissions by any agent or representative of Artist or any other person.

(4)        Artist will not directly or indirectly issue or permit the issuance of any publicity whatsoever regarding, or grant any interview or make any statements concerning, Artist’s services under this Agreement, the Series or any episode of the Series, Touchstone’s production methods, or any network, exhibitor or sponsor (or product or service of any sponsor) of the Series or any episode of the foregoing, without Touchstone’s prior written consent, and Artist will not divulge or make known to any person any matters of a confidential nature pertaining to Touchstone’s business without first obtaining Touchstone’s express written consent with respect thereto.

(5)        Artist has obtained and will maintain at all times during the Term any and all work permits, immigration clearances (including the completion of Immigration Reform Act Form I-9) and any other work clearances, whether foreign or domestic, necessary to enable Artist to perform Artist’s services hereunder.

(6)        Artist is familiar with the provisions of Section 508 (formerly 507)  of the Federal Communications Act, as amended (47 U.S.C. Section 508), which requires full on-air disclosure of any payment or consideration made to talent in exchange for an agreement or mention or other exposure of any material, including a brand name, product or service, and is aware that the violation of this statute constitutes a criminal offense.  Artist has not accepted or agreed to accept, and will not accept or agree to accept, any payment or consideration in exchange for promotional mention or exposure, and has not done and will not do any other act that would require disclosure pursuant to this statute.

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K.           Indemnities.  Artist agrees to indemnify, defend and save harmless Touchstone and any person claiming under Touchstone, and the officers, directors, shareholders, employees, representatives and agents of Touchstone, from and against any liabilities, losses, claims, demands, costs (including without limitation reasonable attorneys’ fees) and expenses arising in connection with (1) any breach or alleged breach, of any representation, warranty or agreement of Artist under this Agreement; (2) any third party’s claim to an amount payable under this Agreement; (3) any act or omission by Artist that results in or contributes to any damage to property or injuries to or the death of Artist or any other person; or (4) any act or omission by Artist that results in or contributes to damage to property owned (in whole or in part) by Artist.  Touchstone agrees to indemnify and save harmless Artist from and against any liabilities, losses, claims, demands, costs (including without limitation reasonable attorneys’ fees) and expenses arising in connection with Artist’s use pursuant to this Agreement of any material furnished to Artist by Touchstone.  Each party to this Agreement will, upon receipt of the presentation of any claim or notification of the institution of any action with respect to which indemnification might be required under this Agreement, promptly notify the other of the presentation of such claim or the institution of such action.  Touchstone will have the absolute right to control the litigation or other resolution of any claim, demand or action to which any indemnity under this Paragraph K applies.  Artist’s obligations pursuant to this Paragraph K will survive the expiration or earlier termination of this Agreement.

L.           Suspension, Termination and Reduction.

(1)        An event of “disability” will be deemed to exist if Artist becomes incapacitated or prevented from fully performing hereunder or from fully complying with Artist’s obligations under this Agreement by reason of Artist’s illness, Artist’s mental, physical or other disability, or any strike or other labor controversy involving any collective bargaining unit governing Artist’s services under this Agreement, or Artist’s failure to comply with any obligation under this Agreement by reason of any cause rendering such noncompliance excusable at law.  Any occurrence that otherwise would be deemed an event of disability will not be so deemed, and will instead be deemed an event of “default” pursuant to subparagraph L(2) below, if such occurrence is a result of Artist’s use of alcohol or of any drug or controlled substance.  If Touchstone or Artist at any time alleges that Artist is, or if Artist actually is, incapacitated by illness or other disability or by a default of the kind described in the preceding sentence, and is prevented from performing or otherwise fully complying with Artist’s obligations under this Agreement, then Touchstone may, at Touchstone’s expense, require Artist to submit to medical examination(s) to be conducted by such physician(s) as may be designated by Touchstone.  Artist may, at Artist’s expense, cause Artist’s own physician to be present at any such examination, provided that there is no delay or interference with such examination and/or results from the examination.

(2)        An event of “default” will be deemed to exist if (a) Artist at any time breaches any provision of this Agreement, (b) Artist at any time fails, refuses or neglects (except solely by reason of Artist’s disability as specified in the first sentence of subparagraph L(1) above or an event of force majeure as specified in subparagraph L(3) below) or Artist at any time causes Touchstone to be notified that Artist intends to fail, refuse or neglect, to report or render and fully complete Artist’s services to the full extent of Artist’s ability as, when and where required by Touchstone under this Agreement, or to comply fully with Artist’s obligations under this Agreement as required by Touchstone, (c) Artist at any time fails to confirm by written notice within twenty-four (24) hours after Touchstone requests that Artist give such confirmation, that Artist will perform fully Artist’s obligations under this Agreement, (d) Artist at any time violates any Touchstone company policy, or (e) Artist at any time commits any act or omission constituting a felony, a misdemeanor or other violation of criminal law, an intentional tort, reckless conduct, gross negligence or other malfeasance, or which otherwise constitutes good cause.

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(3)        An event of “force majeure” will be deemed to exist hereunder if Touchstone’s production or distribution operations and/or any normal broadcasting operations are impaired, hampered, interrupted, prevented, suspended, postponed or discontinued by reason of any war (declared or undeclared), act of public enemy, riot, epidemic, fire, casualty, accident, labor controversy (including without limitation any lockout, walkout, strike or threat of labor controversy) other than any such labor controversy referred to in subparagraph L(1) above, governmental order or regulation, judicial order or decree (including without limitation any grant of injunctive relief, whether imposed on an industry-wide basis or affecting only the Series), act of God, failure of the executive producer, the producer, director, any other production personnel or any member of the cast to perform for any reason (including without limitation death, illness, incapacity, disfigurement, failure, refusal or neglect), cancellation of the Series, failure of technical facilities or substantial impairment (including without limitation substantial increase in the cost of the Series or any element of the Series) in obtaining adequate (in Touchstone’s sole discretion) facilities, materials, fuel, power, transportation and/or personnel that makes production or distribution of the Series in accordance with Touchstone’s customary or established schedules and practices impracticable, or any other occurrence beyond Touchstone’s control that restricts, prevents or interferes with the orderly or economically efficient production or distribution of the Series or any episode of the Series.

(4)        If any event of disability, default or force majeure occurs at any time during the Term, then notwithstanding anything to the contrary contained in this Agreement, Artist’s employment pursuant to this Agreement will, at Touchstone’s election, be automatically suspended.  No compensation will accrue or be payable under this Agreement during any such period of suspension, except that a suspension for disability or force majeure will not interfere with Artist’s right to receive accrued compensation with respect to episodes of the Series with respect to which Artist has rendered and fully completed all required services prior to the commencement of such suspension, or to receive any compensation accruing during such suspension by reason of reruns, foreign broadcasts or other uses of completed episodes of the Series with respect to which Artist has rendered all required services prior to the commencement of such suspension.  Touchstone’s payment of any compensation under this Agreement during any period of suspension will not be deemed a waiver by Touchstone of any of its rights under this Agreement, and Touchstone may apply such payment against any compensation accruing or coming due to Artist pursuant to this Agreement.  Any suspension will continue until the cause of such suspension has ceased to exist and, with respect to a suspension for disability or default, until Artist has reported to Touchstone ready, willing and able to perform fully Artist’s obligations under this Agreement.  Notwithstanding the foregoing, any period of suspension may, at Touchstone’s election, be extended to include such period of time as may be required by Touchstone to make preparation for the utilization or resumption of Artist’s services.  Artist will resume rendering services upon such date following the lifting of any suspension as Touchstone designates in its sole discretion.  If the period of any suspension includes a starting date previously designated by Touchstone, then Touchstone may at Touchstone’s election postpone and/or cancel such starting date.  During any period of suspension for disability or default, Artist will not render services for any other person or on Artist’s own behalf.  During any period of suspension for force majeure, Artist may (if Artist is not in default under the terms of this Agreement) render services for any other person or on Artist’s own behalf, subject to the provisions of Paragraph B of this Agreement and subject to Touchstone’s right to require Artist to resume rendering Artist’s services under this Agreement at any time.  Touchstone may at its election lift any suspension at any time prior to the cessation of the cause of such suspension, except for any suspension caused by Artist’s disability, and with respect to any suspension caused by any event of force majeure, Touchstone may at its election thereafter reinstate such suspension at any time during the continuance of such event of force majeure.  No suspension will relieve Artist of Artist’s obligations to render services under this Agreement as and when required by Touchstone, except during a suspension caused by Artist’s disability.  If, in addition to Artist’s services under this Agreement, Artist also is obligated to render services in another capacity to Touchstone, and Artist is prevented from performing Artist’s services under this Agreement by reason of a strike or other labor controversy, then Touchstone may require the continuance of Artist’s services to Touchstone in said other capacity.

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(5)        If Artist is compensated under this Agreement on a per episode basis, Touchstone will have the right, at its election, by notice given to Artist at any time, to reduce the number of episodes (and, if applicable, replays) of the Series for which Touchstone is required to compensate Artist hereunder during the applicable Contract Year by one (1) episode (and, if applicable, one (1) replay) for each episode scheduled for production during the period of any event of default, disability or force majeure under this Agreement.  Touchstone will also have the right, at its election, by notice given to Artist at any time during the then-current Contract Year, to reduce the number of episodes of the Series and/or replays of the Series for which Touchstone is required to compensate Artist during such Contract Year by one (1) episode and/or replay for each episode of the Series that is canceled, preempted or recaptured by or that is unable to be produced or delivered to any network, sponsor or other buyer of the Series.  In the event Artist is compensated under this Agreement on a weekly basis, Touchstone will have the right, at its election, by notice to Artist at any time, to reduce the number of weeks for which Touchstone is required to compensate Artist during the applicable Contract Year by one (1) week for each week or portion of a week during which any event of default, disability or force majeure, exists under this Agreement and by one (1) week for each week or portion of a week that would have been required for production of each episode of the Series that is canceled, preempted or recaptured by or that is unable to be produced or delivered to any network, sponsor or other buyer of the Series.

(6)        Touchstone will have the right, at its election, by notice to Artist at any time, to extend the Term, any Contract Year and/or other time period under this Agreement (including without limitation the latest date for the exercise of any option or any other right under this Agreement) by a period of time equal to or less than, in Touchstone’s sole discretion, the aggregate period(s) of any event of default, disability or force majeure under this Agreement, or Touchstone may reduce any or all of such periods by a period of time equal to or less than, in Touchstone’s sole discretion, the aggregate length of any period of suspension under this Agreement.  In the event Artist does not fulfill Artist’s obligations, Touchstone shall have the right (but not the obligation and without limitation of any of Touchstone’s other rights or remedies under this Agreement or at law or in equity) to extend the Term, any Contract Year and/or other time period for a period of time equal to, or, at Touchstone’s sole discretion, less than, the initial time period.  Artist’s compensation shall be reduced in proportion to any such reduction in the Term or any Contract Year and/or other time period and no such extension shall entitle Artist to additional compensation.

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(7)        If any event of default or force majeure occurs under this Agreement, Touchstone will have the right, at Touchstone’s election, to terminate this Agreement immediately or at any time, including during any period of suspension for such event of default or force majeure by written notice to Artist.  In the event of Artist’s disability, Touchstone will have the right, at Touchstone’s election, to terminate this Agreement at any time before the commencement of Artist’s services during the First Contract Year or at any time after the continuance of such disability for more than seven (7) consecutive days or for an aggregate of fourteen (14) days or more during any Contract Year by written notice to Artist.  If the network, sponsor or other buyer of the Series cancels production of, or ceases to accept delivery of, the Series or any episode of the Series, Touchstone will have the right, at its election, to terminate this Agreement by written notice to Artist.  If this Agreement is terminated, Artist will immediately reimburse Touchstone for all paid but unearned sums and Touchstone will be relieved of any and all further obligations to Artist under this Agreement, except that termination for any reason other than for Artist’s default will not relieve Touchstone of its obligations hereunder to pay Artist all noncontingent compensation with respect to completed episodes of the Series for which Artist has rendered and fully completed all of Artist’s services prior to such termination.

(8)        Neither the suspension nor termination of this Agreement will affect any right that Touchstone may have to recover damages from Artist or to pursue any other rights or remedies at law, in equity or otherwise, nor will any suspension or termination of this Agreement relieve Artist of any obligations pursuant to any representation, warranty or agreement of Artist under this Agreement.  Further, Touchstone may, in addition to filing appropriate actions against Artist, withhold and deduct from compensation or other payments due to Artist under this Agreement or any other agreement between Touchstone and Artist any damage, loss or expense caused Touchstone by Artist’s default and Artist will remain liable to Touchstone for the full amount of said damage, loss or expense to the extent such withheld or deducted compensation or other payment is insufficient to satisfy said amount.

M.          Insurance.  Touchstone will have the right to apply for and take out, in Touchstone’s own name or otherwise, at Touchstone’s expense, any form of insurance covering Artist, in any amount Touchstone deems necessary to protect Touchstone’s interest, and Artist will have no right, title or interest in or to any such insurance.  Artist will assist Touchstone in obtaining such insurance by submitting to usual and customary medical and other examinations and by signing such applications, statements and other instruments as may be required by any insurance company (which applications, statements and other instruments Artist agrees to complete fully and truthfully).  If Artist fails or is unable to qualify for such insurance at Touchstone’s customary rates for the then-current Contract Year, Touchstone will have the right to terminate this Agreement; provided, however, that Touchstone’s right to terminate this Agreement by reason of such failure or inability will be exercised, if at all, no later than ten (10) business days following Touchstone’s receipt of notification from the insurance company or insurance agent of such failure or inability; and provided further that Touchstone will not have the right to terminate this Agreement by reason of such failure or inability if such insurance can be obtained for a premium in excess of Touchstone’s customary rates and if Artist agrees to pay the portion of said premium in excess of the customary rates or deductibles and agrees to be financially liable, in a manner that meets Touchstone’s satisfaction for increased deductibles and/or any other incurred expenses in connection with such insurance.  During the Term, Artist will not travel on any chartered or other unscheduled airline or plane, unless requested to do so by Touchstone, or engage in any conduct prohibited by any policy of insurance obtained by Touchstone in accordance with this Paragraph M (to the extent that Artist knows or should know of such prohibition), unless requested to do so by Touchstone, or engage in any hazardous activity without the prior written consent of Touchstone.

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N.           Right to Equitable Relief.

(1)        Artist acknowledges that the services to be rendered by Artist hereunder are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which Touchstone cannot be reasonably or adequately compensated in damages, and that a breach by Artist of any provision of this Agreement will cause Touchstone irreparable injury and damage.  Accordingly, Artist expressly agrees that Touchstone will be entitled to injunctive and other equitable relief to prevent a breach of this Agreement or any part of this Agreement by Artist and to secure its enforcement.  Artist acknowledges that Touchstone has complied with the minimum compensation requirements of Civil Code Section 3423 and Code of Civil Procedure Section 526 with respect to such injunctive relief.

(2)        Artist acknowledges that, in the event of any breach of this Agreement by Touchstone or any third party, the damage, if any, caused Artist will not be irreparable or otherwise sufficient to entitle Artist to seek injunctive or other equitable relief.  Artist acknowledges that Artist’s rights and remedies in any such event will be strictly limited to the right, if any, to recover damages in an action at law, and Artist will have neither the right to rescind this Agreement or any of Touchstone’s rights under this Agreement, nor the right to enjoin the production, exhibition or other exploitation of the Series, any episode of the Series, any subsidiary or allied rights with respect to the foregoing, or any other results and proceeds of Artist’s services under this Agreement, nor will Artist have the right to terminate Artist’s services or obligations under this Agreement by reason of such breach.  Without limiting the foregoing or Touchstone’s other rights under this Agreement or at law or in equity, under no circumstances will any act or omission of Touchstone which would otherwise constitute a breach or alleged breach of this Agreement be deemed such unless Artist notifies Touchstone in writing setting forth in detail the basis for such breach or alleged breach and Touchstone fails to commence reasonable efforts to cure such breach or alleged breach within thirty (30) days of Touchstone’s receipt of such notice.

O.           Assignment.  Touchstone will have the right to assign, license, delegate, lend or otherwise transfer this Agreement in whole or in part or the results and proceeds of Artist’s services, or any or all of Touchstone’s rights, obligations, options or privileges under this Agreement, to any person, and this Agreement and any or all of said rights, obligations, options or privileges may in turn be assigned, licensed, delegated, lent or otherwise transferred by any such assignee, licensee, delegator, lender or transferee, it being understood and agreed that Touchstone will be released from any obligations so assigned, licensed, delegated, lent or otherwise transferred.  If Touchstone assigns this Agreement or the results and proceeds of Artist’s services, or any of Touchstone’s rights, obligations, options or privileges under this Agreement, in whole or in part, then references in the applicable provisions so assigned throughout the Agreement to “Touchstone” will be deemed to be references to Touchstone’s assignee. The services to be rendered by Artist under this Agreement are of the essence of this Agreement, and neither this Agreement nor any of Artist’s rights or obligations hereunder may be assigned, licensed, delegated, lent or otherwise transferred by Artist to any third party.

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P.           Collective Bargaining Agreement.

(1)        During the Term, to the extent and during such periods as it may be lawful for Touchstone to require Artist to do so, Artist agrees to remain, or to become and remain, a member in good standing of any properly designated labor organization having jurisdiction over persons rendering services of the type and character required of Artist under this Agreement.  If Artist fails, neglects or refuses to become and remain a member in good standing of any such labor organization, Touchstone may at its election (in addition to the exercise of Touchstone’s other rights and remedies under this Agreement or at law or in equity) terminate this Agreement, or pay, on Artist’s behalf, any required dues, fees or other payments to such labor organization, and in the event of any such payment, Touchstone may deduct the amounts paid by Touchstone including at Touchstone’s discretion, any administrative costs incurred by Touchstone in connection with the foregoing in an amount not greater than Five Hundred Dollars ($500) per each such payment from any sums payable to Artist pursuant to this Agreement.

(2)        In the event any union collective bargaining agreement is applicable to and binding upon Touchstone and applies to Artist’s services rendered pursuant to this Agreement, then said services will be rendered pursuant to the terms and conditions of such collective bargaining agreement, and except as expressly provided to the contrary in this Agreement, Touchstone will be entitled to the maximum benefits and acquire the maximum rights provided for in such collective bargaining agreement.  If any provision of this Agreement conflicts with the mandatory provisions of any such collective bargaining agreement, the collective bargaining agreement will prevail, and the provision(s) of this Agreement so affected will be curtailed and limited only to the extent necessary to permit compliance with the minimum mandatory terms and conditions of such collective bargaining agreement.  If such collective bargaining agreement requires the payment of compensation to Artist in addition to that provided for in this Agreement, such additional compensation will be paid at the minimum applicable rates specified in such collective bargaining agreement and will be based, where permitted by such collective bargaining agreement, upon the minimum applicable compensation payable to Artist under such collective bargaining agreement.  Touchstone will be entitled to credit and apply, or treat as an advance, any and all sums paid or payable pursuant to this Agreement against such additional compensation or any other compensation payable pursuant to this Agreement to the full extent permitted under such collective bargaining agreement.  In addition, to the extent that any payment under this Agreement exceeds the applicable collective bargaining agreement minimum payment, then such excess, to the fullest extent not prohibited by the applicable collective bargaining agreement, shall be credited against any additional payment required by the applicable collective bargaining agreement and shall be deemed payment for any additional services or rights obtainable by such payment under such applicable collective bargaining agreement and Touchstone will be entitled to the maximum benefits and rights provided for in such applicable collective bargaining agreement.  All sums payable under this Agreement are inclusive of any required sums payable under such applicable collective bargaining agreement for Artist’s services or any use of the Material.

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Q.           Notices.  All notices that Touchstone is required or may desire to give to Artist will be given orally to Artist or in writing by addressing the same to Artist at Artist’s address or telecopy number as indicated in the Agreement, or at such other address or telecopy number as may be designated in writing by Artist to Touchstone.  All notices that Artist is required or may desire to give to Touchstone will be given in writing by addressing the same to Touchstone at 500 South Buena Vista Street, Burbank, California 91521, Attention:  Executive Vice President, Business Affairs, Network Television, or to such other address as may be designated in writing by Touchstone to Artist. All such notices will be sufficiently given when the same are delivered in person, or deposited so addressed, postage prepaid in the mail or delivered, or when such notice has been telecopied, and the date of said personal delivery, mailing or telecopying will be deemed to be the effective date of the giving of such notice; provided, however, that any notice from Artist that commences the running of any period of time for Touchstone’s exercise of any option or Touchstone’s performance of any other act will be deemed to be served only when actually received by Touchstone.  Notwithstanding any other provision of this Agreement to the contrary, any notice from Touchstone to Artist or to any agent or other representative of Artist which is actually received will be deemed, at Touchstone’s election, sufficiently given under this Agreement.  No failure by Touchstone to provide a courtesy copy of a notice shall be deemed a breach of this Agreement.

R.           Relocation Expenses.  Unless otherwise specifically provided in this Agreement, if Touchstone requires Artist’s services in connection with the Series at a production location which is more than 100 miles outside of Artist’s principal place of residence, Touchstone and Artist  will negotiate in good faith a travel relocation package for Artist within Touchstone’s customary parameters.

S.           General Provisions.

(1)        Nothing contained in this Agreement will constitute a partnership between or joint venture of Touchstone and Artist or establish either party as the agent of the other.  Neither party will hold itself out contrary to the terms of this Agreement nor will either party become liable for the representation, act or omission of the other contrary to the provisions of this Agreement.  This Agreement is not for the benefit of any third party and will not be deemed to grant any right or remedy to any third party.  Nothing contained in this Agreement will be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation contrary to which the parties to this Agreement have no legal right to contract, the latter will prevail; provided, however, that in such event the provision(s) of this Agreement so affected will be curtailed and limited only to the extent necessary to permit compliance with the applicable minimum legal requirement, and no other provision of this Agreement will be affected by such conflict.  Without limiting the foregoing, any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(2)        Artist authorizes Touchstone to deduct and withhold from Artist’s compensation under this Agreement the following:  (a) telephone and restaurant charges and other expenses chargeable to Artist that are not incurred in connection with Artist’s services under this Agreement and are owed by Artist to Touchstone; (b) monies Touchstone pays Artist over and above monies that Touchstone is obligated to pay under the provisions of this Agreement (which Touchstone may deduct from compensation that Artist accrues thereafter under this Agreement or otherwise); (c) union dues, deductions and assessments required by any applicable collective bargaining agreement; and (d) any and all taxes and other sums that Touchstone is permitted or required to deduct pursuant to applicable law.

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(3)        This Agreement expresses the entire understanding of the parties to this Agreement and replaces any and all former and contemporaneous agreements, understandings, representations or warranties relating to Artist’s employment under this Agreement.  No modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by the party to be charged with such modification, alteration or amendment.  No officer, employee or representative of Touchstone has any authority to make any representation, warranty or agreement not contained in this Agreement, and Artist acknowledges that Artist has not executed this Agreement in reliance upon any representation, warranty or agreement not expressly set forth in this Agreement.  No waiver by Touchstone of any term or condition of this Agreement will be construed as a waiver by Touchstone of any other term or condition; nor will any waiver by Touchstone of any default under this Agreement be construed as a waiver by Touchstone of any other default; nor will Touchstone’s exercise of any option under this Agreement be deemed a waiver by Touchstone of any default preceding such exercise.

(4)        Artist will not make any commitment or agreement whereby Touchstone is required to pay any consideration or obligate Touchstone in any way to any third party without first obtaining Touchstone’s express written consent.

(5)        In the event more than one person executes this Agreement as “Artist,” the word “Artist” whenever and wherever used in this Agreement shall be deemed to mean “Artists” and all references through this Agreement to “Artist” shall be deemed to be references to each such person individually and all such persons jointly, it being understood and agreed that all such persons assume and will be jointly and severally liable for all representations, warranties, agreements, duties and obligations of Artist under this Agreement and that the breach of any representation, warranty, agreement, duty or obligation contained in this Agreement shall be deemed a breach by each and all such persons.  Such persons hereby represent and warrant that they are a bona fide team (as “team” may be defined by any applicable collective bargaining agreement), have agreed with each other in good faith (and without suggestion or direction by Touchstone), prior to offering themselves for employment to Touchstone, to collaborate as a team and have obtained any and all necessary guild or union waivers required in order to permit such persons to render services under this Agreement as a team.  All such persons will be treated as a single unit for purposes of compensation under this Agreement and the aggregate compensation payable shall be payable to each such person by dividing such compensation in equal shares, unless Touchstone is otherwise directed in a writing signed by all such persons or unless otherwise required by any applicable collective bargaining agreement, it being understood and agreed that any such division of such compensation in unequal shares pursuant to the foregoing will be subject each Contract Year to Touchstone’s prior written consent.  No casual or inadvertent failure by Touchstone to divide such compensation correctly will be considered a breach of this Agreement by Touchstone.  Touchstone may, at its election, treat any contingency set forth in this Agreement that occurs with respect to any member of such team as though such contingency had occurred with respect to any other or all members of such team.  Without limiting the generality of the immediately preceding sentence, where Touchstone is entitled under this Agreement to suspend or terminate this Agreement because of the occurrence of any such contingency, Touchstone may suspend or terminate this Agreement with respect to all such team members, or Touchstone may, at its election, suspend or terminate this Agreement only as to less than all of such team members, in which later event Touchstone may continue to use the services of such team members not so suspended or terminated.  In the event Touchstone uses the services of less than all of such team members, the applicable pro rata share of Artist’s compensation payable under this Agreement will be payable to each team member rendering services and such compensation will constitute full and complete compensation under this Agreement.

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(6)        Artist will execute, acknowledge, verify and deliver to Touchstone any further instruments and documents (including without limitation a Writer’s Certificate) pertaining to the Material or the Series which Touchstone may request and in the form Touchstone may prescribe; provided, however, that Artist’s failure or refusal to do so shall not affect any of Touchstone’s rights in the Material, the Series or any episode of the Series, or any of Artist’s representations or warranties with respect to the foregoing.  Artist hereby appoints Touchstone (which such appointment is coupled with an interest and hence irrevocable) as Artist’s attorney-in-fact to execute any such instruments and documents in Artist’s name and on Artist’s behalf and to institute and prosecute such proceedings as Touchstone may deem expedient to secure, protect or enforce the rights Touchstone is acquiring under this Agreement.  Touchstone may sue in its own name or may use the name of Artist, or may join Artist as party plaintiff or defendant in any such suit or proceeding.

(7)        All payments to be made to Artist under this Agreement are subject to the full and faithful performance and observance by Artist of Artist’s services and the representations, warranties, agreements, obligations and duties of Artist under this Agreement.

(8)        Paragraph and subparagraph headings as used in this Agreement are for convenience only and are not a part of this Agreement and will not be used to interpret any provision of this Agreement.

(9)        This Agreement will be governed by and construed under and in accordance with the internal laws of the State of California applicable to contracts wholly negotiated, executed and performed in the State of California, and Artist hereby consents to the jurisdiction of the courts of the State of California and the United States courts located in the State of California in connection with any lawsuit, action or proceeding arising out of or related to this Agreement.  Each and all of the several rights and remedies provided in this Agreement or by law or in equity will be cumulative, and no one of them will be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies will not be deemed a waiver of or an election not to exercise any other such right or remedy.

(10)      If any legal action, arbitration or other proceeding is brought for the enforcement of or to declare rights or obligations under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys’ fees and any other costs incurred in any such action, arbitration or proceeding, in addition to any other relief to which that party may be entitled.

(11)      Artist agrees to keep confidential the terms of this Agreement (including without limitation compensation and episodic guarantees) and to refrain from revealing such terms to any third party (other than the authorized agents and other authorized representatives of Artist, and in this regard Artist agrees to bind such third parties to this confidentiality provision) unless compelled by government laws or regulations or court order or required for so-called customary “quote” purposes in connection with bona fide outside employment opportunities of Artist, and from issuing or authorizing or permitting the issuance of any press release or other information, in any media, revealing such terms.

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T.           Loanout Company.  If a company (“Lender”) loans Artist’s services to Touchstone in connection with services to be rendered under this Agreement and/or the Series, Touchstone, Lender and Artist hereby agree as follows:  (i) Lender will cause Artist to render the services described herein and to comply with the terms and conditions of this Agreement; (ii)  Lender and Artist will be jointly liable for any default by Artist or failure by Artist to comply with all of Artist’s obligations hereunder; (iii) all sums payable to Artist for Artist’s services hereunder will be paid by Touchstone to Lender, and in this regard Artist agrees to look solely to Lender for any and all compensation to which Artist may be entitled by reason of the Agreement or any services rendered by Artist pursuant hereto;  (iv) Lender will make and assume full responsibility for, and fully indemnify and hold Touchstone harmless from and against, the payment of all taxes, penalties and other similar sums (including, without limitation, reasonable attorneys’ fees incurred in connection therewith as well as the payment of the employer’s and employee’s shares of all state and federal payroll taxes and the payment of state and federal income taxes) arising out of the compensation provided for under this Agreement; (v) Touchstone will pay all sums required to be paid to any Writers Guild of America pension and/or health and welfare fund (if and only to the extent applicable) arising out of Touchstone’s use of Artist’s writing services hereto; provided, however, that Touchstone’s obligation to make such payments will not exceed the extent to which Touchstone would have been required to make them had Touchstone employed Artist directly; and (vi) references in this Agreement to “Artist,” and “Participant” in Exhibit CB-T (if any), will be deemed also to include, refer to and apply to “Lender.”  If Lender so loans Artist’s services, for purposes only of all workers’ compensation statutes, laws, or regulations (“Workers’ Compensation”), Lender and Artist acknowledge that an employment relationship exists between Touchstone and Artist, Touchstone being Artist’s special employer under this Agreement.  Accordingly, Lender and Artist acknowledge that in the event of Artist’s injury, illness, disability or death falling within the purview of Workers’ Compensation, Artist’s rights and remedies (and those of Artist’s heirs, executors, administrators, successors and assigns) against Touchstone or Touchstone’s affiliated companies and their respective officers, agents and employees (including, without limitation, any other special employee and any corporation or other entity furnishing to Touchstone or an affiliate company the services of any such other special employee) (the “Touchstone Related Entities”) will be governed by and limited to those provided by such Workers’ Compensation, and Lender agrees not to assert any claim against Touchstone or the Touchstone-Related Entities by reason of any such injury, illness, disability or death.

TOUCHSTONE – STC/NPA (6/1/05)

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EXHIBIT T
(TURNAROUND)

This Exhibit T is incorporated into that Agreement dated as of March 20, 2006, between Silver Creek Pictures, Inc. (‘Silver Creek”) and POW! Entertainment, Inc. ("Lender") pertaining to a possible theatrical motion picture tentatively entitled ___________________ (the "Picture").

1.     If WDP elects to abandon the Picture, then Lender  shall have one (1) year from the date of abandonment (the "Turnaround Period") to place the Picture elsewhere and acquire all of WDP's right, title, and interest in and to the Picture, subject to all existing agreements, obligations, liabilities, and commitments pertaining thereto, by reimbursing WDP as provided below and complying with all other terms and conditions herein.

2.     If, during the Turnaround Period, the Picture is placed elsewhere for development, production, or otherwise, WDP contemporaneously therewith shall be reimbursed for all development costs, advances, and payments (collectively referenced herein as "Costs") in connection with the Picture, plus accrued Interest thereon from the time an item of Cost was paid, incurred, or charged, at an annual rate equal to one hundred twenty-five percent (125%) of the U.S. prime rate of the Bank of America, as such rate may vary from time to time. In addition, WDP shall be granted contingent consideration (under a written agreement in a form and substance satisfactory to WDP) in an amount equal to 5% of 100% of the net profits of the Picture.  "Net profits" shall be defined, calculated, and paid in accordance with the net profit definition granted to Lender, except that no "overbudget add-back" or cross-collateralization provision applicable to the Picture or allocation to or recoupment of Lender's overhead shall apply as to WDP.   In the absence of any such definition of "net profits," then such definition shall be subject to good faith negotiation between WDP and the third party financier and/or distributor of the Picture.  Lender shall also furnish to WDP an indemnity and assumption agreement (in a form and substance satisfactory to WDP) signed by a financially responsible party (as WDP so determines), covering all agreements, obligations, liabilities, and commitments in connection with the Picture. Upon satisfaction of all the foregoing terms and conditions, WDP will quitclaim its right, title, and interest in the Picture to Lender.

3.     During the Turnaround Period (and for a period of sixty (60) days following WDP's receipt of full reimbursement under paragraph 2 above), Lender shall serve notice on WDP of any changed, additional, or new elements pertaining to the Picture (e.g., a change of lead actor, director, a material change In the screenplay or a story line not previously discussed with WDP, a change in the budget, or a change in the financial terms of the deal less favorable to Lender than those contained in the Agreement or than those last presented to WDP (collectively referenced as "Changed Elements"). WDP shall have ten (10) business days within which to accept such Changed Elements and thereby terminate the Turnaround Period.  WDP shall not be required to accept any such Changed Elements which can not be as easily met by one person as another. If WDP accepts such Changed Elements and resumes active development of the Picture, then Lender shall resume rendering services under the terms and conditions contained in the Agreement.  Lender shall not be required to serve notice on WDP of any Changed Element after the expiration of sixty (60) days following WDP's receipt of full reimbursement as set forth above.

4.     If, after WDP has received full reimbursement under paragraph 2, the Picture actually is financed by an entity which is neither a major theatrical distributor of motion pictures nor a major independent company which is a party to an exclusive distribution deal with a major distributor (e.g., The Geffen Company), then WDP shall have the right of first-look/last-refusal for any and all rights of distribution in the Picture in accordance with the following procedures:

a.     WDP shall have "first look" at the Picture, i.e., the Picture shall not be exhibited to any third party for the purpose of negotiating for the disposition of any distribution rights therein before the Picture is exhibited to WDP. The Picture shall be exhibited to WDP as soon as possible after completion (prior to the answer print, if practicable).

b.     WDP shall have a period of ten (10) business days after viewing the Picture to notify Lender whether or not WDP elects to negotiate to acquire said rights. If WDP serves notice on Lender that WDP does not elect to so negotiate, then Lender may dispose of said rights in the Picture.

c.     If WDP serves notice on Lender that WDP elects to so negotiate, then Lender (or the financier, if applicable) shall negotiate exclusively with WDP in good faith with respect to WDP's acquisition of said rights in the Picture.

d.     If such negotiations do not result in an agreement between Lender and WDP within a period of thirty (30) days from the commencement thereof, then Lender shall serve WDP with a final written offer stating the terms and conditions upon which Lender will transfer such rights to WDP (the "Offer"). If WDP does not accept such Offer within five (5) business days, then Lender may negotiate elsewhere for the disposition of such rights, but WDP may meet any third party's bona fide offer which Lender is willing to accept which is less favorable to Lender than the Offer (the "Outside Offer"). Lender shall serve WDP with written notice of any such Outside Offer, specifying all the terms and conditions thereof and the name of the third party offering the same.  WDP shall have a period of fifteen (15) business days from receipt of such notice of the Outside Offer to serve Lender with WDP's election to meet the Outside Offer; provided, however, that WDP shall not be required to meet any terms which cannot be met as easily by one person as another. If WDP elects to meet the Outside Offer, then Lender will promptly execute written agreements conveying to WDP such rights upon the terms and conditions specified in the Outside Offer.

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e.     If WDP does not acquire such rights under the foregoing provisions, then Lender (or the financier) may sell or otherwise dispose of such rights, but only upon the terms and conditions specified in the Offer (or Outside Offer, as the case may be). If Lender (or the financier) is willing to accept any terms and conditions which are less favorable to Lender than those set forth in the Offer (or Outside Offer, as the case may be), or Lender proposes to deal with a different third party, then Lender shall again serve WDP with notice of same in accordance with the procedures set forth in subparagraph d. above.

5.     If at any time (whether before, during, or after the Turnaround Period), WDP or Lender fails to extend or exercise an option, if any, to any underlying property upon which the Picture is to be based, then: (i) Lender's rights hereunder shall terminate upon the earlier of the expiration of such option or the Turnaround Period; and (ii) any rights which Lender may thereafter acquire in such underlying property, whether directly or indirectly, shall be deemed held in trust by Lender for WDP's benefit until WDP is fully reimbursed, as herein provided.

6.     If the Picture is not placed elsewhere and/or if Lender has not complied with the terms and conditions above (including, without limitation, complete reimbursement to WDP) by the expiration of the Turnaround Period, then Lender's rights hereunder respecting the Picture shall terminate and WDP's ownership of the Picture and all underlying properties and rights encompassed therein shall be absolute as between WDP and Lender. WDP, upon expiration of the Turnaround Period, may use, dispose, and otherwise exploit such underlying properties, rights, and the Picture as WDP determines in its sole discretion, without any further obligation to Lender respecting the Picture.

7.     During the Turnaround Period, there shall be a first and prior lien on the Picture in favor of WDP until WDP is fully reimbursed as specified herein.

END OF EXHIBIT T

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